As filed with the Securities and Exchange Commission on December 23, 2015
File No. 333-208228

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Amendment No. 1
to
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

FIDELITY SOUTHERN CORPORATION
(Exact name of issuer as specified in its charter)
Georgia (State or other jurisdiction of incorporation or organization)	58-1416811 (I.R.S. Employer Identification Number)

Fidelity Southern Corporation
3490 Piedmont Road, Suite 1550
Atlanta, Georgia 30305
(404) 639-6500
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)
Stephen H. Brolly 3490 Piedmont Road, Suite 1550 Atlanta, Georgia 30305 (404) 639-6500 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
James W. Stevens Troutman Sanders LLP 600 Peachtree Street, Suite 5200 Atlanta, Georgia 30308 (404) 885-3721	Robert C. Schwartz Smith, Gambrell & Russell, LLP Promenade, Suite 3100 1230 Peachtree Street, N.E. Atlanta, Georgia 30309 (404) 815-3758

Approximate date of commencement of proposed sale to the public: The exchange of the Registrant’s shares for shares of common stock of American Enterprise Bankshares, Inc. will take place upon consummation of the merger of American Enterprise Bankshares, Inc. into the Registrant.
If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
If this form is filed to register additional securities of an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, no par value per share	1,295,671(1)	Not Applicable	$21,948,285.70(2)	$2,210.19(2)(3)

(1)
The number of shares of the Registrant’s common stock being registered hereunder is based upon the anticipated maximum number of such shares required to consummate the proposed merger of American Enterprise Bankshares, Inc. into the Registrant. The Registrant will remove from registration by means of a post-effective amendment any shares being registered that are not issued in connection with such merger.

(2)
In accordance with Rule 457(f)(2) and (3), the registration fee is based on $21,948,285.70, which is the result of the maximum number of shares of common stock of American Enterprise Bankshares, Inc. that may be received by the Registrant pursuant to the merger (5,022,491) multiplied by the book value per share of American Enterprise Bankshares, Inc. as of October 31, 2015 ($4.37).

(3)
Previously paid.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

The information in this document is not complete and may be changed. We may not sell the securities offered by this document until the registration statement filed with the Securities and Exchange Commission is effective. This document is not an offer to sell these securities, and we are not soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED DECEMBER 23, 2015
PROXY STATEMENT/PROSPECTUS

MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT
These materials are a proxy statement of American Enterprise Bankshares, Inc. (“AEB”) and a prospectus of Fidelity Southern Corporation (“Fidelity”). They are furnished to you in connection with the notice of special meeting of AEB shareholders to be held on January 29, 2016. At the special meeting of AEB shareholders, you will be asked to vote on the merger of AEB with and into Fidelity described in more detail herein. As of December 23, 2015, the record date for the AEB shareholders meeting, there were 3,055,223 shares of common stock outstanding and entitled to vote at that meeting. Approval of the merger requires the affirmative vote of holders of a majority of the shares of AEB common stock.
On October 26, 2015, AEB entered into an Agreement and Plan of Merger with Fidelity that provides for the merger of the two holding companies. If approved by AEB shareholders, AEB will merge with and into Fidelity (the “merger”), and American Enterprise Bank of Florida will merge with and into Fidelity Bank (the “bank merger”).
If the merger is approved and consummated, unless adjusted pursuant to the terms of the Agreement and Plan of Merger, holders of AEB common stock will be entitled to receive shares of Fidelity common stock based upon the volume weighted average price of Fidelity common stock for a twenty-day trading period prior to the closing of the merger (the “VWAP”), subject to minimum and maximum exchange ratios as follows:
•
If the VWAP immediately prior to the merger is equal to or greater than $23.20, then each share of AEB common stock will be converted into 0.237 shares of Fidelity common stock;

•
If the VWAP immediately prior to the merger is less than $23.20, but greater than $18.98, then each share of AEB common stock will be converted into $5.50 payable in shares of Fidelity common stock (with the exchange ratio equal to $5.50 divided by the VWAP; and

•
If the VWAP immediately prior to the merger is equal to or less than $18.98, then each share of AEB common stock will be converted into 0.290 shares of Fidelity common stock (such ratio in each of the three scenarios, the “exchange ratio”).

The market value of the merger consideration may fluctuate with the market price of Fidelity common stock and will not be known at the time AEB shareholders vote on the merger. Furthermore, pursuant to the termination provisions contained in the merger agreement, under certain circumstances, Fidelity may increase the exchange ratio or make a cash payment to AEB shareholders to avoid termination of the merger. Based on the $21.32 per share closing price of Fidelity’s common stock on the Nasdaq Global Select Market on December 22, 2015, the last practicable date before the date of this document, the value of the per share merger consideration payable to holders of AEB common stock was approximately $5.50, and the aggregate merger consideration (assuming the conversion of all outstanding subordinated debentures) was approximately $27,623,700.50. We urge you to obtain current market quotations for Fidelity (Nasdaq Global Select Market trading symbol “LION”) because the value of the per share merger consideration will fluctuate.

As of December 23, 2015, the record date for the AEB special meeting of shareholders, there were 3,055,223 shares of AEB common stock outstanding and entitled to vote at the special meeting. Fidelity will issue 5,022,491 shares of common stock to AEB shareholders and AEB subordinated debenture holders (assuming all such holders elect to convert their debentures) in the aggregate upon completion of the merger if the merger is approved and consummated and there is no adjustment to the stock consideration paid by Fidelity. The exact number of shares of Fidelity common stock that will be issued in the merger will be dependent on the exchange ratio, which will not be determined until the date of the merger, and the number of shares of AEB common stock outstanding immediately prior to the merger.
This document, which serves as a proxy statement for the meeting of AEB shareholders and as a prospectus with respect to the offering and issuance of the maximum of 5,022,491 shares of Fidelity common stock to be issued in the merger and upon conversion of subordinated debentures, describes the AEB shareholders meeting, and includes important information about the proposed merger, the companies participating in the merger, and the Agreement and Plan of Merger pursuant to which the merger will be consummated if approved. We encourage you to read the entire document carefully, including the “Risk Factors” section beginning on page 12, for a discussion of the risks related to the proposed merger.
AEB’s board of directors has determined that the Agreement and Plan of Merger and the transactions contemplated thereby, including the merger, are in the best interests of AEB and its shareholders, has approved the Agreement and Plan of Merger and the transactions contemplated thereby and recommends that AEB shareholders vote “FOR” all of the proposals described in this document.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the adequacy or accuracy of these materials. Any representation to the contrary is a criminal offense. Shares of common stock of Fidelity are not savings accounts, deposits or other obligations of any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.
The date of these materials is [•], 2015, and they are expected to be first mailed to shareholders on or about [•], 2015.

AMERICAN ENTERPRISE BANKSHARES, INC.
10611 Deerwood Park Boulevard
Jacksonville, Florida 32256

Notice Of Special Meeting Of Shareholders
To Be Held On January 29, 2016

A special meeting of shareholders of American Enterprise Bankshares, Inc. will be held on January 29, 2016, at 11:00 a.m., at the Sheraton Hotel, 10605 Deerwood Park Boulevard, Jacksonville, Florida 32256 for the following purposes:
1.
To consider and vote on an Agreement and Plan of Merger (the “merger agreement”), under which American Enterprise Bankshares, Inc. (“AEB”) will merge with and into Fidelity Southern Corporation (“Fidelity”), as more particularly described in the accompanying materials; and

2.
To transact such other business as may properly come before the special meeting or any adjournments of the special meeting.

Only shareholders of record at the close of business on December 23, 2015 are entitled to notice of and to vote at the special meeting and any adjournment thereof. AEB’s board of directors has adopted a resolution approving the merger and the merger agreement and unanimously recommends that you vote “FOR” all of the proposals described in the accompanying materials.
Business and financial information about AEB is available without charge to you upon written or oral request made to T. Edwin Stinson, Jr., Chief Financial Officer, American Enterprise Bankshares, Inc., 10611 Deerwood Park Boulevard, Jacksonville, Florida 32256, telephone number (904) 482-4973. To obtain delivery of such business and financial information before the special meeting, your request must be received no later than January 22, 2016.
YOUR VOTE IS VERY IMPORTANT.   If you hold your shares of record in your name, you can vote your shares by signing, dating and returning the enclosed proxy card. If you are the record holder of the shares, you may change your vote by: (1) if you previously completed and returned a proxy card, submitting a new proxy card with a later date and returning it to AEB prior to the vote at the special meeting; (2) submitting timely written notice of revocation to AEB’s Corporate Secretary, T. Edwin Stinson, Jr., at American Enterprise Bankshares, Inc., 10611 Deerwood Park Boulevard, Jacksonville, Florida 32256, at any time prior to the vote at the special meeting; or (3) attending the special meeting in person and voting your shares at the special meeting. If your shares are held in street name, you may vote your shares by following the instructions provided by your brokerage firm, bank or other similar entity. If your shares are held in street name, you may change your vote by submitting new voting instructions to your brokerage firm, bank or other similar entity or, if you have obtained a legal proxy from your brokerage firm, bank, or other similar entity giving you the right to vote your shares, you may change your vote by attending the special meeting and voting in person.
By Order of the Board of Directors,

[•], 2015
Jacksonville, Florida

i

ii

QUESTIONS AND ANSWERS ABOUT THE MERGER
Q:
What am I being asked to approve?

A:
You are being asked to approve the Agreement and Plan of Merger by and between AEB and Fidelity, pursuant to which AEB will be merged with and into Fidelity. Approval of the merger requires the affirmative vote of a majority of the outstanding shares of AEB common stock. The AEB board of directors has unanimously approved and adopted the Agreement and Plan of Merger and recommends voting “FOR” approval of this merger agreement.

Q:
When is the merger expected to be completed?

A:
We plan to complete the merger during the first quarter of 2016.

Q:
What will I receive in the merger?

A:
If the merger is approved and consummated, unless adjusted pursuant to the terms of the Agreement and Plan of Merger, holders of AEB common stock will be entitled to receive shares of Fidelity common stock based upon the volume weighted average price of Fidelity common stock for a twenty-day trading period prior to the closing of the merger (the “VWAP”), subject to minimum and maximum exchange ratios as follows:

•
If the VWAP immediately prior to the merger is equal to or greater than $23.20, then each share of AEB common stock will be converted into 0.237 shares of Fidelity common stock;

•
If the VWAP immediately prior to the merger is less than $23.20, but greater than $18.98, then each share of AEB common stock will be converted into $5.50 payable in shares of Fidelity common stock (with the exchange ratio equal to $5.50 divided by the VWAP); and

•
If the VWAP immediately prior to the merger is equal to or less than $18.98, then each share of AEB common stock will be converted into 0.290 shares of Fidelity common stock (such ratio in each of the three scenarios, the “exchange ratio”).

The market value of the merger consideration may fluctuate with the market price of Fidelity common stock and will not be known at the time AEB shareholders vote on the merger. Furthermore, pursuant to the termination provisions contained in the merger agreement, under certain circumstances, Fidelity may increase the exchange ratio or make a cash payment to AEB shareholders to avoid termination of the merger. Based on the $21.32 per share closing price of Fidelity’s common stock on the Nasdaq Global Select Market on December 22, 2015, the last practicable date before the date of this document, the value of the per share merger consideration payable to holders of AEB common stock was approximately $5.50, and the aggregate merger consideration (assuming the conversion of all outstanding subordinated debentures) was approximately $27,623,700.50.
To review what you will receive in the merger in greater detail, see “Details of the Proposed Merger — Merger Consideration Adjustment and Termination Rights” beginning on page 17.
Q:
Will the value of the merger consideration change between the date of this document and the time the merger is completed?

A:
Yes. The value of the merger consideration may fluctuate between the date of this document and the completion of the merger based upon the market value of Fidelity common stock. Any fluctuation in the market price of Fidelity common stock after the date of this document may change the value of the shares of Fidelity common stock that AEB shareholders will receive. AEB shareholders should obtain current market quotations for Fidelity common stock, which is traded under the symbol “LION” on the Nasdaq Global Select Market.

Q:
What will my ownership of Fidelity be post-merger?

A:
It is currently expected that, following the merger, the former shareholders of AEB and the former subordinated debenture holders of AEB (assuming all such holders elect to convert their debentures) as a group will receive shares in the merger constituting approximately [•] of the outstanding shares of Fidelity’s common stock immediately after the merger.

Q:
What should I do now?

A:
After you have carefully read this document and decided how you wish to vote your shares, please vote your shares promptly so that your shares will be represented and voted at the special meeting.

Record Holder: You do not have to attend the special meeting to vote. The AEB board of directors is soliciting proxies so that you can vote before the special meeting. Even if you currently plan to attend the special meeting, we recommend that you vote by proxy before the special meeting so that your vote will be counted if you later decide not to attend. However, if you attend the special meeting and vote your shares by ballot, your vote at the special meeting will revoke any vote you submitted previously by proxy. If you are the record holder of your shares, you may vote by completing, signing, dating and returning the enclosed proxy card.
If you vote by returning the enclosed proxy card, you will be designating F. Sutton McGehee, Jr. and Bennett Brown as your proxies to vote your shares as you instruct. If you vote by returning your proxy card without giving specific voting instructions, these individuals will vote your shares by following the recommendations of the AEB board of directors. If any other business properly comes before the special meeting, these individuals will vote on those matters in a manner they consider appropriate.
Street Holder: If your shares are held in street name, you may vote your shares before the special meeting by mail, by completing, signing and returning the voting instruction form you received from your broker, bank or other nominee. You should check your voting instruction form to see if any alternative method, such as internet or telephone voting, is available to you.
Q:
If my shares of AEB common stock are held in street name by my broker, bank or other nominee, will my broker, bank or other nominee automatically vote my shares for me?

A:
No. If you hold your shares in a stock brokerage account or if your shares are held by a bank or other nominee (that is, in street name), your broker, bank or other nominee may not vote your shares of AEB common stock unless you provide instructions to your broker, bank or other nominee on how to vote.

You should instruct your broker, bank or other nominee to vote your shares by following the instructions provided by the broker, bank or nominee with this document. Please note that you may not vote shares held in street name by returning a proxy card directly to AEB or by voting in person at the special meeting unless you provide a “legal proxy,” which you must obtain from your bank, broker or nominee and bring to the special meeting.
Q:
What if I abstain from voting or fail to instruct my bank or broker?

A:
If you (1) fail to submit a proxy or vote in person at the special meeting, (2) mark “Abstain” on your proxy card, or (3) fail to instruct your bank or broker how to vote, it will have the same effect as a vote “Against” the proposal. If you fail to submit a proxy or vote in person at the special meeting or fail to instruct your bank or broker how to vote, or mark “Abstain” on your proxy card with respect to any other proposal to be considered at the special meeting, it will have no effect on such other proposal.

Q:
Can I attend the special meeting and vote my shares in person?

A:
Yes. All AEB shareholders, including shareholders of record and shareholders who hold their shares through banks, brokers, nominees or any other holder of record, are invited to attend the special meeting. Record holders of AEB common stock can vote in person at the special meeting. If you are not a shareholder of record, you must obtain a proxy, executed in your favor, from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote in person at the special meeting.

Q:
Can I change my vote?

A:
Yes. If you are a holder of record of AEB common stock, you may revoke any proxy at any time before it is voted by (1) signing and returning a proxy card with a later date, (2) delivering a written revocation letter to AEB’s Corporate Secretary, or (3) attending the special meeting in person, notifying the Corporate Secretary and voting by ballot at the special meeting. Attendance at the special meeting will not automatically revoke your proxy. A revocation or later-dated proxy received by AEB after the special meeting will be ineffective. AEB’s Corporate Secretary’s mailing address is: 10611 Deerwood Park Boulevard, Jacksonville, Florida 32256. If you hold your shares in “street name” through a bank or broker, you should contact your bank or broker if you want to revoke your proxy.

Q:
What information should I consider?

A:
We encourage you to read this entire document carefully. You should also review the factors considered by each company’s board of directors discussed in “Details of the Proposed Merger-Background of the Merger” beginning on page 14 and “Details of the Proposed Merger — Recommendation of AEB’s Board of Directors and Reasons for the Merger” beginning on page 15.

Q:
What are the tax consequences of the merger to me?

A:
We expect that the exchange of shares of AEB common stock for Fidelity common stock by AEB shareholders generally will be tax-free to you for federal income tax purposes. However, you will have to pay taxes at capital gains rates on cash received in lieu of fractional shares of Fidelity common stock and upon your exercise of appraisal rights. To review the tax consequences to AEB shareholders in greater detail, see “Details of the Proposed Merger — Material Federal Income Tax Consequences of the Merger and Opinion of Tax Counsel” beginning on page 30.

Your tax consequences will depend on your personal situation. You should consult your tax adviser for a full understanding of the tax consequences of the merger to you.
Q:
Should I send in my stock certificates now?

A:
No. After the merger is completed, you will receive written instructions from Fidelity for exchanging your AEB common stock certificates for Fidelity common stock.

Q:
Who should I call with questions?

A:
You should call T. Edwin Stinson, Jr., Chief Financial Officer, American Enterprise Bankshares, Inc., at (904) 482-4973, or Bennett Brown, President, American Enterprise Bankshares, Inc., at (904) 482-4970.

SUMMARY
This summary highlights material information from these materials regarding the proposed merger. For a more complete description of the terms of the proposed merger, you should carefully read this entire document, and the related documents to which it refers. The Agreement and Plan of Merger and Bank Agreement and Plan of Merger, which are the legal documents that govern the proposed merger, are in Appendix A to these materials. In addition, the sections entitled “Where You Can Find More Information”, on page 49, and “Incorporation of Certain Documents By Reference”, on page 49, contain references to additional sources of information about Fidelity.
•
The Companies (see pages 41 and 45)

Fidelity Southern Corporation
3490 Piedmont Road, Suite 1550
Atlanta, Georgia 30305
(404) 639-6500
Fidelity is a bank holding company headquartered in Atlanta, Georgia. Fidelity conducts operations primarily though Fidelity Bank, a state chartered wholly-owned subsidiary bank. Fidelity Bank was organized as a national banking corporation in 1973 and converted to a Georgia chartered state bank in 2003. LionMark Insurance Company is a wholly-owned subsidiary of Fidelity and is an insurance agency offering consumer credit related insurance products. Fidelity also owns three subsidiaries established to issue trust preferred securities.
Fidelity is a legal entity separate and distinct from its bank subsidiary. Fidelity coordinates the financial resources of the consolidated enterprise and thereby maintains financial, operational and administrative systems that allow centralized evaluation of subsidiary operations and coordination of selected policies and activities. Fidelity’s operating revenues and net income are derived primarily from management fees and cash dividends received from Fidelity Bank. As of September 30, 2015, Fidelity had total assets of  $3.5 billion, total net loans of  $3.0 billion, total deposits of  $2.9 billion, and shareholders’ equity of  $295.3 million.
Fidelity’s principal executive offices are located at 3490 Piedmont Road, Suite 1550, Atlanta, Georgia 30305. Fidelity’s telephone number is (404) 639-6500 and its website is www.lionbank.com. Information on Fidelity’s website is not incorporated herein by reference and is not part of this document.
For a complete description of Fidelity’s business, financial condition, results of operations and other important information, please refer to Fidelity’s filings with the Securities and Exchange Commission (the “SEC”) that are incorporated by reference herein, including its Annual Report on Form 10-K for the year ended December 31, 2014 and Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2015, June 30, 2015 and September 30, 2015. For instructions on how to find copies of these documents, see “Where You Can Find More Information.”
American Enterprise Bankshares, Inc.
10611 Deerwood Park Boulevard
Jacksonville, Florida 32256
AEB was formed under the laws of the State of Florida in 2005 and is registered as a bank holding company under the Federal Reserve Act. American Enterprise Bank of Florida, AEB’s wholly-owned bank subsidiary, is an independent and locally oriented commercial bank, chartered under the laws of Florida and headquartered in Jacksonville, Florida. American Enterprise Bank of Florida provides a full range of banking and related financial services with a focus on service to individual clients, small business, and mortgage banking for its clients. The general banking business conducted includes the receipt of deposits, making of loans, issuance of checks, acceptance of drafts, consumer credit operations, and all aspects of a full service bank.

•
The Terms of the Merger (see page 14)

If the merger is approved and consummated, unless adjusted pursuant to the terms of the Agreement and Plan of Merger, holders of AEB common stock will be entitled to receive shares of Fidelity common stock based upon the volume weighted average price of Fidelity common stock for a twenty-day trading period prior to the closing of the merger, or the VWAP, subject to minimum and maximum exchange ratios as follows:
•
If the VWAP immediately prior to the merger is equal to or greater than $23.20, then each share of AEB common stock will be converted into 0.237 shares of Fidelity common stock;

•
If the VWAP immediately prior to the merger is less than $23.20, but greater than $18.98, then each share of AEB common stock will be converted into $5.50 payable in shares of Fidelity common stock (with the exchange ratio equal to $5.50 divided by the VWAP; and

•
If the VWAP immediately prior to the merger is equal to or less than $18.98, then each share of AEB common stock will be converted into 0.290 shares of Fidelity common stock.

You will also receive a cash payment, without interest, for the value of any fraction of a share of Fidelity common stock that you would otherwise be entitled to receive in an amount equal to such fraction multiplied by the VWAP.
AEB has $6,000,000 in outstanding subordinated debentures. Holders of AEB’s debentures currently have the right to convert their debentures into AEB common stock. The conversion price is derived by dividing 75% of the book value of shareholders’ equity in AEB by the number of shares of common stock outstanding, with the book value and number of shares outstanding being calculated as of the end of the calendar quarter next preceding the conversion date. Prior to the consummation of the merger, AEB will issue a notice to its subordinated debenture holders advising them of the merger transaction and providing them with notice of their option to convert the debentures. Debenture holders that elect to convert their debentures into AEB common stock prior to the consummation of the merger will receive merger consideration for their shares of AEB common stock upon consummation.
For example, assuming a conversion date of October 26, 2015, the date the merger agreement was executed, and further assuming that all AEB debenture holders had elected to convert their debentures as of such date, then the conversion price would have been $3.28 per share of AEB common stock based on shareholders’ equity in AEB of  $13,353,464.29 and 3,055,223 shares of AEB common stock outstanding as of September 30, 2015.
Following the merger, AEB’s subsidiary, American Enterprise Bank of Florida, will be merged with and into Fidelity Bank, a wholly-owned Georgia bank subsidiary of Fidelity, and Fidelity Bank will be the surviving bank.
•
The Reasons Management of Both Companies Support the Merger (see page 15)

The boards of directors of AEB and Fidelity support the merger and believe that it is in the best interests of both companies and their respective shareholders. The board of directors of AEB believes that the merger will allow AEB to better serve its customers and markets and that the merger will permit AEB shareholders to have an equity interest in a resulting financial institution with greater financial resources, significant economies of scale and a larger shareholder base, which will increase the liquidity of the AEB shareholders’ equity investments. The board of directors of Fidelity believes that AEB provides Fidelity with an expansion opportunity in an attractive market area. Both boards of directors believe that the terms of the merger are fair and equitable and that following the merger the combined bank will maintain the competitive advantage of a community banking business model.
AEB’s board of directors unanimously recommends a vote “FOR” approval of the merger.

•
Shareholders’ Meeting

The special meeting of shareholders of AEB will be held on January 29, 2016 at 11:00 a.m., at the Sheraton Hotel, 10605 Deerwood Park Boulevard, Jacksonville, Florida 32256, for the purpose of voting on approval of the merger.
•
Record Date

You are entitled to vote at the shareholders’ meeting if you owned shares of AEB common stock on December 23, 2015.
•
Vote Required (see page 21)

Approval by holders of a majority of the AEB common stock outstanding on December 23, 2015 is required to approve the merger. As of such date, 3,055,223 shares of AEB common stock were issued and outstanding, each of which is entitled to one vote per share. All of the directors of AEB have agreed to vote their shares in favor of the merger pursuant to an agreement. Further, under the merger agreement, AEB will use its best efforts to obtain agreements from all 5% shareholders of AEB under which such shareholders will agree to vote their shares in favor of the merger. The form of such agreement entered into by directors, and to be entered into by 5% shareholders, is attached as Exhibit B to the merger agreement, which is included as Appendix A to these materials. As of the record date, AEB’s directors and 5% shareholders own 1,360,457 shares, or 45%, of AEB common stock (excluding options and convertible debentures).
•
Accounting Treatment (see page 27)

The merger will be accounted for as a purchase of a business for financial reporting and accounting purposes.
•
Conditions, Termination, and Effective Date (see pages 17 – 20 and 27)

The merger will not occur unless certain conditions are met, and Fidelity or AEB can terminate the merger agreement if specified events occur or fail to occur. The merger must also be approved by holders of the AEB common stock. Following the merger, AEB’s subsidiary, American Enterprise Bank of Florida, will be merged into Fidelity’s Georgia bank subsidiary, Fidelity Bank.
The merger and the bank merger must be approved by the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation and the Department of Banking and Finance of the State of Georgia.
The closing of the merger will occur after the merger is approved by AEB shareholders and the foregoing regulators and after the issuance of the certificate of merger by the Secretary of State of Georgia or the Secretary of State of Florida with respect to the merger, as applicable.
•
Appraisal Rights of Dissenting Shareholders (see page 28)

As a holder of AEB common stock, you are entitled to dissent from the merger and to receive a cash payment for your AEB common stock if you follow certain statutory provisions regarding the appraisal rights of dissenting shareholders under the Florida Business Corporation Act.
•
Federal Income Tax Consequences (see page 30)

Fidelity has received an opinion from Troutman Sanders LLP, and AEB has received an opinion from Smith, Gambrell & Russell, LLP, stating that, assuming the merger is completed as currently anticipated, AEB will not recognize any gain or loss for federal income tax purposes, and shareholders of AEB to the extent they receive solely Fidelity stock will not recognize any gain or loss for federal income tax purposes. All cash you receive as a result of the merger in lieu of fractional shares or as payment for exercising your right to dissent, will be fully or partially subject to income tax under the Internal Revenue Code of 1986, as amended, as capital gain or loss. Neither Fidelity nor AEB has requested a ruling to this effect from the Internal Revenue Service. We urge each AEB shareholder to contact his or her own tax advisor to fully understand the tax implications of the merger.
•
Opinion of AEB’s Financial Advisor (see page 33)

Hovde Group, LLC (“Hovde”) has rendered an opinion to AEB that based on and subject to the procedures, matters, and limitations described in its opinion and other matters it considered relevant, as of the date of its opinion, the merger consideration is fair from a financial point of view to the shareholders of AEB. A summary of Hovde’s opinion begins on page 33 and the full opinion is attached as Appendix C to these materials.
•
Markets for Common Stock

Fidelity’s common stock trades on the Nasdaq Global Select Market under the ticker symbol “LION”. The following table sets forth, for the periods indicated, the high, low and closing sales prices per share of Fidelity’s common stock as quoted on Nasdaq.
	High(*)	Low(*)	Close
2015
Fourth Quarter (through December 22, 2015)	$22.93	$20.06	$21.32
Third Quarter	21.40	17.23	21.14
Second Quarter	17.44	15.46	17.44
First Quarter	17.12	15.11	16.88
2014
Fourth Quarter	$16.36	$13.55	$16.11
Third Quarter	14.88	12.98	13.70
Second Quarter	14.44	12.80	12.99
First Quarter	16.57	13.63	13.97
2013
Fourth Quarter	$17.80	$13.32	$16.61
Third Quarter	15.84	12.47	15.34
Second Quarter	12.96	10.65	12.37
First Quarter	11.54	9.35	11.50

(*)
Historical periods prior to and including December 31, 2013 adjusted for stock dividends

The closing sales price of Fidelity common stock as of October 26, 2015, the date the merger agreement was executed, was $21.01. The closing sales price of Fidelity common stock as of December 22, 2015, the most recent date feasible for inclusion in these materials, was $21.32.
There has been no public trading market for AEB common stock. We believe the last sale of AEB common stock among shareholders in a private transaction was on June 30, 2013, at a price of  $3.00 per share, based on unofficial information that AEB management believes is reliable.

Equivalent AEB Per Share Value
The following table presents the closing price of Fidelity common stock on October 23, 2015, the last trading day before the merger agreement was announced, and December 22, 2015, the most recent date feasible for inclusion in these materials. The table also presents the equivalent value of the merger consideration per share of AEB common stock on those dates.
Date	Fidelity closing sales price	Exchange Ratio	Equivalent AEB per share value(1)
October 23, 2015	$21.09	0.261	$5.50
December 22, 2015	$21.32	0.249	$5.50

(1)
The equivalent value of the per share merger consideration is based on the closing prices of Fidelity common stock of  $21.09 on October 23, 2015 and $21.32 on December 22, 2015, and, in each case, the applicable exchange ratio, assuming that price was the VWAP. The actual exchange ratio at the closing of the merger will be determined based on the VWAP and there can be no assurance that it will be equal to 0.261. If the VWAP is equal to or greater than $23.20, then the exchange ratio will be 0.237. If the VWAP is less than $23.20 but greater than $18.98, then the exchange ratio will be the quotient of $5.50 divided by the VWAP. If the VWAP is equal to or less than $18.98, then the exchange ratio will be 0.290.

There were 166 shareholders of record of AEB common stock as of December 22, 2015.
•
Interests of Directors and Officers of AEB and American Enterprise Bank of Florida in the Merger (see page 22)

Some of the directors and officers of AEB have interests in the merger in addition to their interests as shareholders generally, including the following:
•
Bennett Brown, President of AEB and American Enterprise Bank of Florida, has entered into an employment agreement with Fidelity whereby Mr. Brown will serve as Fidelity’s Jacksonville Area Market President following the merger.

•
Bennett Brown was awarded 50,000 shares of AEB common stock on February 21, 2006, but only 10,000 shares were granted. Pursuant to a letter from the AEB board of directors dated June 28, 2012, the remaining 40,000 shares will be granted to Mr. Brown upon the closing of any merger or acquisition of AEB and American Enterprise Bank of Florida.

•
At the closing of the merger, various other AEB and American Enterprise Bank of Florida officers will continue employment with Fidelity or Fidelity Bank pursuant to employment agreements.

•
Fidelity will provide liability insurance to the present directors and officers of AEB and American Enterprise Bank of Florida for a period of six years following the closing of the merger for actions taken by such directors and officers in such capacity.

•
Differences in Legal Rights Between Shareholders of AEB and Fidelity (see page 23)

Following the merger you will no longer be an AEB shareholder and your rights as a shareholder will no longer be governed by AEB’s articles of incorporation and bylaws. You will be a Fidelity shareholder, and your rights as a Fidelity shareholder will be governed by Fidelity’s amended and restated articles of incorporation, as amended, and bylaws, as amended. Your former rights as an AEB shareholder and your new rights as a Fidelity shareholder are different in certain ways, including the following:
•
AEB’s board of directors consists of eleven members, while Fidelity’s consists of nine members.

•
Fidelity’s bylaws require the holders of at least twenty-five percent of the outstanding common stock to request a special meeting, while AEB’s bylaws only require ten percent.

•
Fidelity has different special procedures in its articles of incorporation requiring supermajority approval of some business transactions.

•
Florida’s dissenters’ rights laws, which AEB is subject to, differ from Georgia’s dissenters’ rights laws, which govern Fidelity’s shareholders.

•
Fidelity is subject to filing requirements under the Securities Exchange Act of 1934. AEB is not subject to such requirements.

•
Dividends (see page 27)

Fidelity declared aggregate cash dividends of  $0.29 per share of common stock for the nine months ended September 30, 2015 and aggregate cash dividends of  $0.30 per share of common stock for the year ended December 31, 2014. Fidelity intends to continue paying cash dividends, but the amount and frequency of cash dividends, if any, will be determined by Fidelity’s board of directors after consideration of certain non-financial and financial factors including earnings, capital requirements, and the financial condition of Fidelity, and will depend on cash dividends paid to it by its subsidiary bank. The ability of Fidelity’s subsidiary bank to pay dividends to it is restricted by certain regulatory requirements.
AEB has never declared or paid dividends on shares of its common stock.

SUMMARY CONSOLIDATED FINANCIAL INFORMATION OF FIDELITY
We are providing the following information to help you analyze the financial aspects of the merger. The following tables set forth summary historical operations and financial condition data and summary performance, asset quality and other information of Fidelity at and for the periods indicated. You should read this data in conjunction with Fidelity’s Consolidated Financial Statements and notes thereto incorporated herein by reference from Fidelity’s Annual Report on Form 10-K for the year ended December 31, 2014 and Fidelity’s quarterly report on Form 10-Q for the quarter ended September 30, 2015. Financial amounts as of and for the nine months ended September 30, 2015 and 2014 are unaudited and are not necessarily indicative of the results of operations for the full year or any other interim period, and management of Fidelity believes that such amounts reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of its results of operations and financial position as of the dates and for the periods indicated. You should not assume the results of operations for past years and the nine months ended September 30, 2015 and 2014 indicate results for any future period.
	At or for the Nine Months Ended September 30,		Years Ended December 31,
	2015	2014	2014	2013	2012	2011	2010
	($ in thousands, except per share data)
INCOME STATEMENT DATA:
Interest income	$83,599	$75,034	$101,667	$97,563	$97,570	$93,710	$95,338
Interest expense	10,907	8,208	11,226	13,961	17,078	22,849	30,563
Net interest income	72,692	66,826	90,441	83,602	80,492	70,861	64,775
Provision for loan losses	1,254	(25)	531	5,440	13,420	20,325	17,125
Noninterest income, including securities gains	99,352	70,609	95,320	96,878	87,961	51,429	42,855
Securities gains, net	—	—	—	189	307	1,078	2,291
Noninterest expense	119,849	102,109	138,754	132,325	115,397	85,422	75,973
Net income	32,358	22,823	30,036	27,638	25,327	11,398	10,133
PERFORMANCE:
Earnings per common share – basic(1)	$1.48	$1.07	$1.41	$1.35	$1.47	$0.60	$0.56
Earnings per common share – diluted(1)	$1.42	$0.97	$1.28	$1.21	$1.32	$0.54	$0.51
Book value per common share(1)	$12.83	$12.10	$12.40	$11.07	$9.57	$8.33	$7.76
Cash dividends paid per common share	$0.29	$0.21	$0.30	$0.05	$—	$0.02	$—
Return on average assets	1.33%	1.15%	1.11%	1.09%	1.08%	0.55%	0.54%
Return on average shareholders’ equity	15.56%	12.46%	12.07%	12.20%	14.19%	7.43%	7.50%
Net interest margin	3.25%	3.67%	3.62%	3.58%	3.74%	3.67%	3.66%
END OF PERIOD BALANCE SHEET SUMMARY:
Total Assets	$3,499,465	$2,861,569	$3,085,135	$2,564,053	$2,476,744	$2,234,199	$1,944,656
Earning assets	3,237,110	2,652,462	2,848,618	2,357,273	2,285,460	2,073,969	1,830,803
Loans, excluding Loans Held-for-Sale	2,641,814	2,073,803	2,253,306	1,893,037	1,777,031	1,623,871	1,403,372
Total loans	2,981,465	2,398,245	2,622,241	2,080,403	2,081,125	1,757,720	1,613,270
Total deposits	2,912,038	2,459,291	2,458,022	2,202,452	2,068,011	1,871,516	1,613,248
Long term borrowings	120,289	46,297	46,303	56,278	66,981	119,432	141,883
Shareholders’ equity	295,286	258,163	264,951	236,230	192,888	167,280	140,511
DAILY AVERAGE BALANCE SHEET SUMMARY:
Total Assets	$3,251,132	$2,646,238	$2,715,657	$2,542,743	$2,344,604	$2,062,903	$1,877,585
Earning assets	3,013,603	2,449,236	2,510,247	2,345,492	2,161,438	1,944,385	1,778,811
Total loans	2,798,024	1,924,265	2,284,245	2,109,575	1,931,714	1,611,825	1,480,618
Total deposits	2,629,670	2,207,149	2,259,825	2,103,465	1,933,473	1,499,451	1,562,617
Long-term debt	80,193	48,925	48,264	68,607	85,686	125,209	128,434
Shareholders’ equity	277,993	244,899	248,783	226,457	178,517	153,312	135,132

	At or for the Nine Months Ended September 30,		Years Ended December 31,
	2015	2014	2014	2013	2012	2011	2010
	($ in thousands, except per share data)
ASSET QUALITY RATIOS:
Net charge-offs to average loans	0.10%	0.24%	0.33%	0.38%	0.60%	1.38%	1.44%
Net charge-offs to average loans excluding covered loans	0.06%	0.23%	0.33%	0.39%	0.47%	1.39%	1.44%
Allowance to period-end loans	0.94%	1.36%	1.13%	1.78%	1.92%	1.72%	2.00%
Nonperforming assets to total loans, ORE and repossessions	1.86%	3.08%	2.61%	3.78%	4.56%	5.59%	6.89%
Allowance to nonperforming loans, ORE and repossessions	0.50x	0.44x	0.43x	0.46x	0.41x	0.30x	0.29x
SELECTED RATIOS:
Loans to total deposits	90.72%	84.33%	91.67%	85.95%	85.93%	86.77%	86.99%
Average total loans to average earning assets	92.85%	78.57%	91.00%	90.00%	89.91%	83.35%	83.34%
Non-Interest Income to Revenue	54.31%	48.48%	48.39%	49.83%	47.41%	35.43%	31.01%
Leverage Ratio	9.44%	10.64%	10.40%	11.02%	10.18%	9.83%	9.36%
Common equity tier 1 Capital	8.82%	N/A	N/A	N/A	N/A	N/A	N/A
Tier 1 Risk-Based Capital	10.25%	11.84%	11.07%	12.71%	12.06%	11.85%	10.87%
Total Risk-Based Capital	13.40%	12.99%	12.01%	13.96%	13.43%	13.70%	13.28%
Average equity to average assets	8.55%	9.25%	9.16%	8.90%	7.61%	7.43%	7.19%

(1)
Historical periods prior to and including December 31, 2013 adjusted for stock dividends

RISK FACTORS
In addition to the other information, including risk factors, incorporated by reference herein from Fidelity’s Annual Report on Form 10-K for the year ended December 31, 2014, you should carefully read and consider the following factors in evaluating the merger.
Because the market price of Fidelity common stock will fluctuate, AEB shareholders cannot be sure of the value of the merger consideration they will receive.
Upon completion of the merger, each share of AEB common stock will be converted into the merger consideration consisting of shares of Fidelity common stock. The market value of the merger consideration received by AEB shareholders who receive all or part of the merger consideration in the form of Fidelity shares will vary with the price of Fidelity’s common stock. Fidelity’s stock price changes daily as a result of a variety of factors other than the business and relative prospects of Fidelity, including general market and economic conditions, industry trends, and the regulatory environment. These factors are beyond Fidelity’s control.
AEB ’s officers and directors have interests in the merger in addition to or different from your interests as an AEB shareholder.
Some of AEB’s executive officers participated in negotiations of the merger agreement with Fidelity, and the board of directors approved the merger agreement and is recommending that AEB shareholders vote for the merger agreement. In considering these facts and the other information contained in these materials, you should be aware that certain of AEB’s executive officers and directors have economic interests in the merger in addition to the interests that they share with you as an AEB shareholder. These interests include the employment of several officers of AEB by Fidelity following completion of the merger. See “Details of the Proposed Merger — Interests of the Directors and Officers of AEB and American Enterprise Bank of Florida in the Merger” on page 22.
Fidelity may be unable to successfully integrate AEB ’s operations and retain its key employees.
The merger involves the integration of two companies that previously operated independently. The difficulties of combining the companies’ operations include integrating personnel, departments, systems, operating procedures and information technologies and retaining key employees. Failures in integrating operations or the loss of key personnel could have a material adverse effect on the business and results of operations of the combined company.
Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or cannot be met.
Before the transactions contemplated by the merger agreement, including the merger and the bank merger, may be completed, various approvals must be obtained from bank regulatory authorities. These governmental entities may impose conditions on the granting of such approvals. Such conditions or changes and the process of obtaining regulatory approvals could have the effect of delaying completion of the merger or of imposing additional costs or limitations on Fidelity following the merger. The regulatory approvals may not be received at all, may not be received in a timely fashion, and may contain conditions on the completion of the merger that are not anticipated or cannot be met. If the consummation of the merger is delayed, including by a delay in receipt of necessary governmental approvals, the business, financial condition and results of operations of each company may also be materially adversely affected.
If the merger is not completed, Fidelity common stock and AEB common stock could be materially adversely affected.
The merger is subject to customary conditions to closing, including the approval of the AEB shareholders. In addition, Fidelity and AEB may terminate the merger agreement under certain circumstances. If Fidelity and AEB do not complete the merger, the market price of Fidelity common stock or AEB common stock may fluctuate to the extent that the current market prices of those shares reflect a market assumption that the merger will be completed. Further, whether or not the merger is completed, Fidelity and AEB will also be obligated to pay certain investment banking, legal and accounting fees and related expenses in connection with the merger, which could negatively impact results of operations when incurred. In addition, neither company would realize any of the expected benefits of having completed the merger. If the merger is not completed, Fidelity and AEB cannot assure their respective shareholders that additional risks will not materialize or not materially adversely affect the business, results of operations and stock prices of Fidelity and AEB.
The termination fee contained in the merger agreement may discourage other companies from trying to acquire AEB.
AEB has agreed to pay a termination fee of  $1 million to Fidelity if, under certain circumstances, the merger agreement is terminated and, at the time of termination, a competing offer is outstanding or such offer has been accepted by AEB. This fee could discourage other companies from trying to acquire AEB.
AEB shareholders will have a reduced ownership and voting interest after the merger and will exercise less influence over management.
AEB shareholders currently have the right to vote in the election of the AEB board of directors and on other matters affecting AEB. Upon the completion of the merger, each AEB shareholder will be a shareholder of Fidelity with a percentage ownership of Fidelity that is much smaller than such shareholder’s current percentage ownership of AEB. In addition, under the merger agreement, none of the AEB directors or executive officers will become a director of Fidelity following the merger. It is currently expected that the former shareholders of AEB and the former subordinated debenture holders of AEB (assuming all such holders elect to convert their debentures) as a group will receive shares in the merger constituting approximately [•] of the outstanding shares of Fidelity’s common stock immediately after the merger. Accordingly, former AEB shareholders will own significantly less than a majority of the outstanding voting stock of the combined company and could, as a result, be outvoted by current Fidelity shareholders if such current Fidelity shareholders voted together as a group. Consequently, AEB shareholders will have significantly less influence on the management and policies of Fidelity than they now have on the management and policies of AEB.
The market price of Fidelity common stock after the merger may be affected by factors different from those affecting the shares of AEB or Fidelity currently.
The businesses and current markets of Fidelity and AEB differ and, accordingly, the results of operations of the combined company and the market price of the combined company’s shares of common stock may be affected by factors different from those currently affecting the independent results of operations of either Fidelity or AEB. For a discussion of the business of Fidelity and of certain factors to consider in connection with its business, see the documents incorporated by reference into this document and referred to under “Where You Can Find More Information.” For a discussion of the business of AEB and of certain factors to consider in connection with its business, see “Information About American Enterprise Bankshares, Inc.” beginning on page 45.
The opinion obtained by AEB from Hovde will not reflect changes in circumstances between signing the merger agreement and the closing of the merger.
Hovde rendered an opinion to AEB, dated October 26, 2015, to address the fairness of the merger consideration from a financial point of view as of that date. Subsequent changes in the operations and prospects of Fidelity or AEB, general market and economic conditions and other factors that may be beyond the control of Fidelity and AEB, and on which the Hovde opinion was based, may significantly alter the value of Fidelity or AEB or the prices of shares of Fidelity common stock by the time the merger is completed. The opinion does not speak as of the time the merger will be completed or as of any date other than the date of such opinion. Because Fidelity currently does not anticipate asking Hovde to update its opinion, the opinion will not address the fairness of the common stock merger consideration, from a financial point of view, at the time the merger is completed. For a description of the opinion that AEB received from Hovde, see “Opinion of AEB’s Financial Advisor” beginning on page 33. For a description of the other factors considered by the AEB board of directors in determining to approve the merger, see “Recommendation of AEB’s Board of Directors and Reasons for the Merger” beginning on page 15.

Changes in laws and regulations or failures to comply with such laws and regulations may adversely affect our financial condition and results of operations.
We and our subsidiary bank are heavily regulated by federal and state authorities. This regulation is designed primarily to protect depositors, federal deposit insurance funds and the banking system as a whole, but not shareholders. Congress and state legislatures and federal and state regulatory authorities continually review banking laws, regulations and policies for possible changes. Changes to statutes, regulations or regulatory policies, including interpretation and implementation of statutes, regulations or policies could affect us in substantial and unpredictable ways, including limiting the types of financial services and products we may offer or increasing the ability of non-banks to offer competing financial services and products. Any regulatory changes or scrutiny could increase or decrease the cost of doing business, limit or expand our permissible activities, or affect the competitive balance among banks, credit unions, savings and loan associations and other institutions. We cannot predict whether new legislation will be enacted and, if enacted, the effect that it, or any regulations, would have on our business, financial condition, or results of operations.
Federal and state regulators have the ability to impose or request that we consent to substantial sanctions, restrictions and requirements on our banking and nonbanking subsidiaries if they determine, upon examination or otherwise, violations of laws, rules or regulations with which we or our subsidiaries must comply, or weaknesses or failures with respect to general standards of safety and soundness. Such enforcement may be formal or informal and can include directors’ resolutions, memoranda of understanding, cease and desist or consent orders, civil money penalties and termination of deposit insurance and bank closures. Enforcement actions may be taken regardless of the capital level of the institution. Enforcement actions may require certain corrective steps (including staff additions or changes), impose limits on activities (such as lending, deposit taking, acquisitions or branching), prescribe lending parameters (such as loan types, volumes and terms) and require additional capital to be raised, any of which could adversely affect our financial condition and results of operations. Enforcement actions, including the imposition of monetary penalties, may have a material impact on our financial condition or results of operations, and damage to our reputation, and loss of our holding company status. In addition, compliance with any such action could distract management’s attention from our operations, cause us to incur significant expenses, restrict us from engaging in potentially profitable activities, and limit our ability to raise capital.

DETAILS OF THE PROPOSED MERGER
Background of the Merger
As a part of its ongoing consideration and evaluation of its long-term prospects and strategies, on March 31, 2011, AEB’s board of directors appointed a committee of independent directors to consider any potential merger or acquisition opportunities (the “Special Board Committee”). In addition, senior management has regularly reviewed and assessed AEB’s business strategies and objectives with the Special Board Committee, including strategic opportunities and challenges, and has considered various strategic options potentially available, all with the goal of enhancing value for AEB’s shareholders. The strategic discussions have focused on, among other things, the business environment facing financial institutions in general and AEB, in particular, as well as current conditions and ongoing consolidation in the financial services industry.
On March 31, 2015, Bennett Brown, President of AEB, and Ed Stinson, Chief Financial Officer of AEB, met with a representative from Hovde Group, LLC to discuss the Florida M&A landscape, valuation, buyer audience, and other items for consideration.
On April 15, 2015, Mr. Brown invited a Hovde representative to a meeting of the Special Board Committee to present an updated version of the presentation presented to Mr. Brown and Mr. Stinson at the March 31, 2015 meeting.
On April 28, 2015, at the regularly scheduled meeting of the AEB board of directors, the Special Board Committee reported on the April 15, 2015 meeting with the Hovde representative. The Special Board Committee recommended that Hovde be engaged to represent the Bank at the appropriate time.
On May 26, 2015, at the regularly scheduled meeting of the AEB board of directors, Mr. Brown advised the board of directors that there were at least two banks considering a loan request by AEB to enable AEB to redeem its subordinated debentures, a transaction which Hovde had advised would make it easier to negotiate a potential merger.
On June 23, 2015, at the regularly scheduled meeting of the AEB board of directors, Mr. Brown advised the board of directors that it did not appear that a loan could be secured for the purpose of redeeming its subordinated debentures. The board anticipated that AEB would not be able to make the interest payments due on these debentures on March 31, 2016 without raising additional capital. Given the time constraints imposed by this impending payment, he and the Special Board Committee recommended that Hovde be engaged to represent AEB. At this meeting, the board of directors authorized Mr. Brown to execute the engagement agreement with Hovde on behalf of AEB. On June 25, 2015, Mr. Brown executed the agreement to engage Hovde as the exclusive financial advisor to AEB.
In July 2015, Hovde contacted a number of financial institutions to assess their interest in a potential acquisition of AEB. As a part of that process, AEB created a data room with initial due diligence information, and non-disclosure agreements were signed with three parties, including Fidelity.
On August 10, 2015, initial indications of interest were submitted by two financial institutions. Fidelity’s proposal was much higher than the other at $5.35 per share. The two interested financial institutions delivered non-binding letters of intent to Hovde.
On August 19, 2015, at a special meeting of the AEB board of directors, the Hovde representative presented an analysis of the two letters of intent which had been received for a possible acquisition of AEB. At the meeting the board authorized Hovde to seek to reach terms of a non-binding letter of intent with Fidelity which could be signed prior to the next board meeting. On August 23, 2015, Fidelity agreed to increase their offer from $5.35 per share to $5.50 per share and the non-binding letter of intent was executed.
On August 25, 2015, at the regularly scheduled meeting of the AEB board of directors, Mr. Stinson reported that letter of intent was signed and the Bank was awaiting the due diligence request list. With respect to the reverse due diligence on Fidelity, Saltmarsh, Cleaveland & Gund, CPAs, outside accountants to AEB, (“Saltmarsh”) had been selected by the Special Board Committee to perform a limited review and report to the board at a future meeting. Mr. Brown reported that several members of senior management planned to visit Atlanta in conjunction with Saltmarsh to conduct further due diligence.
In late August and through most of September 2015, Fidelity conducted a formal due diligence review of AEB and confirmed its offer of  $5.50 per share payable in shares of Fidelity common stock. On September 21 and 22, five members of AEB’s senior management, along with AEB’s head of human resources, visited Fidelity’s offices in Atlanta to conduct due diligence. On September 29, 2015, at the regularly scheduled meeting of the AEB board of directors, Mr. Brown reported on the due diligence and reverse due diligence progress. The senior officers that visited Fidelity in Atlanta reported on their meetings with the Fidelity senior management and results of the due diligence related to their areas.
During the first three weeks of October, legal counsel for Fidelity and AEB, as well as the financial advisors and senior officers of each company, negotiated and finalized the definitive agreement and related agreements.
On October 26, 2015, at a regularly scheduled board meeting, the AEB board of directors met to review and consider the merger agreement and related agreements. Legal counsel for AEB, a representative from Saltmarsh, and a representative from Hovde participated in the meeting. The representative from Saltmarsh presented the results of their reverse due diligence and the senior officers that participated in the visit to Atlanta reported on the due diligence in their particular areas. AEB legal counsel reviewed for the directors their fiduciary duties and responsibilities, and also reviewed the terms and conditions of the merger agreement and related agreements. The merger agreement and all related agreements and documents had been previously distributed to the directors in advance of the meeting. Representatives from Hovde provided the board with a presentation of Hovde’s analysis of the fairness of the merger consideration to AEB shareholders from a financial point of view. The representatives announced that Hovde was issuing its written opinion to the AEB board to the effect that the merger consideration in connection with the merger was fair to the shareholders of AEB from a financial point of view.
The AEB board of directors discussed, among other things, the proposal relative to the estimated stand-alone prospects for AEB capital stock and determined that the proposal was in the best interests of AEB shareholders. As a result, and after taking into account, among other things, the factors described under the heading “— Recommendation of AEB’s Board of Directors and Reasons for the Merger”, the AEB board of directors unanimously approved the merger agreement.
AEB and Fidelity signed the merger agreement and the transaction was announced in a press release issued on October 26, 2015.
Recommendation of AEB’s Board of Directors and Reasons for the Merger
AEB’s board of directors believes that the merger is in the best interests of AEB and its shareholders. Accordingly, AEB’s board of directors has approved and executed the merger agreement and recommends that AEB voting shareholders vote “FOR” the approval of the merger.
In reaching its decision to recommend the merger, AEB’s Board of Directors consulted with AEB’s outside legal counsel and AEB’s financial advisor regarding the merger and considered a variety of factors, including the following:
•
the AEB board of directors’ familiarity with and review of AEB’s business, financial condition, results of operations and prospects, including, but not limited to, its business plan and its potential for growth, development, productivity and profitability;

•
the current and prospective environment in which AEB operates, including national and local economic conditions (including net interest margin pressures), the competitive environment for financial institutions generally, the increased regulatory burden on financial institutions generally, and the trend toward consolidation in the financial services industry;

•
AEB’s belief that AEB needs to grow to be in a position to deliver a competitive return to its shareholders and such growth would require, among other things, the raising of capital;

•
the AEB board of directors’ review, with the assistance of AEB’s legal and financial advisors, of strategic alternatives to the merger, including a potential “merger of equals,” a potential equity raise, the discussions with Fidelity and other bidders, and the possibility of remaining independent;

•
the likelihood that acquisition opportunities for AEB as a buyer are limited without raising additional capital, and the ability to do so and the price at which such shares would be sold are uncertain;

•
the AEB board of directors’ review, based in part on presentations by AEB’s management and advisors and on the due diligence performed in connection with the transaction, of Fidelity’s business, financial condition, results of operations and management; the recent performance of Fidelity’s common stock on both a historical and prospective basis; the strategic fit between the parties; the potential synergies expected from the merger; and the business risks associated with the merger;

•
the expectation that the merger will provide holders of AEB stock with the opportunity to receive a publicly traded stock with liquidity and that the exchange of Fidelity shares for AEB shares will be tax-free for federal income tax purposes;

•
the expected pro forma financial impact of the transaction, taking into account anticipated cost savings and other factors, on both AEB shareholders and Fidelity shareholders, including that the transaction is expected to be accretive to the earnings per share of both Fidelity and AEB.

The foregoing discussion of the information and factors considered by the board of AEB is not intended to be exhaustive, but includes the material factors considered. In view of the variety of factors considered in connection with its evaluation of the transaction and the exchange ratio, the board of directors of AEB did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determinations and recommendations, and individual directors may have given differing weights to different factors.
Each member of the board of directors of AEB has indicated that he intends to vote his shares of AEB common stock in favor of the merger.
THE BOARD OF DIRECTORS OF AEB UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS OF AEB VOTE “FOR” THE PROPOSAL TO APPROVE THE MERGER AGREEMENT.
If the merger is approved and consummated, unless adjusted pursuant to the terms of the Agreement and Plan of Merger, holders of AEB common stock will be entitled to receive shares of Fidelity common stock based upon the VWAP, subject to minimum and maximum exchange ratios as follows:
•
If the VWAP immediately prior to the merger is equal to or greater than $23.20, then each share of AEB common stock will be converted into 0.237 shares of Fidelity common stock;

•
If the VWAP immediately prior to the merger is less than $23.20, but greater than $18.98, then each share of AEB common stock will be converted into $5.50 payable in shares of Fidelity common stock (with the exchange ratio equal to $5.50 divided by the VWAP); and

•
If the VWAP immediately prior to the merger is equal to or less than $18.98, then each share of AEB common stock will be converted into 0.290 shares of Fidelity common stock.

Fidelity will not issue fractional shares in the merger. Instead, you will receive a cash payment, without interest, for the value of any fraction of a share of Fidelity common stock that you would otherwise be entitled to receive in an amount equal to such fraction multiplied by the VWAP.
AEB has $6,000,000 in outstanding subordinated debentures. Holders of AEB’s debentures currently have the right to convert their debentures into AEB common stock. The conversion price is derived by dividing 75% of the book value of shareholders’ equity in AEB by the number of shares of common stock outstanding, with the book value and number of shares outstanding being calculated as of the end of the calendar quarter next preceding the conversion date. Prior to the consummation of the merger, AEB will issue a notice to its subordinated debenture holders advising them of the merger transaction and providing them with notice of their option to convert the debentures. Debenture holders that elect to convert their debentures into AEB common stock prior to the consummation of the merger will receive merger consideration for their shares of AEB common stock upon consummation.
For example, assuming a conversion date of October 26, 2015, the date the merger agreement was executed, and further assuming that all AEB debenture holders had elected to convert their debentures as of such date, then the conversion price would have been $3.28 per share of AEB common stock based on shareholders’ equity in AEB of  $13,353,464.29 and 3,055,223 shares of AEB common stock outstanding as of September 30, 2015.
Merger Consideration Adjustment and Termination Rights
Because a portion of the merger consideration includes Fidelity common stock payable at an exchange ratio for AEB common stock and the market value of the Fidelity common stock changes daily, the total value of the merger consideration will fluctuate. Neither Fidelity nor AEB can give you any assurance as to the price of Fidelity common stock or the value of the merger consideration when the merger becomes effective or when Fidelity’s shares are delivered to you. As an illustration, assuming the merger had been completed on October 26, 2015, the date the merger agreement was executed, the aggregate merger consideration payable (assuming the conversion of all outstanding subordinated debentures) would have been $27,623,700.50 based on a VWAP of  $20.59. However, assuming the merger had been completed on December 22, 2015, the most recent date available before these materials were mailed, the aggregate merger consideration payable (assuming the conversion of all outstanding subordinated debentures) would have been $27,623,700.50 based on a VWAP of  $22.11.
Under the merger agreement, AEB may terminate the merger agreement if, at any time during the five-day period commencing with the fifth trading day immediately preceding the effective date of the merger (we refer to such five-day period as the “determination date”), both of the following conditions are satisfied:
•
the number obtained by dividing the average of the daily closing prices for the shares of Fidelity common stock for the twenty consecutive full trading days on which such shares are actually traded on the Nasdaq Global Select Market (as reported by the Wall Street Journal ending on the determination date) (the “average closing price”) by the lesser of  (i) $21.09 and (ii) the closing price of a share of Fidelity common stock on the Nasdaq Global Select Market on October 23, 2015 (the “Fidelity Ratio”) is less than 0.85; and

•
the Fidelity Ratio is less than 0.85 of the number obtained by dividing (i) the average of the closing price of the Nasdaq Bank Index for the twenty consecutive full trading days ending on the trading day prior to the determination date by (ii) the closing price of the Nasdaq Bank Index on October 23, 2015 (the “index ratio”).

In the event the two conditions above are satisfied, AEB may elect to terminate the merger agreement by providing written notice of such termination to Fidelity. During the five-day period beginning with receipt of such notice from AEB, Fidelity has the option to increase the consideration to be received by the AEB shareholders by increasing the exchange ratio and/or making a cash payment so that the value of the per share purchase price to be received by each AEB shareholder equals the lesser of:
•
the product of  (i) $21.09, (ii) 0.85 and (iii) the exchange ratio; and

•
an amount equal to (i) the product of  (1) the index ratio, (2) 0.85, (3) the exchange ratio and (4) the average closing price, (ii) divided by the Fidelity Ratio.

Even if the first two conditions described above are met, the AEB board of directors may elect not to terminate the merger agreement. Any decision to terminate the merger agreement will be made by the AEB board of directors in light of all of the circumstances existing at the time. Prior to making any decision to terminate the merger agreement, the AEB board of directors would consult with its financial and other advisors and would consider all financial and other information it deemed relevant to its decision, including whether the then current consideration to be received in the merger would deliver more value to AEB shareholders than the value that could be expected in the event AEB were to continue as an independent company (which would occur if the AEB board of directors were to elect to abandon the merger and Fidelity determined not to increase the exchange ratio). In addition, the AEB board of directors would consider whether, in light of market and other industry conditions at the time of such decision, the merger consideration continued to be fair from a financial point of view to AEB’s shareholders.
If each of the first two conditions set forth above were satisfied and the AEB board of directors elected to terminate the merger agreement, Fidelity would have the option of increasing the consideration payable to AEB shareholders by increasing the exchange ratio and/or making a cash payment in the amount set forth above (in addition to, and not in lieu of, issuing shares of Fidelity common stock). Fidelity is under no obligation to increase the exchange ratio or to make any such cash payment, and there can be no assurance that Fidelity would elect to increase the exchange ratio or make any such cash payment to prevent the termination of the merger agreement. Any decision would be made by Fidelity in light of the circumstances existing at the time. If Fidelity elected to increase the exchange ratio or to make such cash payment as described above, then AEB could not terminate the merger agreement as a result of the above-described circumstances.
For example, assume that Fidelity’s average closing price during the determination period was $15.82, representing a 25% decrease from $21.09, and that the average daily current market price of the Nasdaq Bank Index during the determination period was 2,800.00. In that case, AEB would then have the right to terminate the merger agreement because both (i) the Fidelity Ratio is less than 0.85, and (ii) the subtraction of 0.15 from the quotient of 2,800.00 divided by 2,878.74 is greater than the Fidelity Ratio.
However, in this example, Fidelity could prevent the merger agreement from terminating by electing to either increase the exchange ratio to 0.3185 or by making a cash payment (in addition to, and not in lieu of, issuing shares of Fidelity common stock) of  $0.45 per share of AEB common stock.
This summary highlights selected information regarding the merger consideration adjustment and termination provisions in the merger agreement. For a more complete description of these terms, you should carefully read the Agreement and Plan of Merger included in Appendix A to these materials. In addition, we urge you to obtain current information on the market value of Fidelity shares. See “Summary — Markets for Common Stock” on page 7.
The Merger Agreement
The material features of the merger agreement are summarized below:
Effective Date
The merger agreement provides that the merger will be effective upon the approval of the Agreement and Plan of Merger by the shareholders of AEB and the filing of the Certificate of Merger reflecting the merger with the Secretary of State of the State of Georgia.
The merger and the bank merger must be approved by the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation and the Department of Banking and Finance of the State of Georgia. Management of Fidelity and AEB anticipate that the merger will become effective during the first quarter of 2016.
Terms of the Merger
If AEB shareholders approve the merger and subject to required regulatory approvals, AEB will be merged with and into Fidelity. In connection with the merger, AEB shareholders will receive Fidelity common stock in exchange for their AEB common stock, subject to adjustment and proration as previously described. Fidelity shareholders will continue to hold their existing Fidelity common stock.
If, prior to the merger closing, the outstanding shares of Fidelity common stock or AEB common stock are increased through a stock dividend, stock split, subdivision, recapitalization, or reclassification of shares, or are combined into a lesser number of shares by reclassification, reverse stock split, recapitalization, reduction of capital or other transaction, the number of shares of Fidelity common stock to be delivered pursuant to the merger in exchange for a share of AEB common stock will be proportionately adjusted.

If the merger is completed, AEB will be merged with and into Fidelity. Following the merger, the articles of incorporation, bylaws, corporate identity, and existence of Fidelity will not be changed, and AEB will cease to exist as a separate entity. Following the merger, AEB’s bank subsidiary, American Enterprise Bank of Florida, will be merged with and into Fidelity Bank, Atlanta, Georgia, a wholly-owned Georgia bank subsidiary of Fidelity, and Fidelity Bank will be the surviving bank.
Registration of Fidelity Common Stock
As a condition to the merger, Fidelity agreed to register with the SEC the shares of Fidelity common stock to be exchanged for shares of AEB common stock and to maintain the effectiveness of such registration through the issuance of such shares in connection with the closing of the merger. However, such registration will not cover resales of Fidelity common stock by any former holders of AEB common stock, and Fidelity is under no obligation to maintain the effectiveness of such registration, or to prepare and file any post-effective amendments to such registration, after the issuance of such shares in connection with the closing of the merger.
AEB Option Holders
Fidelity has agreed to pay the holder of each AEB option an amount in cash, without interest, equal to the difference between (i) the exercise price per share of AEB common stock issuable pursuant to such AEB option and (ii) an amount as determined by multiplying the exchange ratio by the VWAP. If such amount is a negative number, the AEB option will be terminated without any payment for such AEB option.
Termination and Conditions of Closing
The merger agreement may be terminated at any time either before or after approval of the merger agreement by the shareholders of AEB, but not later than the effective date of the merger:
(1)
by Fidelity, if a material adverse effect (as defined in the merger agreement) has occurred, or if AEB has suffered a material loss or damage to any of its properties or assets, which change, loss or damage materially affects or impairs its ability to conduct its business;

(2)
by AEB, if a material adverse change in the business, operations or financial condition of Fidelity on a consolidated basis shall have occurred, which change would reasonably be expected to have a material adverse effect on the market price of Fidelity’s common stock or would materially affect or impair its ability to conduct its business;

(3)
by either party, if the other party has not substantially complied with, or substantially performed, the terms, covenants or conditions of the merger agreement, and such non-compliance has not otherwise been waived;

(4)
by either party, in the event of a material breach by the other party of any covenant, agreement or obligation contained in the merger agreement which breach has not been cured within twenty days after the giving of written notice of the breach or, if such breach is not capable of being cured within twenty days, the breaching party has not begun to cure such breach within twenty days after such written notice;

(5)
by Fidelity, if it learns of any facts or conditions not disclosed by AEB in the merger agreement, the disclosure memorandum or its financial statements, which facts or conditions were required to be disclosed, and which materially and adversely affects such business, properties, assets, or earnings or the ownership, value or continuance thereof;

(6)
by either party, if required regulatory approval has been denied by the relevant governmental entity or any governmental entity of competent jurisdiction has issued a final, nonappealable injunction permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by the merger agreement;

(7)
by either party, if the merger has not occurred on or before April 30, 2016;

(8)
by Fidelity, if the holders of more than 10% of the outstanding shares of AEB common stock elect to exercise statutory dissenters’ rights;

(9)
by either party, if the AEB shareholders do not approve the merger agreement; or

(10)
by AEB, as described in “— Merger Consideration Adjustment and Termination Rights” on page 17.

AEB must pay to Fidelity a termination fee of  $1 million, if, while a competing offer for the acquisition of AEB by a party other than Fidelity is outstanding or after such an offer has been accepted by AEB:
•
either party terminates the agreement because the AEB shareholders did not approve the merger;

•
AEB terminates the agreement other than pursuant to either (2)–(4) listed above; or

•
Fidelity terminates the agreement.

The following summarizes the required conditions of closing:
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the accuracy of the representations and warranties of all parties contained in the merger agreement and related documents as of the date when made and the effective date;

•
the performance of all agreements and the satisfaction of all conditions required by the merger agreement;

•
the delivery of officers’ certificates, secretary’s certificates, and legal opinions to AEB and Fidelity by the other;

•
the execution of an agreement by each director of AEB, pursuant to which each of them agrees: (i) to recommend, subject to any applicable fiduciary duty, to AEB shareholders approval of the merger; (ii) to vote the capital stock of AEB owned or controlled by them in favor of the merger; and (iii) to not compete with Fidelity for a period of one year after the closing date of the merger;

•
approval of the merger by at least a majority of the shares of AEB common stock held by AEB shareholders;

•
approvals of governmental authorities, and the expiration of any regulatory waiting periods;

•
effectiveness of the registration statement of Fidelity relating to the shares of Fidelity common stock to be issued to AEB shareholders in the merger, of which this document forms a part;

•
the receipt by Fidelity of a legal opinion from Troutman Sanders LLP to the effect that the merger will be treated as a “reorganization” described in Section 368(a) of the Internal Revenue Code of 1986, as amended;

•
the receipt by AEB of a legal opinion from Smith, Gambrell & Russell, LLP to the effect that the merger will be treated as a “reorganization” described in Section 368(a) of the Internal Revenue Code of 1986, as amended;

•
the receipt by Fidelity of a letter from Saltmarsh, Cleaveland & Gund with respect to AEB’s unaudited financial statements from December 31, 2014 through the date of the most recent monthly financial statements available in the ordinary course of business; and

•
the termination of that certain Memorandum of Understanding dated December 19, 2013 between the Federal Deposit Insurance Corporation and American Enterprise Bank of Florida.

Surrender of Certificates
After the effective date of the merger, each holder of AEB common stock (as of that date) will be required to deliver the certificates representing such holder’s shares of AEB common stock to Fidelity’s exchange agent, Computershare, in order to receive payment of the consideration from Fidelity in connection with the merger.

After delivering shares of AEB common stock, assuming there has been no adjustment to the merger consideration, the holder will receive, per share of AEB common stock that such holder owned on the effective date of the merger, an amount of shares of Fidelity common stock based on the exchange ratio. In lieu of a fractional share, a cash payment, without interest, will be paid for any fractional interest in Fidelity common stock.
Until a holder delivers AEB common stock to Computershare, the holder may not receive payment of any dividends or other distributions on shares of Fidelity common stock into which his, her, or its shares of AEB common stock have been converted, if any, and may not receive any notices sent by Fidelity to its shareholders with respect to those shares.
Required Shareholder Approval
The holders of a majority of the outstanding shares of AEB common stock entitled to vote at the special meeting must approve the merger agreement for the merger to be completed. Abstentions from voting and broker non-votes will be included in determining whether a quorum is present and will have the effect of a vote against the merger agreement.
As of December 23, 2015, the record date for determining the shareholders entitled to notice of and to vote at the special meeting, the outstanding voting securities of AEB consisted of 3,055,223 shares of common stock, with each registered holder of AEB common stock being entitled to one vote per share. All of the directors of AEB have agreed to vote their shares in favor of the merger. Further, under the merger agreement, AEB will use its best efforts to obtain agreements from all 5% shareholders of AEB under which such shareholders will agree to vote their shares in favor of the merger. The form of such agreement entered into by directors, and to be entered into by 5% shareholders, is attached as Exhibit B to the merger agreement, which is included as Appendix A to these materials. As of the record date, AEB’s directors and 5% shareholders owned 1,360,457 shares, or 45%, of AEB common stock (excluding options and convertible debentures).
Expenses
All expenses incurred by Fidelity in connection with the merger, including all fees and expenses of its agents, representatives, counsel and accountants and the fees and expenses related to filing these materials and all regulatory applications with state and federal authorities will be paid by Fidelity. All expenses incurred by AEB in connection with the merger agreement, including all fees and expenses of its agents, representatives, counsel and accountants will be paid by AEB.
Conduct of Business of AEB Pending Closing
The merger agreement provides that, pending consummation of the merger, AEB will, except with the written consent of Fidelity:
•
conduct its business in the ordinary course, without the creation of any indebtedness for borrowed money other than deposits and ordinary and customary accounts and credit arrangements;

•
maintain its properties and assets in good operating condition, ordinary wear and tear excepted;

•
maintain and keep in full force and effect all required insurance;

•
preserve its capital structure and make no change in its authorized or issued capital stock or other securities, and grant no right or option to purchase or otherwise acquire any of its capital stock or securities;

•
not pay or declare cash dividends, distributions or payments with respect to AEB’s common stock;

•
not redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

•
make no amendment to its articles of incorporation or bylaws, and preserve its corporate existence and powers;

•
acquire no business, corporation, partnership, association or other entity or division thereof, and no assets which are material, in the aggregate, to it;

•
not sell, mortgage, lease, buy or otherwise acquire, transfer or dispose of any real property or interest therein, or any tangible or intangible asset (other than in the ordinary course of business);

•
make any loan or extension of credit in an amount in excess of  $500,000 (excluding any loan or extension of credit of a smaller amount on an outstanding loan or line of credit in excess of $500,000), or renew or amend any existing loan or extension of credit that is characterized as “Special Mention”, “Substandard”, “Doubtful” or “Loss” in the books and records of AEB; provided, however, that AEB may make a loan or extension of credit in an amount in excess of $500,000 in the event Fidelity shall not have disapproved of such request in writing within five business days upon receipt of such request from AEB;

•
make no change in its banking and safe deposit arrangements;

•
not enter into, renew or cancel any material contracts;

•
maintain all books and records in the usual, regular and ordinary course;

•
not prepare or file any tax return inconsistent with past practice, or on any tax return, take any position, make any election, or adopt any method inconsistent with positions taken, elections made or methods used in preparing or filing similar tax returns in prior periods; make or change any express or deemed election related to taxes; change an annual accounting period; adopt or change any method of accounting, file an amended tax return; surrender any right to claim a refund of taxes; enter into any closing agreements with respect to tax; or consent to any extension or waiver of the limitation period applicable to any tax proceedings relating to AEB or American Enterprise Bank of Florida;

•
promptly advise Fidelity orally and in writing of any change or event having, or which could reasonably be expected to have, a material adverse effect (as defined in the merger agreement);

•
file all reports required to be filed with any regulatory or governmental agencies, and deliver copies of such reports to Fidelity promptly after they are filed; and

•
not adopt any new benefit plans or programs or amend any existing benefit plans or programs, the effect of which is to increase benefits to employees, directors, officers or independent contractors or their descendants or beneficiaries or the liabilities of AEB or its successors, and not grant or institute any new severance pay, termination pay, retention pay or transaction or deal bonus or arrangement or other benefit plan.

Interests of the Directors and Officers of AEB and American Enterprise Bank of Florida in the Merger
Except as set forth below, no director or officer of AEB, or any of their associates, has any direct or indirect material interest in the merger other than owning shares of AEB common stock which will be converted in the merger into Fidelity common stock and cash. Fidelity and AEB do not anticipate that the merger will result in any material change in compensation to employees of AEB.
Bennett Brown, President of AEB and American Enterprise Bank of Florida, has entered into an employment agreement with Fidelity whereby Mr. Brown will serve as Fidelity’s Jacksonville Area Market President. At the closing of the merger, various other AEB and American Enterprise Bank of Florida officers will continue employment with Fidelity or Fidelity Bank pursuant to employment agreements.
Bennett Brown was awarded 50,000 shares of AEB common stock on February 21, 2006, but only 10,000 shares were granted. Pursuant to a letter from the AEB board of directors dated June 28, 2012, the remaining 40,000 shares are to be granted to Mr. Brown upon the closing of any merger or acquisition of AEB and American Enterprise Bank of Florida.
Fidelity will provide liability insurance to the present directors and officers of AEB and American Enterprise Bank of Florida for a period of six years following the closing of the merger for actions taken by such directors and officers in such capacity.

Fidelity has agreed to provide to officers and employees of AEB and American Enterprise Bank of Florida who continue employment with Fidelity or its subsidiaries employee benefits under employee benefit plans, on terms and conditions substantially similar to those currently provided to similarly situated Fidelity officers and employees.
Differences in Legal Rights Between Shareholders of AEB and Fidelity
Following the merger you will no longer be an AEB shareholder and, if you receive shares of Fidelity following the merger, your rights as a shareholder will no longer be governed by AEB’s articles of incorporation and bylaws. You will be a Fidelity shareholder and your rights as a Fidelity shareholder will be governed by Fidelity’s articles of incorporation and bylaws. Your former rights as an AEB shareholder and your new rights as a Fidelity shareholder are different in certain ways, including the following:
	AEB Shareholder Rights	Fidelity Shareholder Rights
Authorized, Issued and Outstanding Capital Stock	AEB is authorized to issue 20,000,000 shares of common stock, $3.00 par value per share. As of November 30, 2015, there were 3,055,223 shares of common stock outstanding (excluding shares issuable upon the exercise of stock options).	Fidelity is authorized to issue 50,000,000 shares of common stock, no par value per share, and up to 10,000,000 shares of preferred stock, no par value per share. Fidelity has authorized 48,200 shares of Series A preferred stock and 1,000 shares of Series B preferred stock. As of November 30, 2015, there were 23,105,492 shares of common stock outstanding, no shares of Series A preferred stock outstanding and no shares of Series B preferred stock outstanding.
Number of Directors	The articles of incorporation of AEB provide that the shareholders and the board of directors have the power to set the number of directors from time to time at no less than one director. The AEB board of directors currently consists of eleven directors.	The bylaws of Fidelity state that the board of directors shall consist of not less than three or more than twenty-four persons of eighteen years of age or over, except that if all of the shares of Fidelity are owned beneficially by less than three shareholders, the number of directors may be less than three. The Fidelity board of directors currently consists of nine directors.
Filling Vacancies on the Board	Any vacancy occurring on the board may be filled by the affirmative vote of a majority of the remaining directors and shall hold office until the next election of directors by the shareholders.	A vacancy occurring in the board of directors by reason of removal of a director by the shareholders shall be filled by the shareholders, or, if authorized by the shareholders, by the remaining directors. Any other vacancy occurring in the board of directors may be filled by the affirmative vote of a majority of the remaining directors though less than a quorum of the board of directors. A director elected to fill a vacancy shall serve for the unexpired term of his predecessor in office.

	AEB Shareholder Rights	Fidelity Shareholder Rights
Annual Meeting of Shareholders	AEB’s bylaws provide that an annual meeting will be held each year at the time and place set by the AEB board of directors, but in no event later than thirteen months after the last preceding annual meeting.	Fidelity’s bylaws provide that the annual meeting of the shareholders shall be held at such place on such date and at such time as the board of directors may by resolution provide, or if the board fails to provide, then such meeting shall be held at the principal office of Fidelity at 10:00 A.M. on the fourth Tuesday in April of each year. The board of directors may specify by resolution prior to any special meeting of shareholders held within the year that such meeting shall be in lieu of the annual meeting.
Shareholder Ability to Call Special Meetings	AEB’s bylaws provide that special meetings of the AEB shareholders may be called by the Chairman of the Board, the President or the board of directors, or at the request in writing of shareholders owning at least ten percent in amount of the shares of AEB common stock outstanding and entitled to vote.	Special meeting of the Fidelity shareholders may be called at any time by the board of directors, the President, or upon written request of the holders of at least twenty-five percent of the outstanding common stock.
Notice of Meetings	Notice of any annual or special meeting must be given personally or by mail to each shareholder entitled to vote at the annual or special meeting not less than ten nor more than sixty days prior to the annual or special meeting.	Written notice of each meeting of shareholders, stating the time and place of the meeting, and the purpose of any special meeting, shall be mailed to each shareholder entitled to vote at or to notice of such meeting not less than ten nor more than seventy days prior to such meeting unless such shareholder waives notice of the meeting.
Approval of Business Combinations
AEB’s articles of incorporation and bylaws do not contain any provisions for the special approval of business combinations.
Florida does not have a business combination statute like Delaware, but instead has an affiliated transactions statute. The Florida statute defines an “affiliated transaction” as a merger by a Florida corporation with an “interested shareholder,” a sale, lease or other disposition to the interested shareholder of assets of the corporation above a certain threshold, including 5% or more of the fair market value of all of the assets of the corporation, or the

Fidelity’s articles of incorporation provide that any merger, liquidation or dissolution of Fidelity, or any action that would result in the same or other disposition of all or substantially all of the assets of Fidelity shall require approval by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2∕3%) of the issued and outstanding shares of capital stock then entitled to vote on such matters.
Under the Georgia Business Corporation Code (“GBCC”), a plan of merger or share exchange must be adopted by the board of directors of each party to such merger or share exchange and, subject to certain exceptions, approved by the shareholders of each party.

	AEB Shareholder Rights	Fidelity Shareholder Rights
issuance or transfer by the corporation of shares of its capital stock having a fair market value equal to 5% of the fair market value of all of the outstanding shares of the corporation to the interested shareholder, adoption of any plan for liquidation or dissolution involving the interested shareholder, any reclassification of securities, or any receipt by the interested shareholder of any loans, guarantees or other financial assistance. Generally, the Florida statute requires approval of an affiliated transaction by two-thirds of the voting shares of the corporation other than the shares beneficially owned by the interested shareholder.
Dissenters’ Rights	Under Florida law, holders of AEB common stock are entitled to appraisal rights under the Florida Business Corporation Act (“FBCA”). Pursuant to Section 607.1302 of the FBCA, an AEB shareholder who does not wish to accept the consideration to be received pursuant to the terms of the merger agreement may dissent from the merger and receive a cash payment equal to the fair value of his or her shares of AEB stock instead of receiving the merger consideration. To exercise appraisal rights, AEB common shareholders must strictly follow the procedures established by Sections 607.1301 through 607.1333 of the FBCA. A dissenting shareholder who desires to exercise his or her appraisal rights must file with AEB, prior to the taking of the vote on the merger agreement, a written notice of intent to demand payment for his or her shares if the merger is effectuated. See “Appraisal Rights of Dissenting Shareholders,” beginning at page 28.	The GBCC provides that Fidelity shareholders who comply with certain procedural requirements of the GBCC are entitled to dissent from and obtain payment of the fair value of their shares in the event of certain mergers, share exchanges, sales or exchanges of all or substantially all of the Fidelity’s assets, amendments to the articles of incorporation that materially and adversely affect certain rights with respect to a dissenter’s shares, and certain other actions taken pursuant to a shareholder vote to the extent provided for under the GBCC, the articles of incorporation, the bylaws, or by resolution of the Fidelity board. However, shareholders of any class of shares are not entitled to vote on certain mergers, share exchanges, sales or exchanges of property, or amendments to the articles of incorporation if such shares, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at a meeting of shareholders at which the certain merger, share exchange, sale or exchange of property, or amendment to the articles of incorporation is to be acted on, were either listed on a national securities exchange or held of record by more than 2,000 shareholders.

	AEB Shareholder Rights	Fidelity Shareholder Rights
Amendments to Articles of Incorporation	Under Florida law, the board of directors may propose an amendment to AEB’s articles of incorporation for submission to the shareholders. Generally, to be adopted, the amendment must be approved by a majority of the votes entitled to be cast on such amendment.	Any amendment or repeal of Article VI (business combinations) or Article VII (tender offers) of Fidelity’s articles of incorporation shall require the affirmative vote of holders of sixty-six and two-thirds percent (66 2∕3%) of the shares of capital stock of Fidelity then entitled to vote on such matters.
Amendments to Bylaws	The bylaws of AEB may be appealed, altered, amended and rescinded by the board of directors.	The board of directors shall have the power to alter, amend or repeal Fidelity’s bylaws or adopt new bylaws, but any bylaws adopted by the board may be altered, amended or repealed and new bylaws adopted by the shareholders. The shareholders may prescribe that any bylaw adopted by them shall not be altered, amended or repealed by the board. Action by the directors with respect to the bylaws shall be taken by an affirmative vote of a majority of all the directors then in office. Action by the shareholders with respect to the bylaws shall be taken by an affirmative vote of a majority of all shares outstanding and entitled to vote.
Indemnification of Directors and Officers and Limitation of Director Liability	AEB’s bylaws provide that it may indemnify any person who is party to any proceeding by reason that the person is or was a director, officer, employee, or agent of AEB, if the person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interest of AEB, and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful.	Fidelity’s articles of incorporation provide that, to the extent permitted by law, a director shall not be liable to Fidelity or its shareholders for monetary damages for breach of the duty of care or other duty as a director; provided, however, that a director may be liable (a) for any appropriation, in violation of his duties, of any business opportunity of Fidelity; (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (c) for the types of liability set forth in the Official Code of Georgia Annotated Section 14-2-832; or (d) for any transaction from which the director derived an improper personal benefit.
Fidelity’s bylaws provide that it shall indemnify and hold harmless any person who was or is a party or is threatened to be made a party to any proceeding by reason of the fact that he is or was a director, officer, employee or agent of Fidelity against expenses (including attorneys’ fees), judgments, fines and amounts paid in

	AEB Shareholder Rights	Fidelity Shareholder Rights
settlement actually and reasonably incurred by him in connection with such proceeding if he acted in a manner he reasonably believed to be in or not opposed to the best interests of Fidelity, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any proceeding shall not, or itself, create a presumption that the person did not act in a manner which he reasonably believed to be in or not opposed to the best interests of Fidelity, and with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.
Securities Exchange Act Reporting	AEB is not subject to any of the filing requirements with the SEC.	Fidelity is subject to filing requirements under the Securities Exchange Act of 1934. These filing requirements are both periodic and transaction-based obligations whereby Fidelity discloses certain information to the SEC, and this information is subsequently made available to the public.
Dividends
Fidelity declared aggregate cash dividends of  $0.29 per share of common stock for the nine months ended September 30, 2015 and aggregate cash dividends of  $0.30 per share of common stock for the year ended December 31, 2014. Fidelity intends to continue paying cash dividends, but the amount and frequency of cash dividends, if any, will be determined by Fidelity’s board of directors after consideration of certain non-financial and financial factors including earnings, capital requirements, and the financial condition of Fidelity, and will depend on cash dividends paid to it by its subsidiary bank. The ability of Fidelity’s subsidiary bank to pay dividends to it is restricted by certain regulatory requirements.
AEB has never declared or paid dividends on shares of its common stock.
Accounting Treatment
The merger will be accounted for as a purchase for financial reporting and accounting purposes. After the merger, the results of operations of AEB will be included in the consolidated financial statements of Fidelity. The merger consideration will be allocated based on the fair values of the assets acquired and the liabilities assumed. Any excess of cost over fair value of the net tangible and identified intangible assets of AEB acquired will be recorded as goodwill. Any identified intangible asset may be amortized by charges to operations under generally accepted accounting principles.
Regulatory Approvals
The Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation and the Department of Banking and Finance of the State of Georgia must approve the merger. In determining whether to grant that approval, the Federal Reserve will consider the effect of the merger on the financial and managerial resources and future prospects of the companies and banks concerned and the convenience and needs of the communities to be served.
The review of the merger application by the Federal Reserve, the Federal Deposit Insurance Corporation or the Georgia Department of Banking and Finance will not include an evaluation of the proposed transaction from the financial perspective of the individual shareholders of AEB. Further, no shareholder should construe an approval of the merger application by the Federal Reserve, the Federal Deposit Insurance Corporation or the Georgia Department of Banking and Finance to be a recommendation that the shareholders vote to approve the proposal. Each shareholder entitled to vote should evaluate the proposal to determine the personal financial impact of the completion of the proposed transaction. Shareholders not fully knowledgeable in such matters are advised to obtain the assistance of competent professionals in evaluating all aspects of the proposal including any determination that the completion of the proposed transaction is in the best financial interest of the shareholder.
Appraisal Rights of Dissenting Shareholders
Under Florida law, holders of AEB common stock may be entitled to assert appraisal rights pursuant to Sections 607.1301 through 607.1333 of the Florida Business Corporation Act (the “Dissenter Provisions”). The following summary of Florida law is qualified in its entirety by reference to the full text of the Dissenter Provisions, a copy of which is included as Appendix B to these materials.
In order to exercise appraisal rights, a dissenting shareholder must strictly comply with the statutory procedures of the Dissenter Provisions, which are summarized below. AEB shareholders are urged to read Appendix B in its entirety and to consult with their legal advisors. Each AEB shareholder who desires to assert his or her appraisal rights is cautioned that failure on his or her part to adhere strictly to the requirements of Florida law in any regard will cause a forfeiture of any appraisal rights.
A dissenting shareholder who desires to exercise his or her appraisal rights must file with AEB, prior to the taking of the vote on the Agreement and Plan of Merger, a written notice of intent to demand payment for his or her shares if the merger is effectuated. A vote against the Agreement and Plan of Merger will not alone be deemed to be the written notice of intent to demand payment and will not be deemed to satisfy the notice requirements under the Dissenter Provisions. A dissenting shareholder need not vote against the Agreement and Plan of Merger, but cannot vote, or allow any nominee who holds such shares for the dissenting shareholder to vote, any of his or her shares of AEB common stock in favor of the Agreement and Plan of Merger. A vote in favor of the Agreement and Plan of Merger will constitute a waiver of the shareholder’s appraisal rights. A shareholder’s failure to vote against the Agreement and Plan of Merger will not constitute a waiver of such shareholder’s dissenters’ rights. Such written notification should be delivered either in person or by mail (certified mail, return receipt requested, being the recommended form of transmittal) to the main office of AEB, attention Corporate Secretary.
All such notices must be signed in the same manner as the shares are registered on the books of AEB. If an AEB shareholder has not provided written notice of intent to demand fair value before the vote on the proposal to approve the Agreement and Plan of Merger is taken at the special meeting, then the AEB shareholder will be deemed to have waived his or her appraisal rights.
Within ten days after the completion of the merger, Fidelity must provide to each AEB shareholder who filed a notice of intent to demand payment for his or her shares a written appraisal notice and an election form that specifies, among other things:
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the date of the completion of the merger;

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Fidelity’s estimate of the fair value of the shares of AEB common stock;

•
where to return the completed appraisal election form and the shareholder’s stock certificates and the date by which each must be received by Fidelity or its agent, which date with respect to the receipt of the appraisal election form may not be fewer than forty, nor more than sixty, days after the date Fidelity sent the appraisal election form to the shareholder (and shall state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless such form is received by Fidelity by such specified date) and which with respect to the return of stock certificates must not be earlier than the date for receiving the appraisal election form;

•
that, if requested in writing, Fidelity will provide to the shareholder so requesting, within ten days after the date set for receipt by Fidelity of the appraisal election form, the number of shareholders who return the forms by such date and the total number of shares owned by them; and

•
the date by which a notice from the AEB shareholder of his or her desire to withdraw his or her appraisal election must be received by Fidelity, which date must be within twenty days after the date set for receipt by Fidelity of the appraisal election form from the AEB shareholder.

The form must also contain Fidelity’s offer to pay to the AEB shareholder the amount that it has estimated as the fair value of the shares of AEB common stock, and request certain information from the AEB shareholder, including:
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the shareholder’s name and address;

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the number of shares as to which the shareholder is asserting appraisal rights;

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that the shareholder did not vote for the merger;

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whether the shareholder accepts the offer of Fidelity to pay its estimate of the fair value of the shares of AEB common stock to the shareholder; and

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if the shareholder does not accept the offer of Fidelity, the shareholder’s estimated fair value of the shares of AEB common stock and a demand for payment of the shareholder’s estimated value plus interest.

A dissenting shareholder must execute the appraisal election form, and in the case of certificated shares, deposit the shareholder’s certificates, by the specified date. Any dissenting shareholder failing to return a properly completed appraisal election form and his or her stock certificates within the period stated in the form will lose his or her appraisal rights and be bound by the terms of the Agreement and Plan of Merger. Upon returning the appraisal election form, a dissenting shareholder will be entitled only to payment pursuant to the procedure set forth in the Dissenter Provisions and will not be entitled to vote or to exercise any other rights of a shareholder, unless the dissenting shareholder withdraws his or her demand for appraisal within the time period specified in the appraisal election form.
A dissenting shareholder who has delivered the appraisal election form and his or her AEB common stock certificates may decline to exercise appraisal rights and withdraw from the appraisal process by giving written notice to Fidelity within the time period specified in the appraisal election form. Thereafter, a dissenting shareholder may not withdraw from the appraisal process without the written consent of Fidelity. Upon such withdrawal, the right of the dissenting shareholder to be paid the fair value of his or her shares will cease, and he or she will be reinstated as a shareholder and will be entitled to receive the merger consideration.
If the dissenting shareholder accepts the offer of Fidelity in the appraisal election form to pay Fidelity’s estimate of the fair value of the shares of AEB common stock, payment for the shares of the dissenting shareholder is to be made within ninety days after the receipt of the appraisal election form by Fidelity or its agent. Upon payment of the agreed value, the dissenting shareholder will cease to have any interest in such shares.
A shareholder must demand appraisal rights with respect to all of the shares registered in his or her name, except that a record shareholder may assert appraisal rights as to fewer than all of the shares registered in the record shareholder’s name but which are owned by a beneficial shareholder, if the record shareholder objects with respect to all shares owned by the beneficial shareholder. A record shareholder must notify AEB in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. A beneficial shareholder may assert appraisal rights as to any shares held on behalf of the beneficial shareholder only if the beneficial shareholder submits to AEB the record shareholder’s written consent to the assertion of such rights before the date specified in the appraisal election form, and does so with respect to all shares that are beneficially owned by the beneficial shareholder.
A shareholder who is dissatisfied with Fidelity’s estimate of the fair value of the shares of Fidelity common stock must notify Fidelity of the shareholder’s estimate of the fair value of the shares and demand payment of that estimate plus interest in the appraisal election form within the time period specified in the form. A shareholder who fails to notify Fidelity in writing of the shareholder’s demand to be paid its stated estimate of the fair value of the shares plus interest within the required time period waives the right to demand payment and will be entitled only to the payment offered by Fidelity in the appraisal election form.
Section 607.1330 of the Dissenter Provisions addresses what should occur if a dissenting shareholder fails to accept the offer of Fidelity to pay the value of the shares as estimated by Fidelity, and Fidelity fails to comply with the demand of the dissenting shareholder to pay the value of the shares as estimated by the dissenting shareholder, plus interest.
If a dissenting shareholder refuses to accept the offer of Fidelity to pay the value of the shares as estimated by Fidelity, and Fidelity fails to comply with the demand of the dissenting shareholder to pay the value of the shares as estimated by the dissenting shareholder, plus interest, then within sixty days after receipt of a written demand from any dissenting shareholder, Fidelity shall, or at its election at any time within such period of sixty days may, file an action in any court of competent jurisdiction in the county in Florida where the registered office of Fidelity, maintained pursuant to Florida law, is located requesting that the fair value of such shares be determined by the court.
If Fidelity fails to institute a proceeding within the above-prescribed period, any dissenting shareholder may do so in the name of Fidelity. All dissenting shareholders whose demands remain unsettled shall be made parties to the proceeding as in an action against their shares and a copy of the initial pleading will be served on each dissenting shareholder as provided by law. The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings. There shall be no right to a jury trial.
Fidelity is required to pay each dissenting shareholder the amount found to be due within ten days after final determination of the proceedings, which amount may, in the discretion of the court, include a fair rate of interest, which will also be determined by the court. Upon payment of the judgment, the dissenting shareholder ceases to have any interest in such shares.
Section 607.1331 of the Dissenter Provisions provides that the costs of a court appraisal proceeding, including reasonable compensation for, and expenses of, appraisers appointed by the court, will be determined by the court and assessed against Fidelity, except that the court may assess costs against all or some of the dissenting shareholders who are involved in the judicial proceeding, in amounts the court finds equitable, to the extent that the court finds such shareholders acted arbitrarily, vexatiously or not in good faith with respect to their appraisal rights. The court also may assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable, against: (i) Fidelity and in favor of any or all dissenting shareholders who are involved in the judicial proceeding if the court finds Fidelity did not substantially comply with the notification provisions set forth in Sections 607.1320 and 607.1322 of the Dissenter Provisions; or (ii) either Fidelity or a dissenting shareholder, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the appraisal rights. If the court in an appraisal proceeding finds that the services of counsel for any dissenting shareholder were of substantial benefit to other dissenting shareholders, and that the fees for those services should not be assessed against Fidelity, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the dissenting shareholders who were benefited. To the extent that Fidelity fails to make a required payment when a dissenting shareholder accepts Fidelity’s offer to pay the value of the shares as estimated by Fidelity, the dissenting shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from Fidelity all costs and expenses of the suit, including counsel fees.
Because of the complexity of the Florida laws relating to appraisal rights of dissenting shareholders, AEB shareholders who are considering dissenting from the merger are urged to consult their own legal counsel.
Material Federal Income Tax Consequences of the Merger and Opinion of Tax Counsel
Subject to the limitations, assumptions and qualifications described herein, in the opinion of each of Troutman Sanders LLP and Smith, Gambrell & Russell, LLP, the following discussion summarizes the anticipated material U.S. federal income tax consequences of the merger generally applicable to “U.S. holders” (as defined below) of AEB common stock that exchange their shares in the merger. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, judicial authorities, published positions of the Internal Revenue Service (“IRS”) and other applicable authorities, all as in effect on the date of this discussion and all of which are subject to change (possibly with retroactive effect) and differing interpretations. The opinions of tax counsel for each of Fidelity and AEB are filed as Exhibit 8.1 and Exhibit 8.2, respectively, to the registration statement on Form S-4 of which this document is a part.
This summary is limited to U.S. holders (as defined below) that hold their shares of AEB common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Furthermore, this discussion does not address all of the tax consequences that may be relevant to a particular AEB shareholder or to AEB shareholders that are subject to special rules under U.S. federal income tax laws, such as: shareholders that are not U.S. holders; financial institutions; insurance companies; mutual funds; tax-exempt organizations; S corporations or other pass-through entities (or investors in such entities); regulated investment companies; real estate investment trusts; dealers in securities or currencies; persons subject to the alternative minimum tax provisions of the Code; former citizens or residents of the United States; persons whose functional currency is not the U.S. dollar; traders in securities that elect to use a mark-to-market method of accounting; persons who (directly or through attribution) own 5% or more of the outstanding common stock of AEB; persons who hold AEB common stock as part of a straddle, hedge, constructive sale or conversion transaction; and U.S. holders who acquired their shares of AEB common stock through the exercise of an employee stock option or otherwise as compensation.
For purposes of this section, the term “U.S. holder” means a beneficial owner of AEB common stock that for U.S. federal income tax purposes is: (i) an individual who is a citizen or resident of the United States; (ii) an entity, including a corporation (or other entity taxable as a corporation), created or organized under the laws of the United States, any state thereof, or the District of Columbia; (iii) an estate the income of which is subject to U.S. federal income tax regardless of its source; or (iv) a trust if  (a) a court within the United States is able to exercise primary supervision over the administration of the trust, and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (b) a valid election to be treated as a U.S. person is in effect with respect to such trust.
If a partnership (including any entity or arrangement that is treated as a partnership for U.S. federal income tax purposes) holds AEB common stock, the tax treatment of a partner generally will depend on the status of the partners and the activities of the partnership. Partnerships and partners in such a partnership should consult their tax advisers about the tax consequences of the merger to them.
Holders of AEB common stock are urged to consult with their own tax advisors as to the tax consequences of the merger in their particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local or foreign income tax and other tax laws and of any changes in those laws.
The Merger
The merger is intended to constitute a “reorganization” within the meaning of Section 368(a) of the Code. Consummation of the merger is conditioned upon each of Fidelity and AEB receiving a written tax opinion, dated the closing date of the merger, from their respective outside legal counsels to the effect that, based upon facts, representations and assumptions set forth in such opinions, the merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. An opinion of counsel represents the counsel’s best legal judgment and is not binding on the IRS or any court, and as a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any such opinion. In addition, if any of the representations or assumptions upon which these opinions are based is inconsistent with the actual facts, the U.S. federal income tax consequences of the merger could be adversely affected. Accordingly, each AEB shareholder should consult its tax advisor with respect to the particular tax consequences of the merger to such holder. The remainder of this discussion assumes that, for U.S. federal income tax purposes, the merger will constitute a reorganization within the meaning of Section 368(a) of the Code.

Consequences to Fidelity and AEB
Each of Fidelity and AEB will be a party to the merger within the meaning of Section 368(b) of the Code, and neither Fidelity nor AEB will recognize any gain or loss as a result of the merger.
Consequences to Shareholders
Exchange Solely for Fidelity Common Stock.   A U.S. holder will not recognize any gain or loss in connection with such U.S. holder’s exchange of all of its shares of AEB common stock for shares of Fidelity common stock, except in respect of cash received in lieu of any fractional share of Fidelity common stock.
Cash Received in Lieu of a Fractional Share.   If a U.S. holder receives cash in the merger instead of a fractional share interest in Fidelity common stock, the U.S. holder will be treated as having received such fractional share in the merger, and then as having received cash in exchange for such fractional share. Gain or loss would be recognized in an amount equal to the difference between the amount of cash received and the AEB shareholder’s adjusted tax basis allocable to such fractional share. The gain or loss generally will be a capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the merger, the U.S. holder held its shares of AEB common stock for more than one year.
Exchange Solely for Cash upon Exercise of Appraisal Rights.   Upon the proper exercise of appraisal rights, the exchange of AEB shares solely for cash generally will result in recognition of gain or loss by the U.S. holder in an amount equal to the difference between the amount of cash received by the U.S. holder and the U.S. holder’s tax basis in its AEB common stock (generally the purchase price paid by the U.S. holder to acquire such stock). The gain or loss generally will be a capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the merger, the U.S. holder held its shares of AEB common stock for more than one year.
Tax Basis in, and Holding Period for, Fidelity Common Stock.   The aggregate tax basis of the Fidelity common stock received by a U.S. holder as a result of the merger (excluding fractional shares deemed received and redeemed as described above) will be equal to the aggregate tax basis of its AEB common stock surrendered decreased by any portion of such tax basis allocated to fractional shares of Fidelity common stock that are treated as redeemed by Fidelity. The holding period of the Fidelity common stock a U.S. holder receives as a result of the exchange will include the holding period of AEB common stock surrendered in the merger. If a U.S. holder has differing bases or holding periods in respect of its shares of AEB common stock, it should consult its tax advisor with regard to identifying the bases or holding periods of the particular shares of Fidelity common stock received in the exchange.
Backup Withholding and Information Reporting
A non-corporate U.S. holder may be subject under certain circumstances to information reporting and backup withholding (currently at a rate of 28%) on any cash payments received. A U.S. holder generally will not be subject to backup withholding, however, if such U.S. holder: (1) furnishes a correct taxpayer identification number, certifies that it is not subject to backup withholding and otherwise complies with all the applicable requirements of the backup withholding rules; or (2) provides proof that it is otherwise exempt from backup withholding. Any amounts withheld under the backup withholding rules are not an additional tax and generally will be allowed as a refund or credit against the U.S. holder’s U.S. federal income tax liability, provided such U.S. holder timely furnishes the required information to the IRS. U.S. holders should consult their own tax advisors regarding the application of backup withholding based on their particular circumstances and the availability and procedure for obtaining an exemption from backup withholding.
An AEB shareholder who receives Fidelity common stock as a result of the merger will be required to retain records pertaining to the merger. Each AEB shareholder who is required to file a U.S. federal income tax return and who is a “significant holder” that receives Fidelity common stock in the merger will be required to file a statement with such U.S. federal income tax return in accordance with Treasury Regulations Section 1.368-3 setting forth information regarding the parties to the merger, the date of the merger, the fair market value of such AEB shareholder’s AEB shares surrendered and such shareholder’s basis in such shares. A “significant holder” is a holder of AEB common stock who, immediately before the merger, either: (i) owned at least 1% by vote or value of the outstanding stock of AEB or (ii) owned securities of AEB with a basis for federal income tax purposes of at least $1 million.
THE PRECEDING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF THE MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS RELEVANT THERETO. AEB SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY AND EFFECT OF NON-U.S., FEDERAL, STATE, AND LOCAL INCOME TAX, AND OTHER APPLICABLE TAX LAWS, AND THE EFFECT OF ANY PROPOSED CHANGES IN THE TAX LAWS.
Opinion of AEB’s Financial Advisor
The fairness opinion of AEB’s financial advisor, Hovde Group, LLC, is described below. The description contains projections, estimates and other forward-looking statements about the future earnings or other measures of the future performance of AEB. The projections were based on numerous variables and assumptions, which are inherently uncertain, including factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in the projections. You should not rely on any of these statements as having been made or adopted by AEB or Fidelity. You should review the copy of the fairness opinion, which is attached as Appendix C.
Hovde has acted as AEB’s financial advisor in connection with the proposed merger. Hovde is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger and is familiar with AEB and its operations. As part of its investment banking business, Hovde is continually engaged in the valuation of businesses and their securities in connection with, among other things, mergers and acquisitions. AEB’s board of directors selected Hovde to render a fairness opinion in connection with the merger on the basis of the firm’s reputation and expertise in transactions such as the merger.
Hovde reviewed the financial aspects of the proposed merger with AEB’s board of directors and, on October 26, 2015, delivered a written opinion to AEB’s board of directors that the merger consideration to be paid in connection with the merger was fair to the shareholders of AEB from a financial point of view. In requesting Hovde’s advice and opinion, no limitations were imposed by AEB upon Hovde with respect to the investigations made or procedures followed by it in rendering its opinion.
AEB engaged Hovde on June 25, 2015, to provide AEB with financial services relating to issuing a fairness opinion to AEB’s board of directors. Pursuant to the terms of the engagement, Hovde will receive consideration in the amount of  $50,000 for the delivery of its fairness opinion. At the time the merger is completed, AEB will pay Hovde a completion fee, which is contingent upon the completion of the merger. Pursuant to the engagement agreement, in addition to its fees and regardless of whether the merger is consummated, AEB has agreed to reimburse Hovde for certain reasonable out-of-pocket expenses incurred in performing its services and to indemnify Hovde against certain claims, losses and expenses arising out of the merger or Hovde’s engagement. In addition, Hovde has not had a material relationship with any party to the merger for which it has received compensation during the prior two years.
The full text of Hovde’s written opinion is included in this proxy statement as Appendix C and is incorporated herein by reference. You are urged to read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Hovde. The summary of the Hovde’s opinion included in this proxy statement is qualified in its entirety by reference to the full text of such opinion. Hovde’s opinion is directed to AEB’s board of directors and addresses only the fairness, from a financial point of view, of the merger consideration payable to AEB’s shareholders in connection with the merger. It does not address the underlying business decision to proceed with the merger and does not constitute a recommendation to any of the shareholders as to how such shareholder should vote at the special meeting on the merger or any related matter.

The type and amount of consideration payable in the merger was determined through negotiations between AEB and Fidelity, with the assistance of Hovde, and was approved by AEB’s board of directors. As described above, Hovde’s opinion to the board of directors of AEB was one of many factors taken into consideration by the board of directors of AEB in making its determination to approve the merger agreement.
During the course of its engagement, and as a basis for arriving at its opinion, Hovde reviewed and analyzed material bearing upon the financial and operating conditions of AEB and material prepared in connection with the merger, including, among other things, the following:
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a draft of the Agreement dated October 16, 2015, as provided to Hovde by AEB;

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certain unaudited financial statements for AEB and Fidelity for the nine-month period ended September 30, 2015;

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certain historical annual reports of AEB and American Enterprise Bank of Florida and Fidelity, including audited annual reports for the year ended December 31, 2014;

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certain historical publicly available business and financial information concerning AEB, American Enterprise Bank of Florida and Fidelity;

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certain internal financial statements and other financial and operating data concerning AEB, American Enterprise Bank of Florida and Fidelity;

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financial projections prepared by certain members of senior management of AEB and American Enterprise Bank of Florida;

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the terms of recent merger, acquisition and control investment transactions, to the extent publicly available, involving financial institutions and financial institution holding companies that Hovde considered relevant;

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the general economic, market and financial conditions;

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the pro forma impact of the merger on the combined company’s earnings per share, consolidated capitalization and financial ratios;

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certain publicly available financial and stock market data relating to selected public companies that Hovde deemed relevant; and

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historical market prices and trading volumes of Fidelity’s common stock.

Hovde also conducted meetings and had discussions with members of senior management of AEB and Fidelity for purposes of reviewing the business, financial condition, results of operations and future prospects of AEB, American Enterprise Bank of Florida, and Fidelity, as well as the history and past and current operations of AEB, American Enterprise Bank of Florida, and Fidelity, AEB’s convertible subordinated debentures and the terms thereof, and AEB’s, American Enterprise Bank of Florida’s, and Fidelity’s historical financial performance, outlook and future prospects. Hovde also discussed with management of AEB its assessment of the rationale for the merger. Hovde also performed such other analyses and considered such other factors as Hovde deemed appropriate, and took into account its experience in other transactions, as well as its knowledge of American Enterprise Bank of Florida and financial services industry and its general experience in securities valuations.
In rendering its opinion, Hovde assumed, without independent verification, the accuracy and completeness of the financial and other information and representations contained in the materials provided to it by AEB, American Enterprise Bank of Florida, and Fidelity, and in the discussions it had with management of AEB. Hovde relied upon the reasonableness and achievability of the financial forecasts and projections (and the assumptions and bases therein) provided to Hovde by AEB, American Enterprise Bank of Florida and Fidelity, and assumed that the financial forecasts, including without limitation, the projections regarding under-performing and non-performing assets and net charge-offs, were reasonably prepared by AEB, American Enterprise Bank of Florida, and Fidelity on a basis reflecting the best currently available information and judgments and estimates by AEB, American Enterprise Bank of Florida, and Fidelity, and that such forecasts will be realized in the amounts and at the times contemplated thereby. Hovde did not assume any responsibility to independently to verify such information or assumptions.
Hovde is not an expert in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for loan losses with respect thereto. Hovde assumed that such allowances for AEB, American Enterprise Bank of Florida, and Fidelity, are in the aggregate, adequate to cover such losses, and will be adequate on a pro forma basis for the combined entity. Hovde was not requested to make, and did not conduct, an independent evaluation, physical inspection or appraisal of the assets, properties, facilities or liabilities (contingent or otherwise) of AEB, American Enterprise Bank of Florida, or Fidelity, the collateral securing any such assets or liabilities, or the collectability of any such assets, and Hovde was not furnished with any such evaluations or appraisals, nor did Hovde review any loan or credit files of AEB, American Enterprise Bank of Florida, or Fidelity.
Hovde assumed that the merger will be consummated substantially in accordance with the terms set forth in the Agreement, without any waiver of material terms or conditions by AEB or any other party to the Agreement and that the final Agreement would not differ materially from the draft Hovde reviewed. Hovde assumed that the merger is, and will be, in compliance with all laws and regulations that are applicable to AEB and Fidelity. AEB advised Hovde that there are no factors that would impede any necessary regulatory or governmental approval of the merger. Hovde further assumed that, in the course of obtaining the necessary regulatory and government approvals, no restriction will be imposed on AEB or on Fidelity that would have a material adverse effect on the contemplated benefits of the merger. Hovde also assumed that no changes in applicable law or regulation will occur that will cause a material adverse change in the prospects or operations of AEB and Fidelity after the merger.
In performing its analyses, Hovde made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Hovde, AEB and Fidelity. Hovde’s opinion was necessarily based on financial, economic, market and other conditions and circumstances as they existed on, and on the information made available to Hovde as of, the dates used in its opinion. Hovde has no obligation to update or reaffirm its opinion at any time. Any estimates contained in the analyses performed by Hovde are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities may be sold or the prices at which any securities may trade at any time in the future. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. Hovde’s opinion does not address the relative merits of the merger as compared to any other business combination in which AEB might engage. In addition, Hovde’s fairness opinion was among several factors taken into consideration by AEB’s board of directors in making its determination to approve the Agreement and the merger. Consequently, the analyses described below should not be viewed as solely determinative of the decision of AEB’s board of directors or AEB’s management with respect to the fairness of the merger consideration to be paid to, or any consideration to be received by, AEB’s shareholders in connection with the merger.
The following is a summary of the material analyses prepared by Hovde and delivered to AEB’s board of directors on October 26, 2015, in connection with the delivery of its fairness opinion. This summary is not a complete description of the analyses underlying the fairness opinion or the presentation prepared by Hovde, but it summarizes the material analyses performed and presented in connection with such opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Hovde did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. The financial analyses summarized below include the information presented in tabular format. The analyses and the summary of the analyses must be considered as a whole and selecting portions of the analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying the analyses and opinion of Hovde. The tables alone are not a complete description of the financial analyses.
Market Approach — Comparable Transactions.   As part of its analysis, Hovde reviewed publicly available information related to two comparable groups (“Regional Group” and “Nationwide Group”) of select acquisition transactions of banks. The Regional Group consisted of acquisition transactions of banks headquartered in the Southeast Region of the United States (consisting of the states of Virginia, West Virginia, Tennessee, North Carolina, South Carolina, Georgia, Arkansas, Mississippi, Louisiana, and Florida ) announced since January 1, 2013, in which the target had assets between $100 million and $300 million, nonperforming assets (“NPAs”) to assets between 1.0% and 6.0% and a return on average assets (“ROAA”) greater than 0.0% over the last twelve months (“LTM”). The Nationwide Group consisted of acquisition transactions of banks in the United States announced since January 1, 2013, in which the target had assets between $150 million and $300 million, NPAs to assets between 2.0% and 6.0% and a return on average assets between 0.25% and 0.75% over the last twelve months. Information for the target institutions was based on balance sheet data as of, and income statement data for the twelve months preceding, the most recent quarter prior to announcement of the transactions. The resulting two groups consisted of the following transactions (21 transactions for the Regional Group and 19 transactions for the Nationwide Group):
Regional Group: Buyer (State)	Target (State)
Southern States Bancshares, Inc. (AL)	Columbus Community Bank (GA)
Hamilton State Bancshares, Inc. (GA)	Highland Financial Services, Inc. (GA)
River Financial Corporation (AL)	Keystone Bancshares, Inc. (AL)
Achieva Credit Union (FL)	Calusa Financial Corporation, Inc. (FL)
Carolina Alliance Bank (SC)	PBSC Financial Corporation (SC)
Ironhorse Financial Group, Inc. (OK)	Benefit Bank (AR)
ServisFirst Bancshares, Inc. (AL)	Metro Bancshares, Inc. (GA)
American National Bancshares, Inc. (VA)	MainStreet BankShares, Inc. (VA)
Charles Investment Group, LLC (AL)	United Group Banking Company of Florida, Inc. (FL)
Community & Southern Holdings, Inc. (GA)	Alliance Bancshares, Inc. (GA)
First American Bank Corporation (IL)	Bank of Coral Gables (FL)
State Bank Financial Corporation (GA)	Atlanta Bancorporation, Inc. (GA)
Heritage Financial Group, Inc. (GA)	Alarion Financial Services, Inc. (FL)
First Citizens Bancshares, Inc. (TN)	Southern Heritage Bancshares, Inc. (TN)
HomeTrust Bancshares, Inc. (NC)	Bank of Commerce (NC)
TriSummit Bancorp, Inc. (TN)	Community National Bank of the Lakeway Area (TN)
Franklin Financial Network, Inc. (TN)	MidSouth Bank (TN)
Community & Southern Holdings, Inc. (GA)	Verity Capital Group, Inc. (GA)
Carolina Alliance Bank (SC)	Forest Commercial Bank (NC)
HomeTrust Bancshares, Inc. (NC)	BankGreenville Financial Corporation (SC)
Southern BancShares (N.C.), Inc. (NC)	Heritage Bancshares, Inc. (NC)

Nationwide Group: Buyer (State)	Target (State)
Preferred Bank (CA)	United International Bank (NY)
First Capital, Inc. (IN)	Peoples Bancorp Inc. of Bullitt County (KY)
Heartland Financial USA, Inc. (IA)	Community Bancorporation of New Mexico (NM)
Ironhorse Financial Group, Inc. (OK)	Benefit Bank (AR)
Glacier Bancorp, Inc. (MT)	Montana Community Banks, Inc. (MT)
ServisFirst Bancshares, Inc. (AL)	Metro Bancshares, Inc. (GA)
First Busey Corporation (IL)	Herget Financial Corp. (IL)
Investor group	Northfield Bancshares, Inc. (MN)
American National Bankshares Inc. (VA)	MainStreet BankShares, Inc. (VA)
Little London Bancorp Inc. (CO)	5Star Bank (CO)
Community & Southern Holdings, Inc. (GA)	Alliance Bancshares, Inc. (GA)
Southern Missouri Bancorp, Inc. (MO)	Peoples Service Company (MO)
Franklin Financial Network, Inc. (TN)	MidSouth Bank (TN)
Northrim BanCorp, Inc. (AK)	Alaska Pacific Bancshares, Inc. (AK)
Croghan Bancshares, Inc. (OH)	Indebancorp (OH)
Texas State Bankshares, Inc. (TX)	Border Capital Group, Inc. (TX)
CrossFirst Holdings, LLC (KS)	Tulsa National Bancshares, Inc. (OK)
New Hampshire Thrift Bancshares, Inc. (NH)	Central Financial Corporation (VT)
Southern BancShares (N.C.), Inc. (NC)	Heritage Bancshares, Inc. (NC)
For each precedent transaction, Hovde compared the implied ratio of deal value to certain financial characteristics of AEB as follows:
•
the multiple of the purchase consideration to the acquired company’s tangible common book value (the “Price-to-Tangible Common Book Value Multiple”);

•
the multiple of the purchase consideration to the acquired company’s last twelve months net earnings per share (the “Price-to-LTM Earnings Multiple”); and

•
the multiple of the difference between the purchase consideration and the acquired company’s tangible book value to the acquired company’s core deposits (the “Premium-to-Core Deposits Multiple”).

The results of the analysis are set forth in the table below. Transaction multiples for the merger were derived from the estimated per share purchase price of  $5.50, which implied an aggregate merger consideration of  $27.1 million for AEB and was based on September 30, 2015 financial results of AEB.
Implied Value for AEB Based On:	Price-to-Tangible Common Book Value Multiple	Price-to-LTM Earnings Multiple	Premium-to-Core Deposits Multiple
Merger Consideration	140.6%	39.2x	6.1%
Precedent Transactions Regional Group: Median	120.0%	20.4x	4.9%
Precedent Transactions Nationwide Group: Median	117.0%	21.4x	2.3%

Using publicly available information, Hovde compared the financial performance of AEB with that of the median of the precedent transactions from the Regional Group and Nationwide Group. The performance highlights are based on September 30, 2015 financial results of AEB.
	Tangible Equity/Tangible Assets	Core Deposits	LTM ROAA(1)	LTM ROAE(2)	Efficiency Ratio	NPAs/ Assets	ALLL/ NPLs(3)
AEB	9.40%	73.72%	0.59%	6.53%	82.75%	4.07%	23.31%
Precedent Transactions Regional Group: Median	10.77%	77.20%	0.59%	4.67%	83.33%	2.03%	82.82%
Precedent Transactions Nationwide Group: Median	11.15%	83.59%	0.46%	3.74%	84.30%	2.57%	47.17%

(1)
Return on Average Assets

(2)
Return on average equity

(3)
Allowance for loan and lease losses as a percentage of nonperforming loans

No company or transaction used as a comparison in the above transaction analyses is identical to AEB, and no transaction was consummated on terms identical to the terms of the Agreement. Accordingly, an analysis of these results is not strictly mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies.
Income Approach — Discounted Cash Flow Analysis.   Taking into account various factors including, but not limited to, AEB’s recent performance, the current banking environment and the local economy in which AEB operates, Hovde determined, in consultation with and based on information provided by management of AEB, earnings estimates for AEB over a forward looking five-year period, and AEB management developed the forward-looking projections and key assumptions, which formed the basis for the discounted cash flow analyses. To determine present values of AEB based on these projections, Hovde utilized three discounted cash flow models, each of which capitalized terminal values using a different methodology: (1) terminal growth model (“DCF Terminal Growth Model”); (2) terminal price/earnings multiple (“DCF Terminal P/E Multiple”); and (3) terminal price/tangible book value multiple (“DCF Terminal P/TBV Multiple”).
For the DCF Terminal Growth Model, an estimated value per fully diluted share of AEB’s common stock was calculated based on the present value of AEB’s after-tax future free cash flows based on AEB management’s forward-looking projections. Hovde utilized a terminal value at the end of 2020 based on AEB’s earnings increasing perpetually thereafter, assuming a range of perpetuity growth rates of 2.0% to 4.0%. A range of discount rates between 12.0% and 15.0% were used to determine the present value of the free cash flows plus the terminal value. These rates were chosen to reflect different assumptions regarding the required rates of return of holders or prospective buyers of AEB’s common stock. The resulting values of the DCF Terminal Growth Model ranged between $1.67 and $2.98 per fully diluted share, with a midpoint of  $2.17 per fully diluted share.
In the DCF Terminal P/E Multiple analysis, the same earnings estimates were used; however, in arriving at the terminal value of AEB’s projected earnings at the end of 2020, Hovde applied a range of price-to-earnings multiples of 19.4x to 23.4x, with a midpoint of 21.4x, which is the median price-to-earnings multiple derived from transactions in the Nationwide Group. The present value of AEB’s projected dividends, if any, plus the terminal value was then calculated assuming a range of discount rates between 12.0% and 15.0%. The resulting values of the DCF Terminal P/E Multiple ranged between $3.70 and $5.13 per fully diluted share, with a midpoint of  $4.37 per fully diluted share.
In the DCF Terminal P/TBV Multiple model, the same earnings estimates and projected dividends were used; however, in arriving at the terminal value at the end of 2020, Hovde applied a range of price-to-tangible book value multiples of 0.97x to 1.37x with the midpoint being 1.17x, which is the median price-to-tangible book value multiple derived from transactions in the Nationwide Group. The present value of projected dividends, if any, plus the terminal value, was then calculated assuming a range of discount rates between 12.0% and 15.0%. The resulting values of the DCF Terminal P/TBV Multiple ranged between $2.61 and $4.22 per fully diluted share, with a midpoint of  $3.36 per fully diluted share.
These analyses and their underlying assumptions yielded a range of values for AEB, which are outlined in the table below:
Implied value for AEB Based On:	Price-to-Tangible Book Value Multiple	Price-to-LTM Earnings Multiple	Premium-to-Core Deposits Multiple
Merger Consideration	140.6%	39.2x	6.1%
DCF Analysis – Terminal Growth Model Midpoint	54.2%	15.1x	(6.8%)
DCF Analysis – Terminal P/E Multiple Midpoint	111.3%	31.0x	1.7%
DCF Analysis – Terminal P/TBV Multiple
Midpoint	85.1%	23.7x	(2.22)%
Hovde noted that while the discounted cash flow present value analysis is a widely used valuation methodology, it relies on numerous assumptions, including asset and earnings growth rates, projected dividend payouts, terminal values and discount rates. Hovde’s analysis does not purport to be indicative of the actual values or expected values of AEB’s common stock.
Fidelity Comparable Companies Analysis:   Hovde used publicly available information to compare selected financial and trading information for Fidelity and a group of 18 publicly-traded financial institutions selected by Hovde which was based on active publicly-traded acquirers in the state of Florida:
Ameris Bancorp	IBERIABANK Corporation
BancorpSouth, Inc.	National Commerce Corp.
Bank of the Ozarks, Inc.	Renasant Corporation
BankUnited, Inc.	Seacoast Banking Corp.
Capital Bank Financial Corp.	ServisFirst Bancshares, Inc.
CenterState Banks, Inc.	Stonegate Bank
FCB Financial Holdings	Trustmark Corporation
Hancock Holding Company	United Community Banks
Home Bancshares, Inc.	Valley National Bancorp
The analysis compared publicly available financial and market trading information for Fidelity and the data for the 18 financial institutions identified above as of and for the most recent three-month period which was publicly available. The table below compares the data for Fidelity and the data for the 18 financial institutions identified above, with pricing data as of October 22, 2015.
	Market Cap ($Millions)	Price/Tangible Book Value	Price/ LTM EPS	Price/ 2016E EPS	Dividend Yield	YTD/ Price Change	Two Year Total Return
Fidelity	$475.0	162.5%	12.2x	12.1x	1.94%	28.1%	47.6%
Comparable Companies: Median	$1,426.7	176.9%	18.8x	14.6x	1.40%	11.8%	31.4%
Accretion/Dilution Analysis:   Hovde performed pro forma merger analyses that combined projected income statement and balance sheet information of AEB and Fidelity. Assumptions regarding the accounting treatment, acquisition adjustments and cost savings were used to calculate the financial impact that the merger would have on certain projected financial results of Fidelity. In the course of this analysis, Hovde used earnings estimates provided by AEB’s management for AEB for the years ending December 31, 2016, December 31, 2017 and December 31, 2018 and used the same two projection estimates as described above in the discounted cash flow analysis for earnings estimates for Fidelity for the years ending

December 31, 2016, December 31, 2017 and December 31, 2018. This analysis indicated that the merger is expected to be accretive to Fidelity’s estimated earnings per share in 2016. The analysis also indicated that in both scenarios the merger is expected to be slightly dilutive to tangible book value per share for Fidelity at the time of closing and that Fidelity would maintain capital ratios in excess of those required for Fidelity to be considered well-capitalized under existing regulations. For all of the above analyses, the actual results achieved by AEB and Fidelity prior to and following the merger will vary from the projected results, and the variations may be material.
Other Factors and Analyses.   Hovde took into consideration various other factors and analyses, including but not limited to: current market environment; merger and acquisition environment; movements in the common stock valuations of selected publicly-traded banking companies; and movements in the S&P 500 Index.
Conclusion.    Based upon the foregoing analyses and other investigations and assumptions set forth in its opinion, without giving specific weightings to any one factor or comparison, Hovde determined that the merger consideration to be paid in connection with the merger is fair from a financial point of view to AEB’s shareholders. Each shareholder is encouraged to read Hovde’s fairness opinion in its entirety. The full text of this fairness opinion is included as Appendix C to this proxy statement.

INFORMATION ABOUT FIDELITY SOUTHERN CORPORATION
General
Financial and other information about Fidelity is set forth in Fidelity’s Annual Report on Form 10-K for the year ended December 31, 2014 (which includes certain provisions of Fidelity’s Proxy Statement for its 2015 annual meeting) and Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2015, June 30, 2015 and September 30, 2015, each of which is incorporated herein by reference.
Securities
The following is a brief description of the terms of Fidelity’s capital stock. This summary does not purport to be complete in all respects. This description is subject to and qualified in its entirety by reference to the Georgia Business Corporation Code, federal law, Fidelity’s amended and restated articles of incorporation, as amended, and Fidelity’s bylaws, as amended. Copies of the amended and restated articles of incorporation, as amended, and bylaws, as amended, have been filed with the SEC and are also available upon request from Fidelity.
Common Stock
General.   Fidelity’s amended and restated articles of incorporation, as amended, authorize the issuance of 60,000,000 shares, consisting of 50,000,000 shares of common stock, without par value per share. As of December 22, 2015, 23,135,936 shares of common stock were outstanding. Fidelity’s common stock is listed on the Nasdaq Global Select Market under the symbol “LION”. Outstanding shares of Fidelity’s common stock are validly issues, fully paid and non-assessable.
Voting Rights.   Holders of Fidelity’s common stock are entitled to one vote for each share that they hold. Shares of Fidelity’s common stock have no cumulative voting rights.
Dividends and Repurchases.   Holders of Fidelity’s common stock are entitled to receive such dividends as its board of directors may, in its discretion, legally declare, subject to the dividend rights of any outstanding series of preferred stock and certain provisions described below under “Anti-Takeover Provisions”. Any shares of preferred stock issued by Fidelity will have preference over its common stock with respect to the payment of dividends and the distribution of assets in the event of Fidelity’s liquidation or dissolution.
Rights upon Liquidation or Dissolution.   Subject to the preferential rights of any other shares or series of capital stock, if Fidelity dissolves, liquidates or winds up its affairs, either voluntarily or involuntarily, holders of its common stock will be entitled to share ratably in our assets legally available for distribution to those holders after the satisfaction of, or provision for, all of our debts and liabilities.
No Preemptive, Conversion or Redemption Rights.   Holders of shares of Fidelity’s common stock do not have preemptive rights to subscribe for any new or additional securities, including shares of common stock that it may offer or sell or issue in the future. Holders of shares of common stock have no conversion, exchange or sinking fund rights. Shares of Fidelity’s common stock are not redeemable at its option or at the option of the holders of shares of common stock.
Shareholder Liability.   All of Fidelity’s outstanding shares of common stock are fully paid and non-assessable. Under the Georgia Business Corporation Code, shareholders generally are not personally liable for a corporation’s acts or debts.
Anti-Takeover Provisions
The provisions of Fidelity’s amended and restated articles of incorporation, as amended, bylaws, as amended, and Tax Benefits Preservation Plan summarized in the following paragraphs may have anti-takeover effects and may delay, defer or prevent a tender offer or takeover attempt that a shareholder might consider to be in the shareholder’s best interest, including those attempts that might result in a premium over the market price for the shares held by shareholders, and may make removal of management more difficult. Applicable federal and state laws may also restrict such tender offers or takeovers.

Board Discretion to Oppose Tender Offer.   Fidelity’s amended and restated articles of incorporation, as amended, provide that its board of directors may, if it deems advisable, oppose a tender or other offer, and take any lawful action to accomplish its purpose. In considering whether to oppose a tender offer, the board may, but is not legally obligated to consider any pertinent issues, and may determine, consistent with its fiduciary duties, to take action such as advising shareholders not to accept an offer, litigation against the offeror, filing complaints with governmental and regulatory authorities, acquiring our securities, selling or otherwise issuing authorized but unissued securities or granting options, acquiring another company, and soliciting an offer from another person.
Supermajority Required for Certain Transactions.   Fidelity’s amended and restated articles of incorporation, as amended, require that any merger, liquidation or dissolution of Fidelity, or any action that would result in the same, or other disposition of all or substantially all of its assets (other than certain security or pledging arrangements), requires approval by affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2∕3%) of the issued and outstanding shares then entitled to vote on such matters.
Authorized but Unissued Stock.   The authorized but unissued shares of common stock and preferred stock will be available for future issuance without shareholder approval, subject to applicable Nasdaq rules. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved shares of common stock and preferred stock may enable Fidelity’s board of directors to issue shares to persons aligned with current management, which could render more difficult or discourage any attempt to obtain control of the company by means of a proxy contest, tender offer, merger or otherwise, and thereby protect the continuity of its management.
Number of Directors.   Fidelity’s bylaws, as amended, provide that, generally, the number of directors may not consist of fewer than three or more than 24 members. Fidelity’s shareholders fix the number of directors at each annual meeting; provided that the shareholders may, by affirmative vote of the holders of a majority of the shares entitled to vote in an election of directors, increase or decrease the number of directors and add or remove directors with or without cause at any time. Fidelity’s board of directors may, by its action, increase the number of directors by two and elect directors to fill those vacancies, so long as the total number of directors does not exceed 24.
Certain Anti-Takeover Effects of Georgia Law.   Fidelity has elected in its bylaws, as amended, to be subject to the Business Combination provisions of the Georgia Business Corporation Code. Under the Business Combination provisions, Fidelity is generally prohibited from entering into business combination transactions with any “interested shareholder” for a five-year period following the time that such shareholder became an interested shareholder unless:
•
prior to such time, the board of directors approved either the business combination or the transaction in which the shareholder became an interested shareholder;

•
in the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder became the beneficial owner of at least 90% of the outstanding voting stock of the corporation which was not held by directors, officers, their affiliates or associates, subsidiaries or specified employee stock plans of the corporation; or

•
after becoming an interested shareholder, that shareholder acquired additional shares resulting in that shareholder owning at least 90% of the outstanding voting stock of the corporation, excluding shares held by directors, officers, their affiliates or associates, subsidiaries or specified employee stock plans of the corporation, and the business combination was approved by a majority of voting stock not held by the interested shareholder, directors, officers, their affiliates or associates, subsidiaries or specified employee stock plans of the corporation.

Under the Georgia Business Corporation Code, repeal of Fidelity’s bylaws, as amended, subjecting Fidelity to this provision requires the affirmative vote of  (i) at least two-thirds of the continuing directors, (ii) a majority of the shares of Fidelity other than shares beneficially owned by any interested shareholder and affiliates and associates of any interested shareholder, and (iii) 66 2∕3% of the voting power of the then outstanding shares of Fidelity’s common stock and preferred stock voting together, to the extent shares of preferred stock have been afforded voting rights. A “continuing director” means (x) any director who is not an affiliate or associate of an interested shareholder or its affiliates other than Fidelity or its subsidiaries and who was a director prior to the date the shareholder became an interested shareholder, and (y) any successor to that director who is not an affiliate or associate of an interested shareholder or its affiliates other than Fidelity or its subsidiaries and who is recommended or elected by a majority of all the continuing directors. An “interested shareholder” includes any person other than Fidelity or its subsidiaries that (A) with its affiliates, beneficially owns or has the right to own 10% or more of the outstanding voting power of Fidelity, or (B) is an affiliate of Fidelity and has, at any time within the preceding two-year period, been the beneficial owner of 10% or more of the voting power of Fidelity.
Preferred Stock
General.   Fidelity’s board of directors is authorized to issue up to 10,000,000 shares of preferred stock, in one or more series, without shareholder approval. In connection with any such issuance, the board of directors may by resolution determine the designation, voting rights, preferences as to dividends, in liquidation or otherwise, participation, redemption, sinking fund, conversion, dividend or other special rights or powers, and the limitations, qualifications and restrictions of such shares of preferred stock. Of such authorized number of shares of preferred stock, (i) 48,200 shares of Series A Preferred Stock are authorized, with no shares issued and outstanding, and; (ii) 1,000 shares of Series B Participating Cumulative Preferred Stock are authorized, with no shares issued and outstanding.
Series A Preferred Stock.   The Series A Preferred Stock is non-voting, except in limited circumstances. In the event that Fidelity does not pay dividends on the Series A Preferred Stock for six dividend periods, whether or not consecutive, the size of its board of directors will automatically be increased by two and the holders of the Series A Preferred Stock have the right to elect two directors to fill such newly created directorships at the next annual meeting and at each subsequent annual meeting until all accrued and unpaid dividends for all past dividend periods, including the latest completed dividend period, on all outstanding shares of Series A Preferred Stock have been declared and paid in full. The foregoing description of the Series A Preferred Stock is qualified in its entirety by reference to the articles of amendment to the amended and restated articles of incorporation designating such series.
Series B Participating Cumulative Preferred Stock.   Fidelity’s board of directors created a series of 1,000 shares of Series B Participating Cumulative Preferred Stock in connection with a tax benefits preservation plan. No shares of the Series B Participating Cumulative Preferred Stock are outstanding, and the plan has terminated.
Preferred Stock Fidelity May Offer.   Prior to the issuance of a new series of preferred stock, Fidelity will amend its amended and restated articles of incorporation, as amended, by filing articles of amendment that will designate the number of shares of that series and the terms of that series. The issuance of any preferred stock could adversely affect the rights of the holders of common stock or other series of preferred stock and, therefore, reduce the value of the common stock or preferred stock. The ability of Fidelity’s board of directors to issue preferred stock could discourage, delay or prevent a takeover or other corporate action.
The terms of any particular series of preferred stock will be described in the prospectus supplement relating to that particular series of preferred stock, including, where applicable:
•
the designation, stated value and liquidation preference of such preferred stock and the number of shares offered;

•
the offering price;

•
the dividend rate or rates (or method of calculation), the date or dates from which dividends shall accrue, and whether such dividends shall be cumulative or noncumulative and, if cumulative, the dates from which dividends shall commence to cumulate, and redemption or sinking fund provisions;

•
the amount that shares of such series shall be entitled to receive in the event of our liquidation, dissolution or winding-up;

•
the terms and conditions, if any, on which shares of such series shall be convertible or exchangeable for shares of stock of any other class or classes, or other series of the same class;

•
the voting rights, if any, of shares of such series;

•
the status as to reissuance or sale of shares of such series redeemed, purchased or otherwise reacquired, or surrendered to Fidelity on conversion or exchange;

•
the conditions and restrictions, if any, on the payment of dividends or on the making of other distributions on, or the purchase, redemption or other acquisition by Fidelity or any subsidiary, of the common stock or of any other class of our shares ranking junior to the shares of such series as to dividends or upon liquidation; and

•
any additional dividend, liquidation, redemption, sinking or retirement fund and other rights, preferences, privileges, limitations and restrictions of such preferred stock.

Unless otherwise specified in the applicable prospectus supplement, each series of preferred stock will, upon issuance, rank senior to the common stock and on a parity in all respects with each other outstanding series of preferred stock. The rights of the holders of Fidelity’s preferred stock will be subordinate to those of our general creditors. The description of any series of preferred stock that may be issued is qualified by reference to the provisions of the applicable certificate of amendment establishing the terms of such series.
Transfer Agent
The transfer agent and registrar for Fidelity’s common stock is Computershare, 480 Washington Boulevard, Jersey City, New Jersey 07310-1900.

INFORMATION ABOUT AMERICAN ENTERPRISE BANKSHARES, INC.
General — American Enterprise Bankshares, Inc.
American Enterprise Bankshares, Inc. was formed under the laws of the State of Florida in 2005. AEB is registered as a bank holding company under the Federal Reserve Act, and as a result, its activities are subject to the supervision of the Federal Reserve Board. It is contemplated that AEB may seek to enter businesses closely related to banking or to acquire existing businesses already engaged in such activities. Any acquisition by AEB will require prior approval of the Federal Reserve Board and, in some instances, other regulatory agencies.
AEB is in competition with those banks and other financial institutions that compete with American Enterprise Bank of Florida. In addition, in attempting to acquire other permissible entities, and engaging in activities closely related to banking, AEB competes with other bank holding companies, many of which have far greater assets and financial resources than AEB and whose common stock may be more widely traded than that of AEB.
General — American Enterprise Bank of Florida
American Enterprise Bank of Florida is an independent and locally oriented commercial bank headquartered in Jacksonville, Florida. American Enterprise Bank of Florida provides a full range of banking and related financial services with a focus on service to individual clients, small business, and mortgage banking for its clients. The general banking business conducted includes the receipt of deposits, making of loans, issuance of checks, acceptance of drafts, consumer credit operations, and all aspects of a full service bank.
Property
The branch offices of American Enterprise Bank of Florida are presently located at 10611 Deerwood Park Boulevard, Jacksonville, Florida and 839 South 5th Street, Macclenny, Florida.
Competition
All phases of American Enterprise Bank of Florida’s business are highly competitive. American Enterprise Bank of Florida is subject to intense competition from various financial institutions and other companies or firms that offer financial services. American Enterprise Bank of Florida competes for deposits with other commercial banks, savings institutions, credit unions and issuers of commercial paper and other securities, such as money-market and mutual funds. In making loans, American Enterprise Bank of Florida competes with other commercial banks, savings and loan associations, consumer finance companies, credit unions, leasing companies, and other lenders. Based on the June 30, 2015 Federal Deposit Insurance Corporation Report of Deposits, American Enterprise Bank of Florida ranked 18th (out of 30) in market share and held 0.28% of Duval County deposits. In Baker County, American Enterprise Bank of Florida ranked 3rd (out of 4) in market share and holds 24.99% of Baker County deposits.
Government Regulation and Control
AEB and American Enterprise Bank of Florida are subject to extensive governmental regulation and control. Compliance with state and federal banking laws has a material effect on the business and operations of Enterprise Bank of Florida. The operation of Enterprise Bank of Florida is at all times subject to state and federal banking laws, regulations, and procedures, and Enterprise Bank of Florida is subject to regulation by the Federal Deposit Insurance Corporation.
Employees
AEB and American Enterprise Bank of Florida currently employ 39 people on a full-time basis and 6 people on a part-time basis. Bennett Brown serves as President of AEB and American Enterprise Bank of Florida.

MANAGEMENT
Security Ownership of Management Personnel and Certain Beneficial Owners
The following table sets forth information regarding beneficial ownership of the voting securities of AEB by the executive officers, directors, and 5% or more shareholders of AEB. Unless otherwise indicated, the address of each person or entity named in the table is c/o American Enterprise Bankshares, Inc., 10611 Deerwood Park Boulevard, Jacksonville, FL 32256. Beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and any shares as to which the individual has the right to acquire beneficial ownership within 60 days of November 30, 2015 through the exercise of stock options or conversion of AEB’s subordinated debentures. The inclusion in the following table of those shares, however, does not constitute an admission that the named shareholder is a direct or indirect beneficial owner of those shares.
Name	Position with AEB and American Enterprise Bank of Florida (Bank)	Principal Occupation	Total Number of Shares	Percentage
Steven N. Bacalis	Director	Tom Nehl Truck Company	55,956(1)	1.83%
Jeff Bogan	Director	JSB Holdings	—	—
Bennett Brown	Director, President and Chief Executive Officer of AEB and Bank	Banker	126,498(2)	4.14%
Joel C. Chamberlain, CPA	Director	GunnChamberlain, P.L.	18,695	0.61%
James E. England, PE	Director	Professional Engineer	117,890(3)	3.83%
David Kight	Director	Akida Holdings, LLC	10,000	0.33%
Jim Linn	Director	ERA Davis & Linn	26,166	0.86%
Clay Lyons, CPA	Director	Lyons and Lyons, CPAs	5,700	0.19%
Richard C. Martin	Director, Senior Vice President of the Bank	Banker	41,784	1.37%
F. Sutton McGehee, Jr.	Chairman of the Board	Chairman & CEO, MAC Papers	210,000(4)	6.87%
V. Hawley Smith, Jr.	Director	Owner, H. Smith, Inc.	58,579	1.92%
Vernon A. LaFaye, CPA	Former Director	The LBA Group	295,109(5)	9.47%
T. Edwin Stinson, Jr.	Chief Financial Officer of AEB and Bank	Banker	10,122(6)	0.33%
Jodi C. Bowen	Senior Vice President of Bank	Banker	3,500(7)	0.11%
N. Lamar Kaleel	Senior Vice President of Bank	Banker	20,122(8)	0.66%
Carlton H. Spence 4592 Mariner Point Drive Jacksonville, FL 32225	—	Investor	251,463(9)	7.99%
Raymond P. Basso 7610 Hollyridge Road Jacksonville, FL 32256	—	Investor	457,317(10)	13.02%
All Directors and Executive Officers as a Group			1,000,101(11)	31.54%

(1)
Includes 7,622 shares that Mr. Bacalis has the right to acquire through the conversion of debentures.

(2)
Includes 116,346 shares jointly owned with Mr. Brown’s spouse, 3,152 shares owned by Mr. Brown’s spouse, and 7,000 shares held in Mr. Brown’s IRA.

(3)
Includes 24,390 shares that Mr. England has the right to acquire through the conversion of debentures.

(4)
Includes 120,000 shares held in Mr. McGehee’s Trust, 30,000 shares held by ADM Family, Ltd., 30,000 shares held by JAM Family Investment, Ltd., and 30,000 shares held by MRM Family, Ltd.

(5)
Includes 230,645 shares held in Mr. LaFaye’s Trust, 3,488 shares held by Mr. LaFaye’s spouse and 60,979 shares that a third party trust for which Mr. LaFaye is trustee has the right to acquire through conversion of debentures.

(6)
Includes 2,500 shares issuable upon the exercise of stock options and 7,622 shares that Mr. Stinson has the right to acquire through conversion of debentures.

(7)
Includes 1,000 shares held jointly with Ms. Bowen’s spouse and 2,500 shares issuable upon the exercise of stock options.

(8)
Includes 10,000 shares held in Mr. Kaleel’s IRA, 2,500 shares issuable upon the exercise of stock options and 7,622 shares that Mr. Kaleel’s IRA has the right to acquire through conversion of debentures.

(9)
Includes 160,000 shares held in the name of Carlton H. Spence Revocable Trust and 91,463 shares that Mr. Spence and his spouse have the right to acquire through conversion of debentures.

(10)
Includes 457,317 shares that Mr. Basso’s Trust has the right to acquire through conversion of debentures.

(11)
Includes 7,500 shares issuable upon the exercise of stock options and 108,232 shares issuable through conversion of debentures for the Directors and Executive Officers.

No director or officer is related to any other director or officer. No director or officer is a director or executive officer of another bank holding company, bank, savings and loan association, or credit union.
AEB’s board of directors currently consists of eleven directors, each serving for one-year terms. At each special meeting of shareholders, successors to each director whose term expires at such meeting are elected to serve for one-year terms or until their successors are duly elected and qualified. AEB’s board of directors has the power to appoint the officers of AEB. Each officer holds office for such term as may be prescribed by the board of directors and until such person’s successor is chosen and qualified or until such person’s death, resignation or removal.
Limitation of Director Liability
AEB’s bylaws provide that the personal liability of a director of AEB for any proceeding involving the director, by reason of the fact that he or she is or was a director of AEB or is or was serving at the request of AEB as a director of another corporation, partnership, joint venture, trust, or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, to the extent such director acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interest of AEB and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In addition, certain provisions are provided in the bylaws of AEB by which directors will not be indemnified for certain acts.
AEB believes this provision assists in securing the services of directors who are not employees of AEB. As a result of the inclusion of such a provision, shareholders may be unable to recover monetary damages against directors for actions taken by them which constitute negligence or gross negligence or which are in violation of their fiduciary duties, although it may be possible to obtain injunctive or other equitable relief with respect to such actions. If equitable remedies are found not to be available to shareholders for any particular case, shareholders may not have any effective remedy against the challenged conduct.
Certain Transactions with Management
Banking transactions with directors, officers, and employees may be performed in the ordinary course of business. Any extensions of credit to these individuals will be made on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and will not involve more than the normal risk of repayment. The aggregate amount of all extensions of credit to all executive officers, directors, principal shareholders and their related interests as of November 30, 2015, was $896,000.

The officers and directors are required to devote only so much of their time to the business of AEB and American Enterprise Bank of Florida as in their judgment is reasonably required. The officers and directors, and their affiliates, may engage, and are presently engaging, for their own accounts in other business ventures, including management and the formation of other corporations or ventures. Such activities may result in conflicts of interest.
Director Compensation
Each director of AEB and American Enterprise Bank of Florida receives $100.00 for each board meeting he attends, and $50.00 for each committee meeting he attends. During 2014, AEB and American Enterprise Bank of Florida paid $17,600 in directors’ fees.

INTEREST OF CERTAIN PERSONS IN THE MERGER
Interests of executive officers and directors of AEB in the proposed merger are discussed above under the heading “Details of the Proposed Merger-Interests of the Directors and Officers of AEB in the Merger”, at page 22.
LEGAL MATTERS
Troutman Sanders LLP, counsel to Fidelity, has provided an opinion as to the legality of the Fidelity common stock to be issued in connection with the merger.
The discussion set forth in “Details of the Proposed Merger — Material Federal Income Tax Consequences of the Merger and Opinion of Tax Counsel” beginning on page 30 is the opinion of Troutman Sanders LLP, counsel to Fidelity, and Smith, Gambrell & Russell, LLP, counsel to AEB.
EXPERTS
Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014, and the effectiveness of our internal control over financial reporting as of December 31, 2014, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and our management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2014 are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.
OTHER MATTERS
Management of AEB knows of no other matters which may be brought before the special shareholders’ meeting. If any matter other than the proposed merger or related matters should properly come before the special meeting, however, the persons named in the enclosed proxies will vote proxies in accordance with their judgment on those matters.
WHERE YOU CAN FIND MORE INFORMATION
Fidelity is subject to the information requirements of the Securities Exchange Act of 1934, which means that it is required to file certain reports, proxy statements, and other business and financial information with the SEC. You may read and copy any materials that Fidelity files with the SEC at the Public Reference Room of the SEC at 100 F. Street N.E., Washington, D.C. 20549. You may also obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a website at http://www.sec.gov where you can access reports, proxy, information and registration statements, and other information regarding registrants that file electronically with the SEC. Such filings are also available at Fidelity’s website at http://www.lionbank.com. Except as specifically incorporated by reference into this document, information on Fidelity’s website or filed with the SEC is not part of this document.
Fidelity has filed a registration statement on Form S-4 to register the Fidelity common stock to be issued to you in the merger. These materials are a part of that registration statement and constitute a prospectus of Fidelity in addition to being a proxy statement of AEB for the special meeting of AEB shareholders to be held on January 29, 2016, as described herein. As allowed by SEC rules, these materials do not contain all of the information you can find in the registration statement or the exhibits to the registration statement. These materials summarize some of the documents that are exhibits to the registration statement, and you should refer to the exhibits for a more complete description of the matters covered by those documents.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
This document incorporates important business and financial information about Fidelity that is not included in or delivered with these materials. The following documents previously filed by Fidelity under the Securities Exchange Act of 1934 are incorporated herein by reference:

•
Fidelity’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 (which incorporates certain portions of Fidelity’s Proxy Statement for the 2015 Special meeting);

•
Fidelity’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2015, June 30, 2015 and September 30, 2015;

•
Fidelity’s Current Reports on Form 8-K filed January 16, 2015, April 17, 2015, April 29, 2015, May 21, 2015, June 3, 2015, July 17, 2015, September 14, 2015, October 6, 2015, October 16, 2015 and October 27, 2015;

•
All other reports filed by Fidelity pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 since December 31, 2014 and prior to the date the merger is completed; and

•
All documents subsequently filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the date the merger is completed.

Documents incorporated by reference are available from Fidelity without charge, excluding all exhibits, unless an exhibit has been specifically incorporated by reference. You may obtain documents incorporated by reference by requesting them in writing or by telephone from Investor Relations, Fidelity Southern Corporation, at 3490 Piedmont Road, Suite 1550, Atlanta, Georgia 30305, telephone number (404) 639-6500. If you would like to request documents, please do so by January 22, 2016 to receive them before the special shareholders meeting.
All information concerning Fidelity and its subsidiaries has been furnished by Fidelity, and all information concerning AEB and its subsidiary has been furnished by AEB. You should rely only on the information contained or incorporated by reference in these materials in making a decision to vote on the merger. No person has been authorized to provide you with information that is different from that contained in these materials.
These materials are dated [•], 2015. You should not assume that the information contained in these materials is accurate as of any date other than such date, and neither the mailing of these materials to shareholders nor the issuance of Fidelity common stock in the merger shall create any implication to the contrary.
These materials do not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any such offer or solicitation in such jurisdiction. Neither the delivery of these materials nor any distribution of securities made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of Fidelity or AEB since the date hereof, or that the information herein is correct as of any time subsequent to its date.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS
These materials (and other documents to which they refer) contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 about Fidelity, AEB and their subsidiaries. These forward-looking statements are intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical fact, and can be identified by the use of forward-looking terminology such as “believes”, “expects”, “may”, “will”, “could”, “should”, “projects”, “plans”, “goal”, “targets”, “potential”, “estimates”, “pro forma”, “seeks”, “intends”, or “anticipates” or the negative thereof or comparable terminology. Forward-looking statements include discussions of strategy, financial projections, guidance and estimates (including their underlying assumptions), statements regarding plans, objectives, expectations or consequences of various transactions, and statements about the future performance, operations, products and services of Fidelity and its subsidiaries after the proposed merger. Forward-looking statements involve risks, uncertainties, and assumptions, and certain factors could cause actual results to differ from results expressed or implied by the forward-looking statements, including, but not limited to the factors set forth in Fidelity’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, as well as the following factors:
•
competition from other companies that provide financial services similar to those offered by Fidelity and AEB;

•
combining the businesses of Fidelity and AEB may cost more or take longer than expected;

•
retaining key personnel of Fidelity and AEB may be more difficult than expected;

•
revenues of the combined entity following the merger may be lower than expected, and the operating costs of the combined entity may be higher than expected; and

•
expected cost savings resulting from the merger may not be fully realized, or may not be realized as soon as expected.

We believe these forward-looking statements are reasonable, but we caution that the foregoing list of factors is not exclusive and that you should not place undue reliance on these forward-looking statements, because the future results and shareholder values of Fidelity following completion of the merger may differ materially from those expressed or implied by these forward-looking statements. We do not intend to update any forward-looking statement, whether written or oral, relating to the matters discussed in these materials.

Appendix A
AGREEMENT AND PLAN OF MERGER
by and between
AMERICAN ENTERPRISE BANKSHARES, INC.
and
FIDELITY SOUTHERN CORPORATION
October 26, 2015

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of this 26th day of October, 2015, by and between AMERICAN ENTERPRISE BANKSHARES, INC., a Florida corporation (“AEB” and, unless the context otherwise requires, the term “AEB” shall include AEB and its wholly-owned subsidiary bank, AMERICAN ENTERPRISE BANK OF FLORIDA, a Florida bank with its main office in Jacksonville, Florida (the “Bank”)), and FIDELITY SOUTHERN CORPORATION, a Georgia corporation (“Fidelity”).
WHEREAS, the respective boards of directors of AEB and Fidelity deem it advisable and in the best interests of each such entity and their respective shareholders that AEB merge with and into Fidelity (the “Merger”), with Fidelity being the surviving corporation;
WHEREAS, the respective boards of directors of AEB and Fidelity deem it advisable and in the best interests of each such entity and their respective shareholders that the Bank merge with and into Fidelity’s Georgia bank subsidiary, Fidelity Bank (“Fidelity Bank”), with Fidelity Bank being the surviving bank (the “Bank Merger”), all upon the terms hereinafter set forth and as set forth in the Agreement and Plan of Merger attached hereto as Exhibit A and incorporated herein by reference (the “Bank Merger Agreement”);
WHEREAS, the boards of directors of the respective entities believe that the merger of AEB and Fidelity and their subsidiary banks and the operating effectiveness and synergies produced thereby will enhance and strengthen the franchises and future prospects of both companies and each of the banks; and
WHEREAS, Fidelity and AEB intend, (i) for federal income tax purposes, that the Merger qualifies as a “reorganization” described in Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”); (ii) that this Agreement constitute a “plan of reorganization” within the meaning of Section 1.368-2(g) of the regulations promulgated under the Code; and (iii) that Fidelity and AEB will each be a “party to the reorganization” within the meaning of Section 368(a) of the Code;
NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and adequacy of which as legally sufficient consideration are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
MERGER
1.1
The Merger.   Subject to the terms and conditions of this Agreement, at the Effective Time, AEB shall merge with and into Fidelity in accordance with Section 607.1101 of the Florida Business Corporation Act and Section 14-2-1101 of the Georgia Business Corporation Code (the “Georgia Code”). Upon consummation of the Merger, the separate corporate existence of AEB (sometimes referred to as the “Merged Corporation”) shall cease and Fidelity shall survive and continue to exist as a corporation incorporated under the Georgia Code (Fidelity, as the surviving entity in the Merger, sometimes being referred to herein as the “Surviving Corporation”) and shall continue under the name “Fidelity Southern Corporation”. The Surviving Corporation shall possess all of the rights, privileges, immunities, powers and franchises, as well of a public nature as of a private nature, of each of the Merged Corporation and the Surviving Corporation; and all property, real, personal and mixed, and all debts due on whatever account, and all other choses in action, and all and every other interest of or belonging to or due to each of the Merged Corporation and the Surviving Corporation shall be taken and deemed to be transferred to and vested in the Surviving Corporation without further act or deed, and the title to any real estate or any interest therein, vested in either of the Merged Corporation or the Surviving Corporation shall not revert or be in any way impaired by reason of the Merger. The Surviving Corporation shall thenceforth be responsible and liable for all the liabilities, obligations and penalties of each of the Merged Corporation and the Surviving Corporation; and any claim existing or action or proceeding, civil or criminal, pending by or against either of the Merged Corporation or the Surviving Corporation may be prosecuted as if the Merger had not taken place, or the Surviving Corporation may be substituted in its place, and any judgment rendered against either of the Merged Corporation or the Surviving Corporation may thenceforth be enforced against the Surviving Corporation; and neither the rights of creditors nor any liens upon the property of either of the Merged Corporation or the Surviving Corporation shall be impaired by the

Merger. The “Effective Time” shall mean the date and time at which the Merger shall be effective upon the approval of this Agreement by the shareholders of the Merged Corporation and the filing of the articles of merger (the “Articles of Merger”) with the Georgia Secretary of State and Florida Secretary of State pursuant to Section 1.3.
1.2
Merger Consideration.   Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of Fidelity, AEB or the shareholders of either of the foregoing:

(a)
Each share of Fidelity’s common stock, no par value per share, (“Fidelity Stock”) that is issued and outstanding immediately prior to the Effective Time shall remain outstanding following the Effective Time and shall be unchanged by the Merger.

(b)
The holders of common stock, $3.00 par value per share, of AEB (“AEB Stock”), other than holders properly exercising their appraisal rights pursuant to Sections 607.1301 through 607.1333 of the Florida Business Corporation Act, shall receive, in exchange for each outstanding share of AEB Stock, the following number of shares of Fidelity Stock based on the Fidelity VWAP (as defined below) (individually, the “Per Share Purchase Price” and collectively, the “Merger Consideration”). Subject to any adjustments occurring after the date hereof as contemplated by Section 1.2(d) below, in the event that the Fidelity VWAP is:

(i)
equal to or greater than $23.20, then the Merger Consideration shall equal .237 shares of Fidelity Stock;

(ii)
less than $23.20 but greater than $18.98, then the Merger Consideration shall equal the number of shares of Fidelity Stock determined by dividing $5.50 by the Fidelity VWAP; or

(iii)
equal to or less than $18.98, then the Merger Consideration shall equal .290 shares of Fidelity Stock (such ratio in any of  (i), (ii) or (iii), the “Exchange Ratio”).

For purposes of this Agreement, “Fidelity VWAP” means the volume weighted average price of a share of Fidelity Stock for a twenty (20) trading day period, starting with the opening of trading on the twentieth (20th) trading day prior to the Effective Time and ending with the closing of trading on the last trading day prior to the Effective Time (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source).
(c)
Also at the Effective Time, all rights with respect to AEB Stock pursuant to stock options (the “AEB Stock Options”) granted by AEB which are outstanding at the Effective Time, whether or not exercisable, shall be terminated by AEB and converted at the Effective Time, subject to any adjustments occurring after the date hereof as contemplated by Section 1.2(e) below, into an amount (computed to the nearest cent) per share of AEB Stock issuable upon the exercise of each such AEB Stock Option in cash, without interest, equal to the difference between (i) the exercise price per share of AEB Stock issuable pursuant to such AEB Stock Option and (ii) an amount as determined by multiplying the Exchange Ratio by the Fidelity VWAP. If such amount is a negative number, the AEB Stock Option shall be terminated without any payment therefor. Prior to the Effective Time, AEB shall (i) obtain any necessary consents or make any necessary amendments to the terms of any outstanding AEB Stock Options to give effect to the transactions contemplated by this Section 1.2(c), (ii) take all actions as may be necessary to terminate (and, except as provided in this Section 1.2(c), ensure that neither AEB nor the Bank remains bound by or liable for) any outstanding AEB Stock Options or other rights to acquire AEB Stock and (iii) ensure that any AEB plans, agreements or other arrangements which allow the grant of AEB Stock Options or other rights to acquire AEB Stock, if any, will be amended to eliminate the ability to grant any such AEB Stock Options or other rights to acquire AEB Stock effective as of immediately after the Effective Time. All payments under this Section 1.2(c) shall be made at or as soon as administratively practicable (and within thirty (30) days) after the Effective Time, pursuant to the Company’s ordinary payroll practices, and shall be subject to any applicable withholdings.

(d)
If either party should change the number of its outstanding shares as a result of a stock split, reverse stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to such shares prior to the Effective Time, then the shares to be issued hereunder to holders of AEB Stock shall be proportionately and appropriately adjusted; provided that, for the avoidance of doubt, no such adjustment shall be made with regard to the Fidelity Stock if  (i) Fidelity issues additional shares of Fidelity Stock and receives consideration for such shares in a bona fide merger, acquisition or other business combination or any other third party transaction, or (ii) Fidelity issues stock options, restricted stock or restricted stock units or grants or similar equity awards or Fidelity Stock upon exercise or vesting of any such grants or awards.
(e)
No scrip or fractional share certificates of Fidelity Stock shall be issued in connection with the Merger and an outstanding fractional share interest will not entitle the owner thereof to vote, to receive dividends or to have any of the rights of a shareholder with respect to such fractional interest. In lieu of any fractional interest, there shall be paid in cash, without interest, an amount (computed to the nearest cent) equal to such fraction multiplied by the Fidelity VWAP.

(f)
As soon as practicable after the Effective Time, each holder as of the Effective Time of any of the shares of AEB Stock to be converted as above provided, upon presentation and surrender of the certificates for such shares to Fidelity, shall be entitled to receive in exchange therefor the number of uncertificated, book-entry shares of Fidelity Stock pursuant to Section 14-2-626 of the Georgia Code to which such shareholder shall be entitled according to the terms of this Agreement. Until such surrender, each outstanding share of AEB Stock which prior to the Effective Time represented AEB Stock shall be deemed for all corporate purposes to evidence ownership of the number of shares of Fidelity Stock into which the same shall have been converted, and the right to receive payment for fractional shares.

(g)
No dividends or other distributions with respect to Fidelity Stock shall be paid to the holder of any unsurrendered AEB Stock with respect to the shares of Fidelity Stock represented thereby, in each case unless and until the surrender of each outstanding share of such AEB Stock in accordance with this Section 1.2. Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such share of such AEB Stock in accordance with this Section 1.2, the record holder thereof shall be entitled to receive, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the whole shares of Fidelity Stock represented by such AEB Stock and paid prior to such surrender date, and/or (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to shares of Fidelity Stock represented by such AEB Stock with a record date after the Effective Time (but before such surrender date) and with a payment date subsequent to the issuance of the Fidelity Stock issuable with respect to such AEB Stock.

(h)
Any shares of Fidelity Stock that remain unclaimed by the shareholders of AEB will be provided to the appropriate public official pursuant to applicable abandoned property, escheat or similar laws when and as required by applicable law, and Fidelity shall not be liable to any former holder of shares of AEB Stock for any amount so delivered.

(i)
If any AEB Stock certificate shall have been lost, stolen or destroyed, Fidelity may, in its reasonable discretion and as a condition precedent to the issuance of any Fidelity Stock, require the owner of such lost, stolen or destroyed AEB Stock certificate to provide a bond and an appropriate affidavit and indemnity agreement (reasonably satisfactory to Fidelity) as indemnification against any claim that may be made against Fidelity with respect to such AEB Stock certificate.

(j)
Fidelity or its paying agent shall be entitled to deduct and withhold from the Merger Consideration and any other amounts otherwise payable pursuant to this Agreement to any individual or entity (a “Person”) such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under the Code. To the extent that amounts are so withheld and remitted to the appropriate governmental authority by or on behalf of Fidelity, such amounts withheld shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made by Fidelity.

1.3
Closing.   The transactions contemplated herein shall be consummated (the “Closing”) at the offices of Troutman Sanders LLP, 600 Peachtree Street NE, Suite 5200, Atlanta, Georgia 30308, on the first business day of the month that begins immediately following the satisfaction or waiver in accordance with this Agreement of all of the conditions set forth in Articles VI, VII and VIII (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the fulfillment or waiver of those conditions) (the “Closing Date”), or at such other time, date and place as may be mutually agreed to in writing by the parties hereto. On the Closing Date, Fidelity shall file the Articles of Merger with the Georgia Secretary of State and the Florida Secretary of State.
1.4
Articles of Incorporation and Bylaws of the Surviving Corporation.   The Amended and Restated Articles of Incorporation of Fidelity, as amended, shall at the Effective Time be the Articles of Incorporation of the Surviving Corporation. Until altered, amended or repealed, as therein provided, the Bylaws of Fidelity, as amended, as in effect at the Effective Time shall be the Bylaws of the Surviving Corporation.

1.5
Directors of Surviving Corporation.   The directors of the Surviving Corporation immediately after the Merger shall be the directors of Fidelity in office immediately prior to the Effective Time.

1.6
Tax Free Reorganization.

(a)
Each of Fidelity and AEB shall use its commercially reasonable efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. None of Fidelity, AEB or their respective subsidiaries shall take, or agree to take, fail to take, or agree to fail to take, any action (including any action otherwise permitted by this Agreement) that would reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code. Pursuant to the foregoing, each of Fidelity and AEB agrees to make such commercially reasonable additions or modifications to the terms of this Agreement as may be reasonably necessary to permit the Merger to so qualify.

(b)
Unless otherwise required by applicable law, each of Fidelity and AEB (i) shall report the Merger as a “reorganization” within the meaning of Section 368(a) of the Code, (ii) shall not take any Tax reporting position inconsistent with such characterization and (iii) shall properly file with their federal income Tax Returns all information required by Treasury Regulations Section 1.368-3.

(c)
The parties hereto shall cooperate and use their commercially reasonable efforts to cause their respective Tax counsels to issue the opinions described in Section 6.5 and Section 7.4 and shall deliver to such counsels certificates containing representations reasonably requested by such counsels in connection with the rendering of such opinions to be issued by such counsels with respect to the treatment of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code.

1.7
Bank Merger.   Concurrently with the execution and delivery of this Agreement, Fidelity Bank and the Bank shall enter into the Bank Merger Agreement, pursuant to which the Bank will merge with and into Fidelity Bank. The Bank Merger shall not occur prior to the Effective Time.

1.8
Additional Actions.   If, at any time after the Effective Time, Fidelity shall consider or be advised that any further deeds, documents, assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in Fidelity its right, title or interest in, to or under any of the rights, properties or assets of AEB, or (ii) otherwise carry out the purposes of this Agreement, AEB and its officers and directors shall be deemed to have granted to Fidelity an irrevocable power of attorney to execute and deliver, in such official corporate capacities, all such deeds, assignments or assurances in law or any other acts as are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in Fidelity its right, title or interest in, to or under any of the rights, properties or assets of AEB, or (b) otherwise carry out the purposes of this Agreement, and the officers and directors of Fidelity are authorized in the name of AEB or otherwise to take any and all such action.

ARTICLE II
OTHER AGREEMENTS
2.1
Registration and Listing of Fidelity Stock.

(a)
Fidelity agrees to file with the Securities and Exchange Commission (the “SEC”) as soon as reasonably practicable a registration statement (the “Fidelity Registration Statement”) under the Securities Act of 1933, as amended (the “1933 Act”), on Form S-4 or some other appropriate form covering the issuance of the shares of Fidelity Stock to the shareholders of AEB pursuant to this Agreement and to use its commercially reasonable efforts to cause the Fidelity Registration Statement to become effective and to remain effective through the Effective Time. Fidelity agrees to take any action required to be taken under the applicable state securities laws in connection with the issuance of shares of Fidelity Stock upon consummation of the Merger. AEB agrees to provide Fidelity reasonable assistance as necessary in the preparation of the Fidelity Registration Statement, including, without limitation, providing Fidelity with all material facts regarding the operations, business, assets, liabilities and personnel of AEB, together with the audited financial statements of AEB, all as and to the extent required by the 1933 Act and the rules, regulations and practices of the SEC, for inclusion in the Fidelity Registration Statement. The Fidelity Registration Statement shall not cover resales of Fidelity Stock by any of the shareholders of AEB, and Fidelity shall have no obligation to cause the Fidelity Registration Statement to continue to be effective after the Effective Time or to prepare or file any post-effective amendments to the Fidelity Registration Statement after the Effective Time.
(b)
Fidelity agrees to list on the NASDAQ Global Select Stock Market, by the Closing Date, the shares of Fidelity Stock to be issued to the shareholders of AEB pursuant to this Agreement.

2.2
Meeting of AEB Shareholders.   AEB shall call a special meeting of its shareholders (the “Special Meeting”) to be held not more than twenty (20) business days after the Fidelity Registration Statement becomes effective under the 1933 Act for the purpose of submitting the Merger and this Agreement to such shareholders for their approval. In connection with the Special Meeting, Fidelity and AEB shall together prepare and submit to the AEB shareholders a notice of meeting, proxy statement and proxy (the “AEB Proxy Materials”), which shall include the final prospectus from the Fidelity Registration Statement in the form filed with the SEC.

2.3
Dissenting Shareholders.   Any holder of shares of AEB Stock who perfects such holder’s appraisal rights in accordance with and as contemplated by Sections 607.1301 through 607.1333 of the Florida Business Corporation Act shall be entitled to receive from the Surviving Corporation, in lieu of the Per Share Purchase Price, the value of such shares as to which appraisal rights have been perfected in cash as determined pursuant to such provision of law; provided, that no such payment shall be made to any dissenting shareholder unless and until such dissenting shareholder has complied with all applicable provisions of such law, and surrendered to AEB the certificate or certificates representing the shares for which payment is being made. In the event that, after the Effective Time, a dissenting shareholder of AEB fails to perfect, or effectively withdraws or loses such holder’s right to appraisal of and payment for such holder’s AEB Stock, the Surviving Corporation shall issue and deliver the consideration to which such holder of shares of AEB Stock is entitled under Article I (without interest) upon surrender by such holder of the certificate or certificates representing such shares of AEB Stock held by such holder.

2.4
Access to Properties, Books, Etc.   Each party shall allow the other party and its authorized representatives full access, upon reasonable prior notice, during normal business hours from and after the date hereof and prior to the Closing Date to all of such party’s properties, books, contracts, commitments and records and those of its subsidiaries and shall furnish the other party and its authorized representatives such information concerning its affairs and the affairs of its subsidiaries as the other party may reasonably request provided that such request shall be reasonably related to the transactions contemplated by this Agreement and shall not interfere unreasonably with normal operations. Each party shall cause its and its subsidiaries’ personnel, employees and other representatives to assist such other party in making any such investigation. During such investigation, each party and its authorized representatives shall have the right to make copies of such records, files, tax returns and other materials as it may deem advisable and shall advise the other party of those items of which copies are made. No investigation made heretofore or hereafter by either party and its authorized representatives shall affect the representations and warranties of either such party hereunder.

2.5
Confidentiality.   Prior to consummation of the Merger, the parties to this Agreement have provided and will provide one another with information which may be deemed by the party providing the information to be confidential, including, without limitation, information regarding such party’s operations, customers (including consumer financial information), business and financial condition. Each party agrees that it will hold confidential and protect all information provided to it by each other party or such party’s affiliates or representatives, except that the obligations contained in this Section 2.5 shall not in any way restrict the rights of any party to use information that: (a) was known to such party prior to the disclosure by the other party; (b) is or becomes generally available to the public other than by breach of this Agreement; (c) is provided by one party for disclosure concerning such party in the Fidelity Registration Statement; or (d) otherwise becomes lawfully available to a party to this Agreement on a non-confidential basis from a third party who is not under an obligation of confidence to the other party to this Agreement. If this Agreement is terminated prior to the Closing, upon request each party hereto agrees to return all documents, statements and other written materials, whether or not confidential, and all copies thereof, provided to it by or on behalf of the other party to this Agreement. The provisions of this Section 2.5 shall survive termination, for any reason whatsoever, of this Agreement, and, without limiting the remedies of the parties hereto in the event of any breach of this Section 2.4, the parties hereto will be entitled to seek injunctive relief against the other party in the event of a breach or threatened breach of this Section 2.5.
2.6
Cooperation.   Subject to the terms and conditions of this Agreement, the parties hereto shall use commercially reasonable efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary or advisable so as to permit consummation of the Merger as promptly as practicable and shall cooperate fully with each other to that end.

2.7
Expenses.   All of the expenses incurred by Fidelity in connection with the authorization, preparation, execution and performance of this Agreement and the Bank Merger Agreement, including, without limitation, all fees and expenses of its agents, representatives, counsel and accountants and the fees and expenses related to filing the Fidelity Registration Statement and all regulatory applications with state and federal authorities in connection with the transactions contemplated hereby and thereby, (the “Fidelity Expenses”) shall be paid by Fidelity. All expenses incurred by AEB in connection with the authorization, preparation, execution and performance of this Agreement and the Bank Merger Agreement, including, without limitation, all fees and expenses of its agents, representatives, counsel and accountants in connection with all regulatory applications with state and federal authorities in connection with the transactions contemplated hereby and thereby and the cost of reproducing and mailing the AEB Proxy Materials (the “AEB Expenses”), shall be paid by AEB.

2.8
Preservation of Goodwill.   Each party hereto shall use its commercially reasonable efforts to preserve its business organization and the business organizations of its subsidiaries, to keep available the services of its present employees and of the present employees of its subsidiaries, and to preserve the goodwill of customers and others having business relations with such party or its subsidiaries.

2.9
Approvals and Consents.   Each party hereto represents and warrants to and covenants with the other that it will use its commercially reasonable efforts, and will cause its officers, directors, employees and agents and its subsidiaries and any subsidiary’s officers, directors, employees and agents to use their commercially reasonable efforts, to obtain as soon as is reasonably practicable all approvals and consents of state and federal departments or agencies required or deemed necessary for consummation of the transactions contemplated by this Agreement.

2.10
Agreements by Directors and Shareholders.   The directors of AEB will, contemporaneously with the execution of this Agreement, execute and deliver to Fidelity an agreement, the form of which is attached hereto as Exhibit B. Within five (5) days after the date of this Agreement, AEB agrees that it will use its best efforts to obtain an agreement in the form attached hereto as Exhibit B from any beneficial owner of five percent (5%) or more of the issued and outstanding shares of AEB Stock who is not an executive officer or director of AEB.

2.11
Press Releases.   Prior to the Closing Date, Fidelity and AEB shall each approve the form, substance and timing of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, however, that nothing in this Section 2.11 shall be deemed to prohibit any party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such party’s disclosure obligations imposed by law.

2.12
Employee Benefits.

(a)
Following the Closing Date, Fidelity shall provide to employees of AEB who continue employment with Fidelity (“AEB Continuing Employees”) medical, dental, vacation and long-term disability benefits, medical and dependent care flexible spending accounts and life insurance (collectively, “Employee

Benefits”), on terms and conditions consistent in all material respects with those then currently provided by Fidelity to its other similarly-situated employees. For purposes of eligibility to participate and any vesting determinations (but not benefit accruals) in connection with the provision of any such Employee Benefits by Fidelity to the AEB Continuing Employees, service with AEB prior to the Closing Date shall be counted to the extent such service was counted under the similar plan of AEB. The AEB Continuing Employees’ prior service with AEB shall also be credited for purposes of all waiting periods for participation in any of such Employee Benefits to the extent such service was counted under the similar plan of AEB. Fidelity shall also waive all restrictions and limitations for preexisting conditions under Fidelity’s Employee Benefit plans, to the extent such restrictions or limitations would not or currently do not apply to the AEB Continuing Employees under the similar plan of AEB.
(b)
Subject to applicable legal requirements, Fidelity and AEB shall take such other actions prior to the Closing Date as may be reasonably necessary to enable the employees of AEB after the Closing Date to transfer the amount credited to their accounts under the Bank 401(k) Plan (the “AEB 401(k) Plan”) through a rollover contribution into either the Fidelity 401(k) Plan (the “Fidelity 401(k) Plan”), if such employees are AEB Continuing Employees, or to transfer the amount credited to their accounts (not including outstanding participant loans) through a rollover contribution to a separate third party individual retirement account, or to take a cash distribution from the AEB 401(k) Plan, provided, that (i) AEB’s Board of Directors shall adopt resolutions to terminate the AEB 401(k) Plan as of the last day immediately preceding the Closing Date, and (ii) the foregoing shall be subject to the receipt of a favorable IRS determination letter (or prototype sponsor letter) with respect to the AEB 401(k) Plan to the extent reasonably required by Fidelity. For purposes of any vesting determinations (but not benefit accruals) and eligibility to participate (other than with respect to matching or other employer contributions) in connection with the Fidelity 401(k) Plan, service with AEB prior to the Closing Date shall be counted to the extent such service was counted under the AEB 401(k) Plan. For purposes of eligibility to participate in any employer contributions under the Fidelity 401(k) Plan, AEB Continuing Employees shall be eligible on terms and conditions consistent with those then currently provided by Fidelity to its other similarly-situated employees based on their employment date with AEB. Prior to the Closing Date AEB shall make any necessary employer contributions to the AEB 401(k) Plan due such AEB Continuing Employees for compensation paid by AEB prior to termination of the AEB 401(k) Plan. AEB shall take such actions prior to the Closing Date, as directed by Fidelity and as reasonably necessary, to (i) correct or remedy any AEB Plan that is not in compliance with the provisions of ERISA, the Code or other applicable law, (ii) bring any AEB Plan that is subject to Section 409A of the Code and not in compliance therewith into compliance, and (iii) ensure that there are no “excess parachute payments” within the meaning of Section 280G(b) of the Code being made in connection with the consummation of the transactions that are the subject of this Agreement or any events related thereto.

(c)
Subject to applicable legal requirements, Fidelity and AEB shall take such other actions prior to the Closing Date as may be reasonably necessary to terminate the agreements marked with an “*” on Section 3.5(b)(i) of the Disclosure Memorandum. In connection with such terminations, any compensation to be provided thereunder shall be paid in full in exchange for a settlement and release agreement reasonably acceptable to Fidelity.

2.13
Directors’ and Officers’ Tail Coverage.   Prior to the Closing Date, Fidelity shall have, at Fidelity’s expense, amended, modified or obtained directors’ and officers’ liability insurance (either through its existing directors’ and officers’ liability insurance policies or under AEB’s existing directors’ and officers’ liability insurance policies, in which event AEB will designate Fidelity’s insurance broker as AEB’s broker-of-record, as determined by Fidelity in its sole discretion) for a period of six (6) years after the Closing Date, covering any person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing Date, a director or officer of AEB or the Bank, who are currently covered by AEB’s policies on terms similar to such existing insurance; provided that Fidelity shall not be obligated to make aggregate annual premium payments for such six (6) year period in respect of such policy which exceed two hundred percent (200%) of the annual premium payments on AEB’s current policy in effect as of the date of this Agreement (the “Maximum Amount”). If the amount of the premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Fidelity shall use its reasonable best efforts to maintain the most advantageous policies of directors’ and officers’ liability insurance obtainable for a premium equal to the Maximum Amount. The directors and officers of AEB and its subsidiaries shall take all reasonable actions required by the insurance carrier necessary to procure such endorsement.
2.14
Indemnification.

(a)
For a period of six (6) years after the Effective Time (or, in the case of Claims that have not been resolved prior to the sixth (6th) anniversary of the Effective Time, until such Claims are finally resolved), Fidelity shall indemnify, defend, and hold harmless the present and former directors and executive officers of AEB (each, an “Indemnified Party”) against all liabilities arising out of, resulting from or related to any claim, action, suit, proceeding, investigation or other legal proceeding, whether civil, criminal, administrative or investigative or investigation (each, a “Claim”), in which an Indemnified Party is, or is threatened to be made, a party or witness arising out of the fact that such Indemnified Party is or was a director or officer of AEB (or, at AEB’s request, was a director, officer, manager or trustee of, or in a similar capacity with, another AEB entity or AEB Employee Benefit Plan) prior to the Effective Time if such Claim pertains to any matter of fact arising, existing or occurring at or before the Effective Time (including the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time, to the fullest extent permitted by applicable law. Fidelity shall promptly pay reasonable expenses (including reasonable attorneys’ fees) in advance of the final disposition of any such Claim to each Indemnified Party to the fullest extent permitted by applicable law upon receipt of an undertaking to repay such advance payments if he or she shall be adjudicated not to be entitled to indemnification under this Section 2.14(a). Fidelity shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final and non-appealable, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law (including any law promulgated, interpreted or enforced by any regulatory authority).

(b)
Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 2.14, upon learning of any such Claim, shall promptly notify Fidelity thereof in writing (provided that a failure to timely provide such notice shall not relieve Fidelity of any indemnification obligation unless, and to the extent that, Fidelity is materially prejudiced by such failure). In the event of any such Claim (whether arising before or after the Effective Time), (i) Fidelity shall have the right to assume the defense thereof and Fidelity shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Fidelity elects not to assume such defense for the Indemnified Parties, or if there are substantive issues which raise conflicts of interest between Fidelity and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Fidelity shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, that Fidelity shall be obligated pursuant to this Section 2.14(b) to pay for only one firm of counsel for any Indemnified Party in any jurisdiction; (ii) each Indemnified Party will cooperate in good faith in the defense of any such Claim; (iii) Fidelity shall not be liable for any settlement effected without its prior written consent (which shall not be unreasonably withheld or delayed) and (iv) without the prior written consent of the Indemnified Party (which shall not be unreasonably withheld or delayed), Fidelity shall not agree to any settlement which does not provide for a release of the Indemnified Party.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF AEB
As an inducement to Fidelity to enter into this Agreement and to consummate the transactions contemplated hereby, AEB represents, warrants, covenants and agrees as follows:
3.1
Disclosure Memorandum.   AEB has delivered to Fidelity a memorandum (the “Disclosure Memorandum”) containing certain information regarding AEB as indicated at various places in this Agreement. All information set forth in the Disclosure Memorandum or in documents incorporated by reference in the Disclosure Memorandum is true, correct and complete, does not omit to state any fact necessary in order to make the statements therein not misleading, and shall be deemed for all purposes of this Agreement to constitute part of the representations and warranties of AEB under this Article III. The information contained in the Disclosure Memorandum shall be deemed to qualify all representations and warranties contained in this Article III and the covenants in Article IV to the extent applicable. All information in each of the documents and other writings furnished to Fidelity pursuant to this Agreement or the Disclosure Memorandum is or will be true, correct and complete and does not and will not omit to state any fact necessary in order to make the statements therein not misleading. AEB shall promptly provide Fidelity with written notification of any event, occurrence or other information necessary to maintain the Disclosure Memorandum and all other documents and writings furnished to Fidelity pursuant to this Agreement as true, correct and complete at all times prior to and including the Closing.
3.2
Corporate and Financial.

(a)
Corporate Status.   AEB is a corporation duly organized, validly existing and its status is active under the laws of the State of Florida. The Bank is a Florida bank duly organized, validly existing, and its status is active under the laws of the State of Florida. AEB and the Bank have all of the requisite corporate power and authority and are entitled to own or lease their respective properties and assets and to carry on their businesses as and in the places where such properties or assets are now owned, leased or operated and such businesses are now conducted.

(b)
Authority; Enforceability.

(i)
Except as set forth in the Disclosure Memorandum and subject to the required regulatory approvals as stated in Section 3.6(a), and the approval of AEB shareholders, the execution, delivery and performance of this Agreement and the other transactions contemplated or required in connection herewith will not, with or without the giving of notice or the passage of time, or both:

(1)
violate any provision of federal or state law applicable to AEB, the violation of which, singularly or in the aggregate, could reasonably be expected to have a Material Adverse Effect;

(2)
violate any provision of the articles of incorporation, as amended, or bylaws of AEB;

(3)
conflict with or result in a breach of any provision of, or termination of, or constitute a default under any instrument, license, agreement, or commitment to which AEB is a party, which, singularly or in the aggregate, could reasonably be expected to have a Material Adverse Effect; or

(4)
constitute a violation of any order, judgment or decree to which AEB is a party, or by which AEB or any of its assets or properties are bound.

(ii)
AEB and the Bank each have the full power and authority to enter into and perform this Agreement and, as applicable, the Bank Merger Agreement, and the transactions contemplated hereby and thereby. Other than the approval of the AEB shareholders and the Bank shareholder, the execution, delivery, performance and terms of this Agreement and, as applicable, the Bank Merger Agreement, by AEB and the Bank and the consummation by AEB and the Bank of the transactions contemplated hereby and thereby have been duly and validly approved by AEB and the Bank, including all necessary action by the board of directors of AEB and the Bank. Other than the approval of the AEB shareholders and the Bank shareholder, no other corporate proceedings are necessary on the part of AEB and the Bank to authorize the execution, delivery, and performance of this Agreement and, as applicable, the Bank Merger Agreement, by AEB and the Bank and the consummation by AEB and the Bank of the transactions contemplated hereby and thereby. Assuming this Agreement constitutes the valid and binding obligation of Fidelity, this Agreement constitutes the valid and binding obligation of AEB, and is enforceable in accordance with its terms, except as limited by (i) laws relating to bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, fraudulent conveyance, moratorium or other laws affecting or relating to the rights of creditors generally or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law (the “General Enforceability Exceptions”).

(iii)
“Material Adverse Effect” shall mean any change, event, development, violation, effect or circumstance which, individually or in the aggregate, (i) has, or is reasonably likely to have, a material adverse effect on the business, operations, properties, assets, financial condition or prospects of AEB on a consolidated basis, or (ii) prevents or materially impairs, or would be reasonably likely to prevent or materially impair, the ability of AEB to timely consummate the transactions contemplated hereby or to perform its agreements or covenants hereunder; provided that, for purposes of clauses (i) and (ii), Material Adverse Effect shall specifically exclude any adverse effect attributable to or resulting from (1) any change in banking laws, rules or regulations of general applicability, (2) any change in U.S. generally accepted accounting principles (“GAAP”) or regulatory accounting principles applicable to banks or their holding companies generally, (3) any action or omission of AEB or the Bank taken with the express prior written consent of Fidelity, (4) general changes in national economic, monetary, market or financial conditions affecting financial institutions, including changes in prevailing interest rates, inflation, credit markets or capital market conditions, except, in all cases, to the extent such changes disproportionately affect AEB, (5) changes in national political conditions, including the outbreak or escalation of acts of terrorism, or (6) the public disclosure of this Agreement or the transactions contemplated hereby.
(c)
Capital Structure.

(i)
As of the date of this Agreement, AEB has authorized capital stock consisting solely of 20,000,000 shares of AEB Stock, of which 4,884,491 shares are issued and outstanding as of the date hereof, (i) assuming that outstanding debentures are converted into approximately 1,829,268 shares of AEB Stock, and (ii) exclusive of  (1) 98,000 shares reserved for the issuance upon exercise of outstanding AEB Stock Options, and (2) 40,000 shares to be granted to Bennett Brown at the time of closing. The Bank has authorized capital stock consisting solely of 4,000,000 shares of common stock, $5.00 par value per share (“Bank Stock”), and all outstanding shares of such Bank Stock are owned by AEB. All of the issued and outstanding shares of AEB Stock and Bank Stock are duly and validly issued, fully paid and non-assessable and were offered, issued and sold in compliance with all applicable federal and state securities laws. No Person has any right of rescission or, to the knowledge of AEB, claim for damages under federal or state securities laws with respect to the issuance of any shares AEB Stock or Bank Stock previously issued. None of the shares of AEB Stock or Bank Stock has been issued in violation of any preemptive or other rights of its respective shareholders. All of the issued and outstanding shares of Bank Stock are owned by AEB.

(ii)
Except for the AEB Stock Options described in Section 3.2(c)(ii) of the Disclosure Memorandum, AEB does not have outstanding any options or other securities which are either by their terms or by contract convertible or exchangeable into capital stock of AEB, or any other securities or debt of AEB, or any preemptive or similar rights to subscribe for or to purchase, or any options or warrants or agreements or understandings for the purchase or the issuance (contingent or otherwise) of, rights to acquire or vest in, or any calls, commitments or claims of any character relating to, its capital stock or securities convertible into its capital stock. Except as otherwise described in Section 3.2(c)(ii) of the Disclosure Memorandum, AEB is not subject to any obligation (contingent or otherwise) to issue, repurchase or otherwise acquire or retire, or to register, any shares of its capital stock. All AEB Stock Options have an exercise price that is no less than the fair market value of the underlying AEB Stock as of the date of grant of such AEB Stock Option. There are no outstanding or authorized phantom stock, stock appreciation, profit participation or similar rights with respect to any shares of AEB Stock or Bank Stock.

(iii)
Except as disclosed in Section 3.2(c)(iii) of the Disclosure Memorandum and other than restrictions required by applicable federal and state securities laws, there is no agreement, arrangement or understanding to which AEB is a party restricting or otherwise relating to the transfer of any shares of capital stock of AEB.

(iv)
All shares of AEB Stock or other capital stock, or any other securities or debt, of AEB, which have been purchased or redeemed by AEB have been purchased or redeemed in accordance with all applicable federal, state and local laws, rules, and regulations, including, without limitation, all federal and state securities laws, and no such purchase or redemption has resulted or will, with the giving of notice or lapse of time, or both, result in a default or acceleration of the maturity of, or otherwise modify, any agreement, note, mortgage, bond, security agreement, loan agreement or other contract or commitment of AEB.

(v)
Except as set forth in Section 3.2(c)(v) of the Disclosure Memorandum, no Person beneficially owns more than five percent (5%) of the issued and outstanding shares of AEB Stock.

(d)
AEB Subsidiaries.   AEB has no subsidiaries other than the Bank and the Bank has no subsidiaries except as set forth in Section 3.2(d) of the Disclosure Memorandum. AEB and the Bank each own all of the equity interests in each of their respective subsidiaries. No subsidiary has outstanding any securities which are either by their terms or by contract convertible or exchangeable into capital stock of such subsidiary, or any other securities or debt of such subsidiary, or any preemptive or similar rights to subscribe for or to purchase, or any options or warrants or agreements or understandings for the purchase or the issuance (contingent or otherwise) of, rights to acquire or vest in, or any calls, commitments or claims of any character relating to, its capital stock or securities convertible into its capital stock. All of the issued and outstanding shares of each subsidiary are duly and validly issued, fully paid and non-assessable and were offered, issued and sold in compliance with all applicable federal and state securities laws. Each subsidiary has all of the requisite corporate power and authority and is entitled to own or lease its properties and assets and to carry on its businesses as and in the places where such properties or assets are now owned, leased or operated and such businesses are now conducted.

(e)
Corporate Records.   The stock records and minute books of AEB: (a) fully and accurately reflect all issuances, transfers and redemptions of the AEB Stock; (b) correctly show the record addresses and the number of shares of such stock issued and outstanding on the date hereof held by the shareholders of AEB; (c) correctly show all formal corporate actions taken by the directors and shareholders of AEB (including actions taken by consent without a meeting); and (d) contain true and correct copies or originals of the articles of incorporation, as amended, and bylaws that are currently in force and the minutes of all meetings or consent actions of its directors and shareholders. No resolutions, regulations or bylaws have been passed, enacted, consented to or adopted by such directors or shareholders except those contained in the minute books. All corporate records have been maintained in accordance with all applicable statutory requirements and are complete and accurate in all material respects.

(f)
Tax Returns; Taxes.

(i)
Each of AEB and the Bank has (i) duly and timely filed with the appropriate governmental entity all Tax Returns required to be filed by it (taking into account any applicable extensions), and all such Tax Returns are true, correct and complete in all material respects and prepared in compliance with all applicable laws and (ii) timely paid all Taxes due and owing (whether or not shown due on any Tax Returns). Neither AEB nor the Bank currently is the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by a governmental entity in a jurisdiction where AEB and the Bank do not file Tax Returns that AEB or the Bank is or may be subject to taxation by that jurisdiction.

(ii)
The unpaid Taxes of AEB and the Bank (A) did not, as of December 31, 2014, exceed the reserve for Tax liabilities (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheets (rather than in any notes thereto) contained in the AEB Financial Statements, which were prepared in accordance with GAAP and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of AEB and the Bank in filing their tax returns. Since December 31, 2014, neither AEB nor the Bank has incurred any liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice.

(iii)
There are no liens, charges, restrictions, encumbrances or claims of any kind (collectively, “Liens”) for Taxes upon any property or asset of AEB or the Bank, except for Liens for current Taxes the payment of which is not yet delinquent, or for Taxes contested in good faith through appropriate proceedings and reserved against in accordance with GAAP.

(iv)
There are no deficiencies for Taxes with respect to AEB and the Bank that have been set forth or claimed in writing, or proposed or assessed by a governmental entity with respect to any Taxes due by, Tax Returns of, or any of the assets or properties of AEB or the Bank. There are no pending, proposed or, to the knowledge of AEB, threatened audits, investigations, disputes or claims or other actions for or relating to any Tax Return or material liability for Taxes with respect to AEB and the Bank. No material issues relating to Taxes of AEB or the Bank were raised by the relevant governmental entity in any completed audit or examination that would reasonably be expected to recur in a later taxable period. None of AEB, the Bank or any predecessor has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment, deficiency, or collection, or has made any request in writing for any such extension or waiver, that remains in effect. Except as set forth in Section 3.2(f)(iv) of the Disclosure Memorandum, there is not currently in effect any power of attorney authorizing any Person to act on behalf of AEB or the Bank, or receive information relating to AEB or the Bank, with respect to any Tax matter.
(v)
Neither AEB nor the Bank has requested or received any ruling from any governmental entity, or signed any binding agreement with any governmental entity (including, without limitation, any advance pricing agreement) that would affect any amount of Tax payable after the Closing Date and has not made any request for issuance of a ruling from a governmental entity on behalf of the AEB or the Bank (regardless of whether the requested ruling is still pending or withdrawn).

(vi)
Each of AEB and the Bank has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, and all Tax Returns (including without limitation all IRS Forms W-2 and 1099) required with respect thereto have been properly completed and timely filed with, and supplied to, the appropriate parties.

(vii)
Except for any customary agreements with customers, vendors, lenders, lessors or the like entered into in the ordinary course of business, neither AEB nor the Bank is a party to or bound by or has any obligation under any Tax sharing, allocation or indemnification agreement or similar contract or arrangement or any agreement that obligates it to make any payment computed by reference to the Taxes, taxable income or taxable losses of any other Person.

(viii)
Except for the affiliated group of which AEB is the common parent, each of AEB and the Bank is not and has never been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or any group that has filed a combined, consolidated or unitary Tax Return. Neither AEB nor the Bank is liable for the Taxes of any Person (including an individual, corporation, general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or other entity or governmental entity) other than AEB and the Bank (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor, (iii) by contract, or (iv) otherwise.

(ix)
Neither AEB nor the Bank has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 or Section 361 of the Code.

(x)
Neither AEB nor the Bank has taken any action, failed to take any action, or knows of any fact that would be reasonably expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(xi)
Neither AEB nor the Bank has been a party to a “reportable transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(1) (other than such transactions that have been properly reported) or any other substantially similar transaction requiring disclosure under analogous provisions of state, local or foreign Tax law.

(xii)
AEB has not taken any action not in accordance with past practice that would have the effect of deferring a measure of Tax from a period (or portion thereof) ending on or before the Closing Date to a period (or portion thereof) beginning after the Closing Date. AEB has no deferred income or other Tax Liability arising out of any transaction, including, without limitation, any (i) intercompany transaction (as defined in Treasury Regulations Section 1.1502-13), (ii) the disposal of any property in a transaction accounted for under the installment method pursuant to Section 453 of the Code, (iii) excess loss account (as defined in Treasury Regulations Section 1.1502-19) with respect to the stock of any subsidiary of AEB, (iv) use of the long-term contract method of accounting, or (v) receipt of any prepaid amount on or before the Closing Date. Neither AEB nor the Bank has made an election under Section 108(i) of the Code (or any corresponding provision of state, local or foreign law).

(xiii)
AEB has delivered or made available to Fidelity for inspection complete and correct copies of  (i) its federal and state income and franchise Tax Returns and reports for the past three (3) taxable periods ended on or after December 31, 2014, and has indicated those Tax Returns that have been audited and those Tax Returns that are currently the subject of an audit, and (ii) all private letter rulings, revenue agent reports, settlement agreements, a description of all deficiency notices and any similar documents submitted by, received by or agreed to by or on behalf of AEB, the Bank, and any predecessor thereof and relating to Taxes for such taxable periods. AEB has delivered or made available to Fidelity the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax or excess charitable deduction available for use by AEB or the Bank. There is currently no limitation on the use of the Tax attributes of AEB and the Bank under Sections 269, 382, 383, 384 or 1502 of the Code (and similar provisions of state, local or foreign Tax law).
(xiv)
No closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or non-U.S. law) has been entered into by or with respect to the AEB or the Bank.

(xv)
At all times since its formation until December 31, 2009, AEB was a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code (and any comparable provision of state and local Tax law in jurisdictions in which such election was available), and the Bank was a valid qualified subchapter S Subsidiary within the meaning of Sections 1361 and 1362 of the Code (and any comparable provision of state and local Tax law in applicable jurisdictions) during the same period.

For purposes of this Agreement, “Tax” or “Taxes” means all taxes of whatever kind or nature, including, without limitation, those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, license, estimated, withholding, payroll, employment, social security (or similar), unemployment, disability, excise, severance, stamp, occupation, premium, transfer, registration, alternative or add-on minimum, value added, real property, personal property, escheat, environmental or windfall profits taxes, customs, duties or other similar fees, assessments or charges of any kind whatsoever (together with any interest and any penalties, additions to tax or additional amounts), whether disputed or not, imposed by any governmental entity (domestic or foreign); and “Tax Returns” means any report, return (including information return or declaration of estimated Taxes), claim for refund, statement, disclosure or form relating to Taxes filed or required to be filed with any governmental entity, including any schedule or attachment thereto, and including any amendments thereof.
(g)
Financial Statements.

(i)
AEB has delivered to Fidelity true, correct and complete copies, including notes, of the audited financial statements of AEB for the years ended December 31, 2014, 2013, and 2012, including consolidated balance sheets, consolidated statements of income, consolidated statements of cash flows, consolidated statements of comprehensive income and consolidated statements of changes in shareholders’ equity and unaudited financial statements of AEB for the six months ended June 30, 2015 (collectively, the “AEB Financial Statements”). The AEB Financial Statements have been prepared in accordance with GAAP, and present fairly the assets, liabilities and financial condition of AEB as of the dates indicated therein and the results of its operations for the respective periods indicated therein.

(ii)
AEB has maintained a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. No changes have been made to AEB’s internal control over financial reporting, as defined in Rule 13a-15(f) and Rule 15d-15(f) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), since December 31, 2014 that materially affected, or are reasonably likely to materially affect, its internal control over financial reporting.

(h)
Regulatory Reports.   AEB has made available to Fidelity for review and inspection the year-end and quarterly Reports of Condition and Income filed by the Bank with the Federal Deposit Insurance

Corporation (the “FDIC”) and the Forms F.R. Y-6 and F.R. Y-9SP filed by AEB with the Board of Governors of the Federal Reserve System (the “Federal Reserve”) for or during each of the three (3) years ended December 31, 2014, 2013 and 2012 and the two (2) quarters ended June 30, 2015 and March 31, 2015, together with all such other reports filed by AEB and the Bank for or during the same three-year period with the Florida Office of Financial Regulation, Division of Financial Institutions (the “FOFR”), if any, and with any other applicable regulatory or governmental agencies (collectively, the “AEB Reports”). All of the AEB Reports have been prepared in accordance with applicable rules and regulations applied on a basis consistent with prior periods and contain all information required to be presented therein in accordance with such rules and regulations.
(i)
Enforcement Actions.   Except as set forth in Section 3.2(i) of the Disclosure Memorandum, (i) neither AEB nor any of its subsidiaries is subject to any cease-and-desist or other similar order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is a recipient of any extraordinary supervisory letter from, or is subject to any capital directive by, or has adopted any board resolutions at the request of, the Federal Reserve, the FDIC, the FOFR or with any other applicable regulatory or governmental agency (a “Regulatory Agreement”), (ii) neither AEB nor any of its subsidiaries has been advised by the Federal Reserve, the FDIC, the FOFR or any other applicable regulatory or governmental agency that it is considering issuing, initiating, ordering, or requesting any such Regulatory Agreement, (iii) AEB and each of its subsidiaries are in compliance in all material respects with each Regulatory Agreement to which it is party or subject, and (iv) neither AEB nor any of its subsidiaries has received any notice from the Federal Reserve, the FDIC, the FOFR or any other applicable regulatory or governmental agency indicating that either AEB or any of its subsidiaries is not in compliance in all material respects with any such Regulatory Agreement.

(j)
Accounts.   Section 3.2(j) of the Disclosure Memorandum contains a list of each and every bank and other institution in which AEB maintains an account or safety deposit box, the account numbers, and the names of all Persons who are presently authorized to draw thereon, have access thereto or give instructions regarding distribution of funds or assets therein.

(k)
Loans; Nonperforming and Classified Assets; Allowance.

(i)
Except as set forth in Section 3.2(k)(i) of the Disclosure Memorandum or as provided for in the Allowance described in subsection (iv) below, to the knowledge of AEB, all loans, lines of credit, letters of credit and other extensions of credit made by the Bank or due to it (“AEB Loans”) shown in the AEB Financial Statements and any such AEB Loans on the date hereof and on the Closing Date, (i) are and will be as of the Closing Date genuine, legal, valid and enforceable (except as enforceability may be limited by the General Enforceability Exceptions) obligations of the respective makers thereof and (ii) are not and will not be as of the Closing Date subject to any right of offset, rescission or set-off or any counterclaim or defense for which there is a reasonable possibility of an adverse determination to the Bank.

(ii)
All of the AEB Loans are evidenced by written agreements, true and correct copies of which will be made available to Fidelity for examination prior to the Closing Date. All currently outstanding AEB Loans were solicited, originated and, currently exist in material compliance with all applicable law and regulations and the Bank’s lending policies at the time of origination of such AEB Loans, and the loan documents with respect to each such AEB Loan are complete and correct in all material respects. There are no oral modifications or amendments or additional agreements related to the AEB Loans that are not reflected in the written records of the Bank. Except as set forth in Section 3.2(k)(ii) of the Disclosure Memorandum, all of the AEB Loans are owned by the Bank free and clear of any Liens. Except as set forth in Section 3.2(k)(ii) of the Disclosure Memorandum, none of the AEB Loans are presently serviced by third parties, and there is no obligation which could result in any AEB Loan becoming subject to any third party servicing.

(iii)
Except as set forth in Section 3.2(k)(iii) of the Disclosure Memorandum, as of the date hereof, no AEB Loans were, as of September 30, 2015, over ninety (90) days delinquent in payment of principal or interest. Section 3.2(k)(iii) of the Disclosure Memorandum contains a complete list of (i) each AEB Loan that as of September 30, 2015 was classified as “Special Mention,” “Substandard,”

“Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import by the Bank or any bank examiner, together with the principal amount of and accrued and unpaid interest on each such AEB Loan and the identity of the borrower thereunder and (ii) each asset of the Bank that as of September 30, 2015 was classified as other real estate owned and the book value thereof as of September 30, 2015.
(iv)
The allowance for loan and lease losses (the “Allowance”) shown on the balance sheet of AEB included in the most recent AEB Financial Statements dated prior to the date of this Agreement was, and the Allowance shown on the balance sheets of AEB included in the AEB Financial Statements as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for all known or reasonably anticipated losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables, letters of credit and commitments to make loans or extend credit), by AEB as of the dates thereof. Prior to the Closing Date, AEB will not make a material change to its methodology for determining the Allowance without providing prior written notice to Fidelity.

(l)
Liabilities.   AEB has no debt, liability or obligation of any kind required to be shown pursuant to GAAP on the consolidated balance sheet of AEB, whether accrued, absolute, known or unknown, contingent or otherwise, including, but not limited to: (a) liability or obligation on account of any federal, state or local taxes or penalty, interest or fines with respect to such taxes; (b) liability arising from or by virtue of the distribution, delivery or other transfer or disposition of goods, personal property or services of any type, kind or variety; (c) unfunded liabilities with respect to the AEB 401(k) Plan or any other post-retirement life insurance, pension, profit sharing or employee stock ownership plan, whether operated by AEB or any other entity covering employees of AEB; or (d) environmental liabilities, except: (i) those reflected in the AEB Financial Statements; and (ii) as disclosed in Section 3.2(l) of the Disclosure Memorandum.

(m)
Absence of Changes.   Except as specifically provided for in this Agreement or specifically set forth in Section 3.2(m) of the Disclosure Memorandum, since December 31, 2014:

(i)
there has been no change in any of AEB’s relationships with customers, employees, lessors or others, other than changes in the ordinary course of business, none of which individually or in the aggregate has had, or which could reasonably be expected to have, a Material Adverse Effect;

(ii)
there has been no damage, destruction or loss to the assets, properties or business of AEB, whether or not covered by insurance, which has had, or which may reasonably be expected to have, a Material Adverse Effect;

(iii)
the business of AEB has been operated in the ordinary course, and not otherwise;

(iv)
the material properties and assets of AEB used in its business have been maintained in good order, repair and condition, ordinary wear and tear excepted;

(v)
the books, accounts and records of AEB have been maintained in the usual, regular and ordinary manner;

(vi)
there has been no declaration, setting aside or payment of any dividend or other distribution on or in respect of the capital stock of AEB other than in the ordinary course and consistent with past practices;

(vii)
there has been no increase in any payment of or commitment to pay any bonus, profit sharing or other extraordinary compensation to any employee or any increase in the level of employee benefits, or the adoption of new employee benefits to any employee;

(viii)
there has been no change in the articles of incorporation or bylaws of AEB or the Bank;

(ix)
there has been no labor dispute, unfair labor practice charge or employment discrimination charge, nor, to the knowledge of AEB, any organizational effort by any union, or institution or threatened institution, of any effort, complaint or other proceeding in connection therewith, involving AEB, or affecting its operations;

(x)
there has been no issuance, sale, repurchase, acquisition, or redemption by AEB of any of its capital stock, bonds, notes, debt or other securities, and there has been no modification or amendment of the rights of the holders of any outstanding capital stock, bonds, notes, debt or other securities thereof;

(xi)
there have been no Liens or security interests (other than purchase money security interests arising in the ordinary course of business) created on or in (including without limitation, any deposit for security) any asset or assets of AEB or assumed by it with respect to any asset or assets;

(xii)
there has been no indebtedness or other liability or obligation (whether absolute, accrued, contingent or otherwise) incurred by AEB which would be required to be reflected on a balance sheet of AEB prepared as of the date hereof in accordance with GAAP, except as incurred in the ordinary course of business;

(xiii)
no material obligation or liability of AEB has been discharged or satisfied, other than in the ordinary course of business;

(xiv)
there have been no sales, transfers or other dispositions of any asset or assets of AEB, other than sales in the ordinary course of business; and

(xv)
there has been no amendment, termination or waiver of any right of AEB under any contract or agreement or governmental license, permit or permission which has had, or could reasonably be expected to have, a Material Adverse Effect.

(n)
Litigation and Proceedings.   Except as set forth in Section 3.2(n) of the Disclosure Memorandum, there are no actions, decrees, suits, counterclaims, claims, proceedings or governmental actions or investigations, pending or, to the knowledge of AEB, threatened against, by or affecting AEB, or any officer, director, employee or agent in such person’s capacity as an officer, director, employee or agent of AEB or relating to the business or affairs of AEB, in any court or before any arbitrator or governmental agency, and no judgment, award, order or decree of any nature has been rendered against or with respect thereto by any agency, arbitrator, court, commission or other authority, nor does AEB have any unasserted contingent liabilities which are reasonably likely to have a Material Adverse Effect.

(o)
Proxy Materials.   Neither the AEB Proxy Materials nor other materials furnished by AEB to the AEB shareholders in connection with the transactions contemplated by this Agreement, or in any amendments thereof or supplements thereto, will, at the times such documents are distributed to the AEB shareholders and through the Closing Date, contain with respect to AEB any untrue statement of a material fact or omit to state any information required to be stated therein or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

3.3
Business Operations.

(a)
Permits; Compliance with Law.

(i)
AEB has all permits, licenses, approvals, authorizations and registrations under all federal, state, local and foreign laws (the “Permits”) required for AEB to carry on its business as presently conducted except where the failure to obtain such Permits could not reasonably be expected to have a Material Adverse Effect. AEB is in compliance with the terms and conditions of each such Permit and has received no written notice that it is in violation of any of the terms or conditions of such Permits.

(ii)
AEB has complied with all laws, regulations, ordinances, rules, and orders applicable to it or its business, except for any non-compliance which could not reasonably be expected to have a Material Adverse Effect. Section 3.3(a)(ii) of the Disclosure Memorandum contains a list of any known violations of such laws, regulations, ordinances, rules or orders by any present officer, director, or employee of AEB, and which resulted in any order, proceeding, judgment or decree which would be required to be disclosed pursuant to Item 401(f) of Regulation S-K promulgated by the SEC. No past violation of any such law, regulation, ordinance, rule or order has occurred which could impair the right or ability of AEB to conduct its business.

(iii)
Except as set forth in Section 3.3(a)(iii) of the Disclosure Memorandum, no notice, inquiry or warning from any governmental authority with respect to any failure or alleged or possible failure of AEB to comply in any respect with any law, regulation, ordinance, rule or order has been received, nor, to the knowledge of AEB, is any such notice or warning proposed or threatened.

(b)
Environmental.

(i)
Except as set forth in Section 3.3(b)(i) of the Disclosure Memorandum:

(1)
AEB has not caused or permitted the generation, manufacture, use, or handling or the release or presence of, any Hazardous Material (as defined below) on, in, under or from any properties or facilities currently owned or leased by AEB or, to its knowledge, adjacent to any properties so owned or leased that requires notification, investigation or remediation pursuant to any environmental law;

(2)
there are no non-compliance orders, warning letters or notices of violations, actions, suits or other claims asserted or, to its knowledge, threatened against AEB or administrative or judicial investigations arising from or relating to the environmental condition of any property currently owned or leased by AEB or the generation, manufacture, use, or handling or the release or presence of, any Hazardous Material at any property currently owned or leased by AEB;

(3)
AEB has complied in all material respects with, and has kept all records and made all filings or reports required by, and is otherwise in compliance with all applicable federal, state and local laws, regulations, orders, permits and licenses relating to the generation, treatment, manufacture, use, handling, release or presence of any Hazardous Material on, in, under or from any properties or facilities currently owned or leased by AEB;

(4)
the improvements on the property owned or leased by AEB are free from the presence or growth of mold, fungi, spores or bacteria that could be reasonably expected to cause property damage or personal injury, and the improvements on the property owned or leased by AEB are, and have been, reasonably free of conditions that could lead to the growth or presence of mold, fungi, spores or bacteria, including, without limitation, air conditioner malfunction, water intrusion, water leaks, sewage backflows and construction defects; and

(5)
there are not now nor have there ever been any underground storage tanks for the storage of Hazardous Material on, in or under any properties or facilities currently owned or leased by AEB.

(ii)
Neither AEB nor, to the knowledge of AEB, any of its officers, directors, employees or agents, in the course of such individual’s employment by AEB, has given advice with respect to, or participated in any respect in, the management or operation of any entity or concern regarding the generation, storage, handling, disposal, transfer, production, use or processing of Hazardous Material.

(iii)
To the knowledge of AEB, except as set forth in Section 3.3(b)(iii) of the Disclosure Memorandum, AEB has not foreclosed on any property on which there is a threatened release of any Hazardous Material or on which there has been a release and remediation has not been completed to the extent required by environmental laws.

(iv)
Except as set forth in Section 3.3(b)(iv) of the Disclosure Memorandum, neither AEB nor any of its executive officers or directors is aware of, has been told of, or has observed, the presence of any Hazardous Material on, in, under, or around property on which AEB holds a legal or security interest, in violation of, or creating a liability under, federal, state, or local environmental statutes, regulations, or ordinances.

(v)
AEB has delivered to Fidelity true, correct and complete copies of all reports or tests with respect to compliance of any of the properties or facilities currently owned or operated by AEB with any environmental laws or the presence of Hazardous Materials that were prepared for AEB or prepared for other Persons and are in the possession, custody or control of AEB.

(vi)
The term “Hazardous Material” means any substance whose nature, use, manufacture, or effect render it subject to federal, state or local regulation governing that material’s investigation,

remediation or removal as a threat or potential threat to human health or the environment and includes, without limitation, any substance within the meaning of  “hazardous substances” under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601, “hazardous wastes” within the meaning of the Resource Conservation and Recovery Act, 42 U.S.C. § 6921, any petroleum product, including any fraction of petroleum, or any friable asbestos containing materials. However, the term “Hazardous Material” shall not include those substances which are normally and reasonably used or present in connection with the development, occupancy or operation of office buildings (such as cleaning fluids, and supplies normally used in the day to day operation of business offices) in quantities reasonable in relation to such use and in compliance with applicable law or such that may be naturally occurring in any ambient air, surface water, ground water, land surface or subsurface strata.
(c)
Insurance.   Except with respect to insurance policies providing coverage for employees under the AEB Plans, Section 3.3(c) of the Disclosure Memorandum contains a complete list and description (including the expiration date, premium amount and coverage thereunder) of all policies of insurance and bonds presently maintained by, or providing coverage for, AEB or through AEB for any of its officers, directors and employees, all of which are, and will be maintained through the Closing Date, in full force and effect, together with a complete list of all pending claims under any of such policies or bonds. To the knowledge of AEB, all material terms, obligations and provisions of each of such policies and bonds have been complied with, all premiums due thereon have been paid, and no notice of cancellation with respect thereto has been received. Except as set forth in Section 3.3(c) of the Disclosure Memorandum, such policies and bonds provide adequate coverage to insure the properties and businesses of AEB and the activities of its officers, directors and employees against such risks and in such amounts as are customary. Except as set forth in Section 3.3(c) of the Disclosure Memorandum, AEB will not as of the Closing Date have any liability for premiums or for retrospective premium adjustments for any period prior to the Closing Date. AEB has heretofore made available to Fidelity a true, correct and complete copy of each insurance policy and bond currently in effect with respect to the business and affairs of AEB.

(d)
Trust Business; Administration of Fiduciary Accounts.   AEB and the Bank do not engage in any trust business, nor does either administer or maintain accounts for which either acts as fiduciary (other than individual retirement accounts, Keogh accounts and health savings accounts), including, but not limited to, accounts for which either serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor.

(e)
Investment Management and Related Activities.   Except as set forth in Section 3.3(e) of the Disclosure Memorandum, none of AEB, the Bank or any of their respective directors, officers or employees is required to be registered, licensed or authorized under applicable law as an investment adviser, a broker or dealer, an insurance agency or company, a commodity trading adviser, a commodity pool operator, a futures commission merchant, an introducing broker, a registered representative or associated person, investment adviser, representative or solicitor, a counseling officer, an insurance agent, a sales person or in any similar capacity with a governmental agency.

(f)
CRA, Anti-Money Laundering and Customer Information Security.   Other than investments to satisfy regulatory requirements, neither AEB nor the Bank is a party to any agreement with any individual or group regarding Community Reinvestment Act matters and no facts or circumstances exist, which would cause the Bank: (i) to be deemed not to be in satisfactory compliance with the Community Reinvestment Act, and the regulations promulgated thereunder, or to be assigned a rating for Community Reinvestment Act purposes by federal or state bank regulators of lower than “satisfactory”; (ii) to be deemed to be operating in violation of the Bank Secrecy Act and its implementing regulations (31 C.F.R. Part 103), the USA PATRIOT Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (iii) to be deemed not to be in satisfactory compliance with the applicable privacy of customer information requirements contained in any federal and state privacy laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder, as well as the provisions of the information security program adopted by the Bank pursuant to 12 C.F.R. Part 364, except where the failure to be in such compliance would not reasonably be expected to have a Material Adverse Effect. Furthermore, the board of directors of the Bank has adopted and the Bank has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any governmental agency and that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act.
3.4
Properties and Assets.

(a)
Contracts and Commitments.   Section 3.4(a) of the Disclosure Memorandum contains a list identifying and briefly describing all written contracts, purchase orders, agreements, security deeds, guaranties or commitments (other than loans, loan commitments and deposits made by or with AEB in the ordinary course of business), to which AEB is a party or by which it may be bound involving the payment or receipt, actual or contingent, of more than $100,000 or having a term or requiring performance over a period of more than one (1) year and requiring payment of more than $5,000 per year. Each such contract, agreement, guaranty and commitment of AEB is in full force and effect and, to the knowledge of AEB, is valid and enforceable in accordance with its terms, subject to the General Enforceability Exceptions, and constitutes a legal and binding obligation of the respective parties thereto and is not the subject of any notice of default, termination, partial termination or of any ongoing, pending, completed or threatened investigation, inquiry or other proceeding or action that may give rise to any notice of default, termination or partial termination. AEB has complied with the provisions of such contracts, agreements, guaranties and commitments. A true and complete copy of each such document has been made available to Fidelity for examination.

(b)
Licenses; Intellectual Property.   AEB has all patents, trademarks, trade names, service marks, copyrights, trade secrets and know-how reasonably necessary to conduct its business as presently conducted and, except as described in Section 3.4(b) of the Disclosure Memorandum, AEB is not a party, either as licensor or licensee, to any agreement for any patent, process, trademark, service mark, trade name, copyright, trade secret or other confidential information and, to the knowledge of AEB, there are no rights of third parties with respect to any trademark, service mark, trade secrets, confidential information, trade name, patent, patent application, copyright, invention, device or process owned or used by AEB or presently expected to be used by it in the future. All patents, copyrights, trademarks, service marks, trade names, and applications therefor or registrations thereof, owned or used by AEB, are listed in Section 3.4(b) of the Disclosure Memorandum. AEB has complied with all applicable laws relating to the filing or registration of  “fictitious names” or trade names.

(c)
Personal Property.   AEB has good and marketable title to all of its personal property, tangible and intangible, reflected in the most recent AEB Financial Statements (except as since sold or otherwise disposed of by it in the ordinary course of business), free and clear of all Liens of any kind or character, except: (a) those referred to in the notes to the AEB Financial Statements as securing specified liabilities (with respect to which no default exists or, to the knowledge of AEB, is claimed to exist); and (b) those described in Section 3.4(c) of the Disclosure Memorandum.

(d)
AEB Leases.

(i)
All leases (the “AEB Leases”) pursuant to which AEB is lessor or lessee of any real or personal property (such property, the “Leased Property”) are valid and enforceable in accordance with their terms, subject to the General Enforceability Exceptions; there is not under any of the AEB Leases any default or any claimed default by AEB, AEB’s lessor (where AEB is the lessee under a AEB Lease) or AEB’s lessee (where AEB is the lessor under a AEB Lease), or event of default or event which with notice or lapse of time, or both, would constitute a default by AEB, AEB’s lessor (where AEB is the lessee under a AEB Lease) or AEB’s lessee (where AEB is the lessor under a AEB Lease) and in respect of which adequate steps have not been taken to prevent a default from occurring if AEB is the party in breach.

(ii)
The copies of the AEB Leases heretofore furnished or made available by AEB to Fidelity are true, correct and complete, and the AEB Leases have not been modified in any respect other than pursuant to amendments, copies of which have been concurrently delivered or made available to Fidelity, and are in full force and effect in accordance with their terms.

(iii)
Except as set forth in Section 3.4(d)(iii) of the Disclosure Memorandum, there are no contractual obligations, agreements in principle or present plans for AEB to enter into new leases of real property or to renew or amend existing AEB Leases prior to the Closing Date.

(e)
Real Property.

(i)
AEB does not own any interest in any real property (other than as lessee) except as set forth in Section 3.4(e)(i) of the Disclosure Memorandum (such properties being referred to herein as “AEB Realty”). Except as disclosed in Section 3.4(e)(i) of the Disclosure Memorandum, AEB has good title to the AEB Realty and the titles to the AEB Realty are covered by title insurance policies providing coverage in the amount of the original purchase price, true, correct and complete copies of which have been furnished to Fidelity with the Disclosure Memorandum. AEB has not encumbered the AEB Realty since the effective dates of the respective title insurance policies.

(ii)
Except as set forth in Section 3.4(e)(ii) of the Disclosure Memorandum, the interests of AEB in the AEB Realty and in and under each of the AEB Leases are free and clear of any and all Liens and are subject to no present claim, contest, dispute, action or, to the knowledge of AEB, threatened action at law or in equity.

(iii)
The present use and operations of, and improvements upon, the AEB Realty and all real properties included in the Leased Properties (the “AEB Leased Real Properties”) are in compliance in all material respects with all applicable building, fire, zoning and other applicable laws, ordinances and regulations and with all deed restrictions of record, no notice of any violation or alleged violation thereof has been received, and there are no proposed changes therein that would affect the AEB Realty, the AEB Leased Real Properties or their uses.

(iv)
Except as set forth in Section 3.4(e)(iv) of the Disclosure Memorandum, no rent has been paid in advance and no security deposit has been paid by, nor is any brokerage commission payable by or to, AEB with respect to any AEB Lease.

(v)
Except as set forth in Section 3.4(e)(v) of the Disclosure Memorandum, AEB is not aware of any proposed or pending change in the zoning of, or of any proposed or pending condemnation proceeding with respect to, any of the AEB Realty or the AEB Leased Real Properties which may adversely affect the AEB Realty or the AEB Leased Real Properties or the current or currently contemplated use thereof.

(vi)
The buildings and structures owned, leased or used by AEB are, taken as a whole, in good operating order (except for ordinary wear and tear), usable in the ordinary course of business, and are sufficient and adequate to carry on the business and affairs of AEB.

3.5
Employees and Benefits.

(a)
Directors or Officers of Other Corporations.   Except as set forth in Section 3.5(a) of the Disclosure Memorandum, no director, officer, or employee of AEB serves, or in the past five (5) years has served, as a director or officer of any other corporation on behalf of or as a designee of AEB.

(b)
Employee Benefits.

(i)
Except as set forth in Section 3.5(b)(i) of the Disclosure Memorandum, (i) AEB does not provide and is not obligated to provide, directly or indirectly, nor has any liability (contingent or otherwise) for, any benefits for current or former employees, officers, directors or independent contractors or their dependents or beneficiaries, including, without limitation, any post-retirement life insurance, pension, profit sharing, stock option, retirement, bonus, hospitalization, severance, medical, insurance, vacation, fringe benefits, or other material employee benefits under any plan, practice, agreement or understanding (individually a “AEB Plan” and collectively, the “AEB Plans”), and (ii) AEB does not have any employment, severance, change in control or similar agreements with any of its current or former employees, officers, directors or independent contractors or their dependents or beneficiaries.

(ii)
Section 3.5(b)(ii) of the Disclosure Memorandum lists separately any employee benefit plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), sponsored, maintained or contributed to by AEB or its ERISA Affiliates or with respect to which AEB or any of its ERISA Affiliates has any liability (contingent or otherwise) (collectively, “ERISA Plans”). True, correct and complete copies of all ERISA Plans and, to the extent applicable, all related trust agreements, insurance contracts, summary plan descriptions, Internal Revenue Service determination letters (or prototype sponsor letters) and filings, the past three (3) years of actuarial reports and valuations, annual reports and Form 5500 filings (including attachments) have been delivered to Fidelity.
(iii)
Except as set forth in Section 3.5(b)(iii) of the Disclosure Memorandum, AEB and its ERISA Affiliates (as defined below) are not currently and have never in the past six years been required to contribute to or had any liability (contingent or otherwise) with respect to (i) a multiemployer plan as defined in Section 3(37)(A) or 4001(a)(3) of ERISA, (ii) an employee benefit plan within the meaning of Section 3(3) of ERISA that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code, (iii) a multiple employer plan within the meaning of Section 413(c) of the Code or Sections 4063, 4064 or 4066 of ERISA or (iv) a multiple employer welfare plan within the meaning of Section 3(40)(A) of ERISA. For purposes of this Section 3.5(b)(iii), the term “ERISA Affiliate” shall mean any person within the meaning of Section 3(9) of ERISA, or any trade or business (whether or not incorporated) that, together with AEB, is treated as a single employer within the meaning of Section 414 of the Code.

(iv)
In all material respects, each AEB Plan has been established, operated and administered in accordance with its terms and in accordance with, and has been amended to comply with (unless such amendment is not yet required), all applicable laws, rules and regulations, including, without limitation, ERISA, the Code, and the regulations issued under ERISA and the Code. With respect to each AEB Plan, other than routine claims for benefits submitted in the ordinary course of the benefits process, no litigation or administrative or other proceeding is pending or, to the knowledge of AEB, threatened involving such AEB Plan or any of its fiduciaries. With respect to each AEB Plan, neither AEB nor any of its directors, officers, employees or agents or any fiduciary of any ERISA Plan has been engaged in or been a party to any transaction relating to the AEB Plan which could reasonably be expected to constitute a breach of fiduciary duty under ERISA or a “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code), unless such transaction is specifically permitted under Sections 407 or 408 of ERISA, Section 4975 of the Code or a class or administrative exemption issued by the Department of Labor. Each AEB Plan that is a group health plan within the meaning of Section 607(l) of ERISA and Section 4980B of the Code is in material compliance with the continuation coverage requirements of Section 501 of ERISA and Section 4980B of the Code and other applicable laws.

(v)
With respect to each AEB Plan, all contributions or other remittances required by such plan or applicable law have been made or will be made on a timely basis.

(vi)
Each AEB Plan that is intended to be qualified under Section 401(a) of the Code, and its related trust, respectively, has received a favorable determination letter (or prototype sponsor letter) from the Internal Revenue Service (“IRS”) as to the qualification of such plan in its current form and the tax-exempt status of the related trust (or has timely filed with the IRS a request for such a determination letter within the applicable remedial amendment period or is a prototype plan for which the prototype plan sponsor has received a favorable opinion letter or advisory opinion from the IRS as to the qualification of the prototype plan on which AEB may rely) and no event has occurred, and no condition exists, that would reasonably be expected to cause the loss of such qualified or tax exempt status or the imposition of any liability, tax or penalty under ERISA or the Code.

(vii)
AEB does not provide and has no obligation to provide benefits, including, without limitation, death, health, post-retirement life insurance or medical benefits (whether or not insured) with respect to current or former employees of AEB beyond their retirement or other termination of service with AEB other than: (i) coverage mandated by applicable law; or (ii) benefits under the AEB 401(k) Plan.

(viii)
Except as set forth in Section 3.5(b)(viii) of the Disclosure Memorandum, neither this Agreement nor any transaction contemplated hereby (either alone or in combination with any other event will: (i) entitle any current or former employee, officer or director of AEB to severance pay, unemployment compensation or any similar or other payment; (ii) accelerate the time of payment or vesting of, or increase the amount of compensation or benefits due any such employee, officer or director; (iii) increase any benefits otherwise payable under any AEB Plan; or (iv) cause the payment of any “excess parachute payment” (as defined in Section 280G of the Code). No AEB Plan provides for the gross up of taxes under Code Sections 409A or 4999.
(ix)
Each AEB Plan that is subject to Section 409A of the Code has been maintained in written form, and administered and operated in compliance in all material respects, with Section 409A and the regulations and rulings thereunder.

(x)
There is no audit or investigation pending with respect to any AEB Plan before any governmental authority and, to the knowledge of AEB, no such audit or investigation is threatened.

(xi)
Except as set forth in Section 3.5(b)(xi) of the Disclosure Memorandum, AEB has properly accrued, to the extent applicable, on its financial statements in all material respects, the correct number of days, for all vacation, sick leave, personal time and paid time off credited to AEB employees and individual consultants as of the date of such financial statements. AEB has, for each AEB Plan and all other purposes, correctly classified all natural persons and, if applicable, their disregarded entities, providing services to AEB as common law employees or independent contractors as appropriate.

(xii)
Except as set forth in Section 3.5(b)(xii) of the Disclosure Memorandum, since December 31, 2014, AEB has not entered into any commitment to modify or amend any AEB Plan (other than in the ordinary course and consistent with past practices or as required by law) nor to establish any new benefit plan, program or arrangement. Except as required under applicable law, there has been no amendment to any AEB Plan, or written notice or announcement, or change in eligibility, participation or coverage under any AEB Plan, that would increase the expense of maintaining any such AEB Plan above the level of expense incurred or with respect to such AEB Plan for the most-recently completed fiscal year of AEB.

(xiii)
No assets of AEB are allocated to or being held in a “rabbi trust” or similar funding vehicle.

(c)
Employment and Labor Matters.   AEB is not, and has not been, a party to any collective bargaining agreement or agreement of any kind with any union or labor organization or to any agreement with any of its employees which is not terminable at will or upon ninety (90) days notice at the election of, and without cost or penalty to, AEB. AEB has not received at any time in the past five (5) years, any demand for recognition from any union, and no attempt has been made, or will have been made as of the Closing Date, to organize any of its employees. AEB has complied in all material respects with all obligations under the National Labor Relations Act, as amended, the Age Discrimination in Employment Act, as amended, and all other federal, state and local labor laws and regulations applicable to its employees. Except as described in Section 3.5(c) of the Disclosure Memorandum, (i) there are no unfair labor practice charges pending or, to the knowledge of AEB, threatened against AEB, and (ii) there are, and in the past three (3) years there have been, no charges, complaints, claims or proceedings, pending, to the knowledge of AEB, threatened against, or involving, as the case may be, AEB with respect to any alleged violation of any wage and hour laws, age discrimination act laws, employment discrimination laws or any other claims arising out of any employment relationship as to any of AEB’s employees or as to any person seeking employment therefrom, and no such violations exist. All employees and independent contractors of AEB are properly classified as such, including without limitation, the AEB Plans.

(d)
Related Party Transactions.   Except for: (a) loans and extensions of credit made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions by AEB with other Persons who are not affiliated with AEB, and which do not involve more than the normal risk of repayment or present other unfavorable features; (b) deposits, all of which are on terms and conditions identical to those made available to all customers of AEB at the time such deposits were entered into; and (c) transactions specifically described in Section 3.5(d) of the Disclosure Memorandum, there are currently no contracts with or commitments to present or former five percent (5%) or greater shareholders, directors, officers, or employees involving the expenditure of more than $60,000 as to any one individual, including with respect to any business directly or indirectly controlled by any such Person, or $100,000 for all such contracts or commitments in the aggregate for all such individuals (other than contracts or commitments relating to services to be performed by any officer, director or employee as a currently-employed employee of, or service provider currently providing services for, AEB).

3.6
Other Matters.

(a)
Approvals, Consents and Filings.   Except for the Federal Reserve, the FDIC, the Georgia Department of Banking and Finance (the “GDBF”) and the FOFR, or as set forth in Section 3.6(a) of the Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby or thereby will: (a) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority; or (b) violate any order, writ, injunction, decree, statute, rule or regulation applicable to AEB, or any of AEB’s assets.

(b)
Default.

(i)
Except for those consents described in or set forth pursuant to Section 3.6(a) above, neither the execution of this Agreement nor consummation of the transactions contemplated herein:

(1)
constitutes a breach of or default under any contract or commitment to which AEB is a party or by which any of AEB’s properties or assets are bound;

(2)
does or will result in the creation or imposition of any Lien, security interest, equity or restriction of any nature whatsoever in favor of any third party upon any assets of AEB; or

(3)
constitutes an event permitting termination of any agreement or the acceleration of any indebtedness of AEB.

(ii)
AEB, to its knowledge, is not in violation of its articles of incorporation or bylaws or in default under any term or provision of any material security deed, mortgage, indenture or security agreement, or of any other material contract or instrument to which AEB is a party or by which it or any of its material properties is bound.

(c)
Representations and Warranties.   No representation or warranty contained in this Article III or in any written statement delivered by or at the direction of AEB pursuant hereto or in connection with the transactions contemplated hereby contains or will contain any material untrue statement, nor will such representations and warranties taken as a whole omit any material statement necessary in order to make any statement not misleading. Copies of all documents that have been or will be furnished to Fidelity in connection with this Agreement or pursuant hereto are or shall be true, correct and complete.

(d)
Absence of Brokers.   Except for Hovde Group, LLC (“Hovde”), which has provided financial advisory services to AEB, no broker, finder or other financial consultant has acted on AEB’s behalf in connection with this Agreement or the transactions contemplated hereby.

(e)
Fairness Opinion.   Prior to the execution of this Agreement, AEB has received an opinion from Hovde to the effect that, as of the date of such opinion and based on and subject to the matters set forth in such opinion, the Merger Consideration is fair to the shareholders of AEB from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement. AEB has provided Fidelity with a true and complete copy of such opinion for informational purposes.

(f)
Takeover Laws and Provisions.   AEB has taken all necessary action, if any, to render inapplicable to this Agreement, the Merger and the other transactions contemplated in this Agreement the provisions of any potentially applicable anti-takeover, control share, fair price, moratorium, interested shareholder or similar Law or, if applicable, any shareholder rights, “poison pill” agreement or similar agreement applicable with respect to AEB. No “fair price” law or AEB Certificate of Incorporation or similar AEB Bylaws provision is applicable to this Agreement and the transactions contemplated hereby.

ARTICLE IV
CONDUCT OF BUSINESS OF AEB PENDING CLOSING
Except as expressly otherwise provided herein or in the Disclosure Memorandum, AEB covenants and agrees that, without the prior written consent of Fidelity between the date hereof and the Closing Date:
4.1
Conduct of Business.   AEB will conduct its business only in the ordinary course, without the creation of any indebtedness for borrowed money (other than deposit and similar accounts and customary credit arrangements between banks in the ordinary course of business).

4.2
Maintenance of Properties.   AEB will maintain its properties and assets in good operating condition, ordinary wear and tear excepted.

4.3
Insurance.   AEB will maintain and keep in full force and effect all of the insurance referred to in Section 3.3(c) hereof or other insurance equivalent thereto.

4.4
Capital Structure.   AEB will not make a change in the authorized or issued capital stock or other securities of AEB, and AEB will not issue or grant any right or option to purchase or otherwise acquire any of the capital stock or other securities of AEB. This Section 4.4 prohibits, without limitation, the issuance or sale by AEB of any AEB Stock to the AEB 401(k) Plan.

4.5
Dividends.   No dividend, distribution or payment will be declared or made in respect to the AEB Stock, and AEB will not, directly or indirectly, redeem, purchase or otherwise acquire any of its capital stock.

4.6
Amendment of Articles of Incorporation or Bylaws; Corporate Existence.   AEB will not amend its articles of incorporation or bylaws, and AEB will maintain its corporate existence and powers.

4.7
No Acquisitions.   AEB shall not, without the express written consent of Fidelity, acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other entity or division thereof or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to AEB.

4.8
No Real Estate Acquisitions or Dispositions.   AEB will not sell, mortgage, lease, buy or otherwise acquire, transfer or dispose of any real property or interest therein (except for sales in the ordinary course of business, including sales of other real estate owned and properties under contract at or above AEB’s carrying value as of the date hereof) and AEB will not, except in the ordinary course of business, sell or transfer, mortgage, pledge or subject to any Lien any other tangible or intangible asset.

4.9
Loans.   AEB shall not make any loan or extension of credit in an amount in excess of  $500,000 (excluding any loan or extension of credit of a smaller amount on an outstanding loan or line of credit in excess of  $500,000), or with a term of greater than five (5) years (excluding a home equity line of credit, which shall not have a term of greater than ten (10) years), or renew or amend any existing loan or extension of credit that is characterized as “Special Mention”, “Substandard”, “Doubtful”, “Loss” in the books and records of AEB (each, a “Classified Asset”); provided, however, that, if AEB shall request the prior approval of Fidelity in accordance with this Section 4.9 to make a loan or extend credit in an amount in excess of  $500,000, or amend or renew any existing loan that is a Classified Asset, and Fidelity shall not have disapproved such request in writing within five (5) business days upon receipt of such request from AEB, then such request shall be deemed to be approved by Fidelity and thus AEB may make the loan or extend the credit referenced in such request on the terms described in such request.

4.10
Banking Arrangements.   No change will be made in the banking and safe deposit arrangements referred to in Section 3.2(j) hereof.

4.11
Contracts.   AEB will not, without the express written consent of Fidelity, enter into, renew or cancel or terminate any contract of the kind described in Section 3.4(a) hereof.

4.12
Books and Records.   The books and records of AEB will be maintained in the usual, regular and ordinary course.

4.13
Taxes and Tax Returns.   AEB shall not, and shall not permit the Bank to, without the prior written consent of Fidelity (which consent shall not be unreasonably withheld, conditioned or delayed): prepare or file any Tax Return inconsistent with past practice or, on any Tax Return, take any position, make any election, or adopt any method inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods; make or change any express or deemed election related to Taxes; change an annual accounting period; adopt or change any method of accounting, file an amended Tax Return; surrender any right to claim a refund of Taxes; enter into any closing agreements with respect to Tax; or consent to any extension or waiver of the limitation period applicable to any Tax proceedings relating to AEB or the Bank.

4.14
Advice of Changes.   AEB shall promptly advise Fidelity orally and in writing of any change or event having, or which could reasonably be expected to have, a Material Adverse Effect.

4.15
Reports.   AEB shall file all reports required to be filed with any regulatory or governmental agencies between the date of this Agreement and the Closing Date and shall deliver to Fidelity copies of all such reports promptly after the same are filed.

4.16
Benefit Plans and Programs; Severance or Termination Payments.   AEB shall not adopt any new benefit plans or programs or amend any existing benefit plans or programs, the effect of which is to increase benefits to employees, directors, officers or independent contractors or their descendants or beneficiaries or the liabilities of AEB or its successors. Except as disclosed on Section 3.2(m) of the Disclosure Memorandum, AEB shall not grant or institute any new severance pay, termination pay, retention pay or transaction or deal bonus or arrangement or other AEB Plan.

4.17
Limitation on Discussion with Others.

(a)
Except as set forth in this subsection, AEB shall not, and shall not authorize or permit any of its affiliates, officers, directors, employees, agents, or advisors to, directly or indirectly, solicit or entertain offers from, negotiate with or in any manner encourage, discuss, accept, or consider an Acquisition Proposal (defined below) of any other Person. In addition, AEB agrees to immediately cease and cause to be terminated any previously undertaken or ongoing activities, discussions or negotiations with any other Person with respect to any Acquisition Proposal. Furthermore, if AEB or any of its affiliates, officers, directors, employees, agents, or advisors receives any communication regarding an Acquisition Proposal between the date hereof and the Closing Date, then AEB shall immediately notify Fidelity of the receipt of such Acquisition Proposal. Notwithstanding the foregoing, prior to the requisite AEB shareholder approval, this Section 4.17 shall not prohibit AEB from furnishing nonpublic information regarding AEB to, or entering into a confidentiality agreement or discussions or negotiations with, any person or group in response to a bona fide, unsolicited written Acquisition Proposal submitted by such person or group if: (A) the Acquisition Proposal did not result from a breach of this Section 4.17 by AEB or any representative or affiliate thereof; (B) AEB’s board of directors shall have determined in good faith, after consultation with its financial advisors and outside legal counsel, that such Acquisition Proposal constitutes or is reasonably likely to result in a superior proposal; (C) AEB’s board of directors concludes in good faith, after consultation with its outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties to AEB and its shareholders under applicable law; (D) (1) AEB gives Fidelity prompt (but in no event later than twenty-four (24) hours) notice (which notice may be oral, and, if oral, shall be subsequently confirmed in writing) (x) of AEB’s or any of its directors, officers, employees, representatives, agents or advisors receipt of any Acquisition Proposal (which notice shall include the identity of such person or group and the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) and (y) of AEB’s furnishing nonpublic information to, or entering into discussions or negotiations with, such person or group, and (2) AEB receives from such person or group an executed confidentiality agreement containing terms no less favorable to AEB than the confidentiality terms of the non-disclosure agreement entered into by AEB and Fidelity dated as of July 14, 2015, and (E) contemporaneously with, or promptly after, furnishing any such nonpublic information to such person or group, AEB furnishes such nonpublic information to Fidelity (to the extent such nonpublic information has not been previously furnished by AEB to Fidelity). In addition to the foregoing, AEB shall keep Fidelity reasonably informed on a prompt basis of the status and material terms of any such Acquisition Proposal, including any material amendments or proposed amendments as to price and other material terms thereof and any change in AEB’s intentions with respect to the transactions contemplated hereby.

(b)
The term “Acquisition Proposal” means (a) any proposal or offer with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, rights offering, share exchange, business combination or similar transaction, involving AEB or any of its subsidiaries; and (b) any acquisition by any Person resulting in, or proposal or offer, which, if consummated, would result in, any Person becoming the beneficial owner, directly or indirectly, of more than ten percent (10%) of the total voting power of any class of equity securities of AEB or any of its subsidiaries, or ten percent (10%) or more of the consolidated total assets of AEB, in each case, other than the transactions contemplated by this Agreement.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF Fidelity
As an inducement to AEB to enter into this Agreement and to consummate the transactions contemplated hereby, Fidelity represents, warrants, covenants and agrees as follows:
5.1
Corporate and Financial.

(a)
Corporate Status.   Fidelity is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia. Fidelity has all of the requisite corporate power and authority and is entitled to own or lease its properties and to carry on its business in the places where such properties are now owned, leased or operated and such business is now conducted.

(b)
Authority; Enforceability.

(i)
Subject to the required regulatory approvals as stated in Section 3.6(b), and the approval of the AEB shareholders, the execution, delivery and performance of this Agreement and the other transactions contemplated or required in connection herewith will not, with or without the giving of notice or the passage of time, or both:

(1)
violate any provision of federal or state law applicable to Fidelity, the violation of which could be reasonably expected to have an adverse effect on the business, operations, properties, assets, financial condition or prospects of Fidelity;

(2)
violate any provision of the articles of incorporation or bylaws of Fidelity;

(3)
conflict with or result in a breach of any provision of, or termination of, or constitute a default under any instrument, license, agreement, or commitment to which Fidelity is a party, which, singularly or in the aggregate, could reasonably be expected to have an adverse effect on the business, operations, properties, assets, financial condition or prospects of Fidelity; or

(4)
constitute a violation of any order, judgment or decree to which Fidelity is a party, or by which Fidelity or any of its assets or properties are bound.

(ii)
Fidelity has full power and authority to enter into and perform this Agreement and the transactions contemplated hereby and thereby. The execution, delivery, performance and terms of this Agreement by Fidelity and the consummation by Fidelity of the transactions contemplated hereby and thereby have been duly and validly approved by Fidelity, including all necessary action by the board of directors of Fidelity. No other corporate proceedings are necessary on the part of Fidelity to authorize the execution, delivery, and performance of this Agreement by Fidelity and the consummation by Fidelity of the transactions contemplated hereby. Assuming this Agreement constitutes the valid and binding obligation of AEB, this Agreement constitutes the valid and binding obligation of Fidelity, and is enforceable in accordance with its terms, except as limited by the General Enforceability Exceptions.

5.2
Disclosure Reports.   Fidelity has a class of securities registered pursuant to Section 12(g) of the 1934 Act. Fidelity’s (a) Annual Report on Form 10-K for its fiscal year ended December 31, 2014; (b) Proxy Statement for its 2015 Annual Meeting of Shareholders; (c) Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015 and June 30, 2015; and (d) other reports filed by Fidelity pursuant to Sections 13(a) or 15(d) of the Exchange Act since December 31, 2014 (collectively, the “Fidelity SEC Reports”), taken together, correctly describe, among other things, the business, operations and principal properties of Fidelity in accordance with the requirements of the applicable report forms of the SEC. As of the respective dates of filing (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such amended or superseded filing), none of the Fidelity SEC Reports contained any untrue statement of a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

5.3
Business Operations.

(a)
Permits; Compliance with Law.

(i)
Fidelity has all Permits required for Fidelity to carry on its business as presently conducted except where the failure to obtain such Permits could not reasonably be expected to have a Material Adverse Effect. Fidelity is in compliance with the terms and conditions of each such Permit and has received no written notice that it is in violation of any of the terms or conditions of such Permits.

(ii)
Fidelity has complied with all laws, regulations, ordinances, rules, and orders applicable to it or its business, except for any non-compliance which could not reasonably be expected to have a Material Adverse Effect. No past violation of any such law, regulation, ordinance, rule or order has occurred which could impair the right or ability of Fidelity to conduct its business.

(iii)
No notice, inquiry or warning from any governmental authority with respect to any failure or alleged or possible failure of Fidelity to comply in any respect with any law, regulation, ordinance, rule or order has been received, nor, to the knowledge of Fidelity, is any such notice or warning proposed or threatened.

(b)
Environmental.

(i)
Fidelity has not caused or permitted the generation, manufacture, use, or handling or the release or presence of, any Hazardous Material on, in, under or from any properties or facilities currently owned or leased by Fidelity or, to its knowledge, adjacent to any properties so owned or leased that requires notification, investigation or remediation pursuant to any environmental law.

(ii)
There are no non-compliance orders, warning letters or notices of violations, actions, suits or other claims asserted or, to its knowledge, threatened against Fidelity or administrative or judicial investigations arising from or relating to the environmental condition of any property currently owned or leased by Fidelity or the generation, manufacture, use, or handling or the release or presence of, any Hazardous Material at any property currently owned or leased by Fidelity.

(iii)
Fidelity has complied in all material respects with, and has kept all records and made all filings or reports required by, and is otherwise in compliance with all applicable federal, state and local laws, regulations, orders, permits and licenses relating to the generation, treatment, manufacture, use, handling, release or presence of any Hazardous Material on, in, under or from any properties or facilities currently owned or leased by Fidelity.

(iv)
The improvements on the property owned or leased by Fidelity are free from the presence or growth of mold, fungi, spores or bacteria that could be reasonably expected to cause property damage or personal injury, and the improvements on the property owned or leased by Fidelity are, and have been, reasonably free of conditions that could lead to the growth or presence of mold, fungi, spores or bacteria, including, without limitation, air conditioner malfunction, water intrusion, water leaks, sewage backflows and construction defects.

(v)
There are not now nor have there ever been any underground storage tanks for the storage of Hazardous Material on, in or under any properties or facilities currently owned or leased by Fidelity.

(vi)
Neither Fidelity nor, to the knowledge of Fidelity, any of its officers, directors, employees or agents, in the course of such individual’s employment by Fidelity, has given advice with respect to, or participated in any respect in, the management or operation of any entity or concern regarding the generation, storage, handling, disposal, transfer, production, use or processing of Hazardous Material.

(vii)
To the knowledge of Fidelity, Fidelity has not foreclosed on any property on which there is a threatened release of any Hazardous Material or on which there has been a release and remediation has not been completed to the extent required by environmental laws.

(viii)
Neither Fidelity nor any of its executive officers or directors is aware of, has been told of, or has observed, the presence of any Hazardous Material on, in, under, or around property on which Fidelity holds a legal or security interest, in violation of, or creating a liability under, federal, state, or local environmental statutes, regulations, or ordinances.

5.4
Enforcement Actions.   Neither Fidelity nor any of its subsidiaries is subject to any Regulatory Agreement that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has Fidelity or any of its subsidiaries been advised by the Federal Reserve, GDBF, or any other applicable regulatory or governmental agency that it is considering issuing or requesting any Regulatory Agreement.

5.5
Approvals.   Fidelity knows of no reason why all regulatory approvals required for the consummation of the transactions contemplated by this Agreement should not be obtained.

5.6
Representations and Warranties.   No representation or warranty contained in this Article V or in any written statement delivered by or at the direction of Fidelity pursuant hereto or in connection with the transactions contemplated hereby contains or will contain any untrue statement, nor will such representations and warranties taken as a whole omit any statement necessary in order to make any statement not misleading. Copies of all documents that have been or will be furnished to AEB in connection with this Agreement or pursuant hereto are or shall be true, correct and complete.

5.7
Other Matters.

(a)
Approvals, Consents and Filings.   Except for the Federal Reserve, the FDIC, the GDBF and the FOFR, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby or thereby will: (a) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority; or (b) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Fidelity, or any of Fidelity’s assets.

(b)
Absence of Brokers.   Except for FIG Partners LLC, which has provided financial advisory services to Fidelity, no broker, finder or other financial consultant has acted on Fidelity’s behalf in connection with this Agreement or the transactions contemplated hereby.

ARTICLE VI
CONDITIONS TO OBLIGATIONS OF FIDELITY
All of the obligations of Fidelity under this Agreement are subject to the fulfillment prior to or at the Closing Date of each of the following conditions, any one or more of which may be waived by Fidelity:
6.1
Veracity of Representations and Warranties.   The representations and warranties of AEB contained herein shall be true and correct in all respects (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date), except, at each such time, as a result of changes or events expressly permitted or contemplated herein or where the failure to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein), either individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect.

6.2
Performance of Agreements.   AEB shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

6.3
Compliance by AEB Executive Officers, Directors and Shareholders.   The executive officers and directors of AEB shall have complied in full with the requirements of Section 2.10 hereof. Additionally, AEB shall have used its best efforts to obtain an agreement in the form attached hereto as Exhibit B from any beneficial owner of five percent (5%) or more of the issued and outstanding shares of AEB Stock who is not an executive officer or director of AEB.

6.4
Certificates, Resolutions, Opinion.   AEB shall have delivered to Fidelity:

(a)
a certificate executed by the Chief Executive Officer or President of AEB, dated as of the Closing Date, and certifying in such detail as Fidelity may reasonably request to the fulfillment of the conditions specified in Section 6.1 and Section 6.2 hereof;

(b)
a certificate executed by the Secretary of AEB, dated as of the Closing Date, certifying and attesting to the: (i) articles of incorporation of AEB, as amended; (ii) bylaws of AEB; and (iii) duly adopted resolutions of the Board of Directors and shareholders of AEB (1) authorizing and approving the execution of this Agreement and the consummation of the transactions contemplated herein in accordance with its terms; and (2) authorizing all other necessary and proper corporate action to enable AEB to comply with the terms hereof;

(c)
a certificate executed by the Secretary or equivalent officer of the Bank, dated as of the Closing Date, certifying and attesting to the: (i) articles of incorporation of the Bank; (ii) bylaws of the Bank; and (iii) duly adopted resolutions of the Board of Directors and sole shareholder of the Bank (1) authorizing and approving the execution of the Bank Merger Agreement and the consummation of the transactions contemplated therein; and (2) authorizing all other necessary and proper corporate action to enable the bank to comply with the terms thereof;

(d)
a certificate of the valid existence of AEB and the Bank under the laws of the State of Florida, executed by the Florida Secretary of State, and dated not more than ten (10) business days prior to the Closing Date; and

(e)
an opinion of Smith, Gambrell & Russell, LLP, counsel for AEB, dated the Closing Date, in the form attached hereto as Exhibit C.

6.5
Tax Opinion.   Fidelity shall have received the written opinion of its counsel, Troutman Sanders LLP, in form and substance reasonably satisfactory to Fidelity, on the basis of facts, representations and assumptions set forth in such opinion and dated the Closing Date, to the effect that the Merger will be treated as a “reorganization” described in Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in letters or certificates of officers of Fidelity and AEB, reasonably satisfactory in form and substance to it.

6.6
Accountants’ Letter.   Fidelity shall have received a letter from Saltmarsh, Cleaveland & Gund dated the Closing Date, to the effect that: At the request of AEB they have carried out procedures to a specified date not more than five (5) business days prior to the Closing Date, which procedures did not constitute an examination in accordance with generally accepted auditing standards, of the financial statements of AEB, as follows:

(a)
read the unaudited consolidated balance sheets, consolidated statements of earnings, consolidated statements of cash flows, consolidated statements of comprehensive income and consolidated statements of changes in shareholders’ equity, of AEB from December 31, 2014 or the most recent year end, through the date of the most recent monthly financial statements available in the ordinary course of business; and

(b)
consulted with certain officers and employees of AEB responsible for financial and accounting matters and, based on such procedures, nothing has come to their attention which would cause them to believe that:

(i)
such unaudited financial statements are not fairly presented in conformity with GAAP;

(ii)
as of said date not more than five (5) business days prior to the Closing Date, the shareholders’ equity, long-term debt, reserve for possible loan losses and total assets of AEB, in each case as compared with the amounts shown in the December 31, 2014 AEB Financial Statements or most recent year end AEB Financial Statements, are not different except as set forth in such letter, or

(iii)
for the period from December 31, 2014 or the most recent year end, to said date not more than five (5) business days prior to the Closing Date, the net interest income, total and per-share amounts of consolidated income and net income of AEB, as compared with the corresponding portion of the preceding twelve (12) month period, are not different except as set forth in such letter.

6.7
Memorandum of Understanding.   That certain Memorandum of Understanding dated December 19, 2013 between the FDIC and the Bank shall have been terminated prior to the closing of the transactions contemplated by this Agreement.

ARTICLE VII
CONDITIONS TO OBLIGATIONS OF AEB
All of the obligations of AEB under this Agreement are subject to the fulfillment prior to or at the Closing Date of each of the following conditions, any one or more of which may be waived by it:
7.1
Veracity of Representations and Warranties.   The representations and warranties of Fidelity contained herein shall be true and correct in all respects (without giving effect to any limitation as to “materiality” set forth therein) as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except, at each such time, as a result of changes or events expressly permitted or contemplated herein or where the failure to be so true and correct (without giving effect to any limitation as to “materiality” set forth therein), either individually or in the aggregate, is not reasonably likely to have a material adverse effect on the business, operations or financial condition of Fidelity on a consolidated basis, or prevent or impair, or would be reasonably likely to prevent or impair, the ability of Fidelity to timely consummate the transactions contemplated hereby or to perform its agreements or covenants hereunder.

7.2
Performance of Agreements.   Fidelity shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it prior to or at the Closing Date.

7.3
Certificates, Resolutions, Opinion.   Fidelity shall have delivered to AEB:

(a)
a certificate executed by an executive officer of Fidelity, dated the Closing Date, certifying in such detail as AEB may reasonably request to the fulfillment of the conditions specified in Section 7.1 and Section 7.2 hereof;

(b)
a certificate executed by the Secretary or an Assistant Secretary of Fidelity, dated as of the Closing Date, certifying and attesting to the: (i) articles of incorporation of Fidelity; (ii) bylaws of Fidelity; and (iii) duly adopted resolutions of the board of directors of Fidelity (1) authorizing and approving the execution of this Agreement on behalf of Fidelity, and the consummation of the transactions contemplated herein in accordance with its terms; and (2) authorizing all other necessary and proper corporate actions to enable Fidelity to comply with the terms hereof; and

(c)
a certificate of the valid existence of Fidelity and Fidelity Bank, under the laws of the State of Georgia, executed by the Georgia Secretary of State, and dated not more than ten (10) business days prior to the Closing Date.

7.4
Tax Opinion.   AEB shall have received the written opinion of its counsel Smith, Gambrell, & Russell, LLP, in form and substance reasonably satisfactory to AEB, on the basis of facts, representations and assumptions set forth in such opinion and dated the Closing Date, to the effect that the Merger will be treated as a “reorganization” described in Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in letters or certificates of officers of Fidelity and AEB, reasonably satisfactory in form and substance to it.

ARTICLE VIII
CONDITIONS TO OBLIGATIONS OF BOTH PARTIES
All of the obligations of both parties under this Agreement are subject to the fulfillment prior to or at the Closing Date of each of the following conditions, any one or more of which may be waived by the parties:
8.1
Shareholder Approval.   This Agreement shall have been approved by the vote of the holders of at least a majority of the issued and outstanding shares of AEB Stock.

8.2
Regulatory Approvals.   Any and all governmental authorities, bodies or agencies having jurisdiction over the transactions contemplated by this Agreement and the Bank Merger Agreement, including, but not limited to the Federal Reserve, the FDIC, the GDBF and the FOFR shall have granted such consents, authorizations and approvals as are necessary for the consummation hereof and thereof, and all applicable waiting or similar periods required by law shall have expired.

8.3
No Injunctions or Restraints; Illegality.   No order, injunction, decree or judgment preventing the consummation of the Merger or the other transactions contemplated by this Agreement issued by any court or governmental body or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any governmental entity which prohibits or makes illegal consummation of the Merger.

8.4
Effective Registration Statement.   The Fidelity Registration Statement shall have been declared effective by the SEC and no stop order shall have been entered with respect thereto.

ARTICLE IX
WARRANTIES AND SURVIVAL
9.1
Warranties.   All statements contained in any certificate or other instrument delivered by or on behalf of AEB or Fidelity pursuant hereto or in connection with the transactions contemplated hereby shall be deemed representations and warranties hereunder by them. Unless the context otherwise requires, the representations and warranties required of AEB shall be required to be made, and shall be considered made, on behalf of AEB and the Bank.

9.2
Survival of Provisions.   All representations, warranties, covenants, and agreements made by either party hereto in or pursuant to this Agreement or in any instrument, exhibit, or certificate delivered pursuant hereto shall be deemed to have been material and to have been relied upon by the party to which made, but, except as set forth hereafter or specifically stated in this Agreement, such representations, warranties, covenants, and agreements shall expire and be of no further force and effect upon the consummation of the Merger; provided, however, that the following shall survive consummation of the Merger and the transactions contemplated hereby:

(a)
any intentional misrepresentation of any material fact made by either party hereto in or pursuant to this Agreement or in any instrument, document or certificate delivered pursuant hereto;

(b)
the covenants with respect to the confidentiality of certain information contained in Section 2.5 hereof, with respect to tail coverage contained in Section 2.13 hereof; and

(c)
the representations and warranties of AEB and the Bank contained in Article 3.2(f) hereof.

ARTICLE X
TERMINATION
10.1
Change in Fidelity Stock Price.   This Agreement may be terminated by AEB, if the Board of Directors of AEB so determines by a vote of the majority of the members of the entire AEB Board of Directors, at any time during the five-day period commencing with the fifth trading day immediately preceding the Effective Date (the “Determination Date”), if both of the following conditions are satisfied:

(a)
The number obtained by dividing the average of the daily closing prices for the shares of Fidelity Stock for the twenty (20) consecutive full trading days on which such shares are actually traded on the NASDAQ (as reported by The Wall Street Journal ending on the Determination Date) (the “Average Closing Price”) by the Starting Price (as defined below) (the “Fidelity Ratio”) shall be less than 0.85; and

(b)
the Fidelity Ratio shall be less than 0.85 of the quotient of  (x) the Final Index Price divided by (y) the Index Price on the Starting Date (each as defined below) (the “Index Ratio”);

provided, however, if AEB elects to exercise its termination right pursuant to this Section 10.1, it shall give prompt written notice to Fidelity (and provided that such notice of election to terminate may be withdrawn at any time within the aforementioned five-day period). During the five-day period commencing with receipt of such notice, Fidelity shall have the option to increase the consideration to be received by the holders of AEB Stock hereunder by increasing the Exchange Ratio (calculated to the nearest one one-thousandth) or making a cash payment of all or part of the increase so that the value of the Per Share Purchase Price (calculated on the basis of the Average Closing Price) to be received by each holder of AEB Stock equals the lesser of:

(i)
the product of the Starting Price, 0.85 and the Exchange Ratio (as in effect immediately prior to any increase in the Exchange Ratio pursuant to this Section 10.1(b)(i); and

(ii)
an amount equal to (1) the product of the Index Ratio, 0.85, the Exchange Ratio (as in effect immediately prior to any increase in the Exchange Ratio pursuant to this Section 10.1(b)(i)), and the Average Closing Price, divided by (2) the Fidelity Ratio.

If Fidelity so elects within such five-day period, it shall give prompt written notice to AEB of such election and the revised Exchange Ratio whereupon no termination shall have occurred pursuant to this Section 10.1 and this Agreement shall remain in effect in accordance with its terms, provided that any references in this Agreement to the “Exchange Ratio” shall thereafter be deemed to refer to the Exchange Ratio as increased pursuant to this Section 10.1.
For purposes of this Section 10.1, the following terms shall have the meanings indicated:
“Final Index Price” shall mean the average of the Index Prices for the twenty (20) consecutive full trading days ending on the trading day prior to the Determination Date.
“Index Group” shall mean the NASDAQ Bank Index.
“Index Price” shall mean the closing price on such date of the Index Group.
“Starting Date” shall mean the last trading day immediately preceding the date of the first public announcement of entry into this Agreement.
“Starting Price” shall mean the closing price of a share of Fidelity Stock on the NASDAQ (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source) on the Starting Date.
10.2
Material Adverse Change.

(a)
This Agreement may be terminated at any time prior to or on the Closing Date by Fidelity upon written notice to AEB, if, after the date hereof, a Material Adverse Effect shall have occurred, or if AEB shall have suffered a material loss or damage to any of its properties or assets, which change, loss or damage materially affects or impairs its ability to conduct its business.

(b)
This Agreement may be terminated at any time prior to or on the Closing Date by AEB upon written notice to Fidelity, if, after the date hereof, a material adverse change in the business, operations or financial condition of Fidelity on a consolidated basis shall have occurred which change would reasonably be expected to have a material adverse effect on the market price of Fidelity Stock or materially affects or impairs its ability to conduct its business.

10.3
Noncompliance.

(a)
This Agreement may be terminated at any time prior to or on the Closing Date by Fidelity upon written notice to AEB, (i) if the terms, covenants or conditions of this Agreement to be complied with or performed by AEB before the Closing shall not have been substantially complied with or substantially performed at or before the Closing Date and such noncompliance or nonperformance shall not have been waived by Fidelity; or (ii) in the event of a material breach by AEB of any covenant, agreement, or obligation contained in this Agreement which breach has not been cured within twenty (20) days after the giving of written notice by Fidelity of such breach or, if such breach is not capable of being cured within twenty (20) days, AEB has not begun to cure such breach within twenty (20) days after such written notice; provided, however, that in no event shall the cure periods provided in this Section 10.3 extend past the time period in Section 10.6 or otherwise limit Fidelity’s rights thereunder.

(b)
This Agreement may be terminated at any time prior to or on the Closing Date by AEB upon written notice to Fidelity, (i) if the terms, covenants or conditions of this Agreement to be complied with or performed by Fidelity before the Closing shall not have been substantially complied with or substantially performed at or before the Closing Date and such noncompliance or nonperformance shall not have been waived by AEB; or (ii) in the event of a material breach by Fidelity of any covenant, agreement, or obligation contained in this Agreement which breach has not been cured within twenty (20) days after the giving of written notice by AEB of such breach or, if such breach is not capable of being cured within twenty (20) days, Fidelity has not begun to cure such breach within twenty (20) days after such written notice; provided, however, that in no event shall the cure periods provided in this Section 10.3 extend past the time period in Section 10.6 or otherwise limit AEB’s rights thereunder.
10.4
Failure to Disclose.   This Agreement may be terminated at any time prior to or on the Closing Date by Fidelity upon written notice to AEB, if it learns of any fact or condition not disclosed in this Agreement, the Disclosure Memorandum, or the AEB Financial Statements, which was required to be disclosed by AEB pursuant to the provisions of this Agreement with respect to the business, properties, assets or earnings of AEB which materially and adversely affects such business, properties, assets or earnings or the ownership, value or continuance thereof.

10.5
Regulatory Approval.   This Agreement may be terminated at any time prior to or on the Closing Date by either party upon written notice to the other party, if any regulatory approval required to be obtained pursuant to Section 8.2 has been denied by the relevant governmental entity or any governmental entity of competent jurisdiction shall have issued a final, nonappealable injunction permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.

10.6
Termination Date.   This Agreement may be terminated at any time prior to or on the Closing Date by either party upon written notice to the other party, if the Closing Date shall not have occurred on or before April 30, 2016, unless otherwise agreed to in writing by the parties.

10.7
Shareholder Vote.   This Agreement may be terminated at any time prior to or on the Closing Date by either party upon written notice to the other party, if this Agreement is not approved by any required vote of the holders of AEB Stock as required by applicable law.

10.8
Acquisition Proposal.   If, while an Acquisition Proposal is outstanding or after such an offer has been accepted, (i) either party terminates this Agreement pursuant to Section 10.6, (ii) AEB terminates this Agreement other than pursuant to Section 10.1(b) or Section 10.2(b), or (iii) Fidelity terminates this Agreement, then AEB shall pay, or cause to be paid to Fidelity, at the time of the termination of this Agreement, an amount equal to $1.0 million (the “Termination Fee”), which shall be the sole and exclusive remedy of Fidelity for all claims under this Agreement.

10.9
Effect of Termination.   Except as set forth in this Section 10.9, in the event of the termination of this Agreement pursuant to this Article X, this Agreement shall become void and have no effect, and neither party shall have any liability of any nature whatsoever under this Agreement or in connection with the transactions contemplated by this Agreement except that (i) the provisions of this Article X and Section 2.5 shall survive any such termination and (ii) such termination shall not relieve any party from liability arising from any willful breach of any provision of this Agreement.

10.10
Dissenters.   This Agreement may be terminated at any time prior to or on the Closing Date by Fidelity upon written notice to AEB, if the holders of more than ten percent (10%) of the shares of outstanding AEB Stock elect to exercise their statutory right to dissent from the Merger.

ARTICLE XI
MISCELLANEOUS
11.1
Notices.   All notices or other communications required or permitted to be given or made hereunder shall be in writing and delivered personally or sent by e-mail transmission and by mailing a copy thereof to the recipient on the date of such e-mail to the intended recipient thereof at its e-mail address and address set out below. Any such notice or communication shall be deemed to have been duly given immediately. Either party may change the e-mail address or address to which notices or other communications to such party shall be delivered or mailed by giving notice thereof to the other party hereto in the manner provided herein.

To Fidelity:	To AEB:
Fidelity Southern Corporation 3490 Piedmont Road NE, Suite 1550 Atlanta, GA 30305 Attention: H. Palmer Proctor, Jr. Facsimile: 404.814.8060 E-mail: palmer.proctor@lionbank.com	American Enterprise Bankshares, Inc. 10611 Deerwood Park Blvd. Jacksonville, FL 32256 Attention: Bennett Brown Facsimile: _______________ E-mail: bbrown@aebfl.com
With a copy to:	With a copy to:
Troutman Sanders LLP 600 Peachtree Street NE, Suite 5200 Atlanta, GA 30308 Attention: James W. Stevens Facsimile: 404.962.6501 E-mail: james.stevens@troutmansanders.com	Smith, Gambrell, & Russell LLP 1230 Peachtree Street NE, Suite #3100 Atlanta, GA 30309 Attention: Robert Schwartz Facsimile: 404.685.7058 E-mail: rschwartz@sgrlaw.com
11.2
Entire Agreement.   This Agreement and the Bank Merger Agreement supersede all prior discussions and agreements between AEB and Fidelity with respect to the Merger and the other matters contained herein and therein, and this Agreement and the Bank Merger Agreement contain the sole and entire agreement between AEB and Fidelity with respect to the transactions contemplated herein and therein.

11.3
Waiver; Amendment.   Prior to or on the Closing Date, Fidelity shall have the right to waive any default in the performance of any term of this Agreement by AEB, to waive or extend the time for the fulfillment by AEB of any or all of AEB’s obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Fidelity under this Agreement, except any condition which, if not satisfied, would result in the violation of any law or applicable governmental regulation. Prior to or on the Closing Date, AEB shall have the right to waive any default in the performance of any term of this Agreement by Fidelity, to waive or extend the time for the fulfillment by Fidelity of any or all of Fidelity’s obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of AEB under this Agreement, except any condition which, if not satisfied, would result in the violation of any law or applicable governmental regulation. This Agreement may be amended by a subsequent writing signed by the parties hereto, provided, however, that the provisions of Section 8.2 requiring regulatory approval shall not be amended by the parties hereto without regulatory approval. An amendment to this Agreement may be made after shareholder approval of this Agreement has been obtained; provided, that after any such approval by the holders of AEB Stock, no amendment shall be made that reduces or modifies in any respect the consideration to be received by holders of AEB Stock.

11.4
Counterparts.   This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. The headings herein set out are for convenience of reference only and shall not be deemed a part of this Agreement. This Agreement may be executed by facsimile, photo or electronic signature and such facsimile, photo or electronic signature shall constitute an original for all purposes.

11.5
No Third Party Beneficiaries.   No provision of this Agreement shall be deemed to create any third party beneficiary rights in anyone, including any employee or former employee of AEB (including any beneficiary or dependent thereof).

11.6
Binding Effect; Assignment.   This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that this Agreement may not be assigned by either party without the prior written consent of the other party.

11.7
Governing Law.   The validity and effect of this Agreement and the Bank Merger Agreement and the rights and obligations of the parties hereto and thereto shall be governed by and construed and enforced in accordance with the laws of the State of Georgia.

11.8
Jurisdiction.   The parties expressly agree and acknowledge that the State of Georgia has a reasonable relationship to the parties and/or this Agreement. Each party hereto hereby irrevocably waives, to the fullest extent permitted by law, (a) any objection that it may now or hereafter have to laying venue of any suit, action or proceeding brought in such court, (b) any claim that any suit, action or proceeding brought in such court has been brought in an inconvenient forum, and (c) any defense that it may now or hereafter have based on lack of personal jurisdiction in such forum.

11.9
WAIVER OF JURY TRIAL.   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.9.

11.10
Interpretation.   For the purposes of this Agreement, (a) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires; (b) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules and Exhibits to this Agreement) and not to any particular provision of this Agreement, and Article, Section, paragraph, Schedule and Exhibit references are to the Articles, Sections, paragraphs, Schedules and Exhibits to this Agreement unless otherwise specified; (c) whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation;” (d) the word “or” shall not be exclusive; and (e) all references to any period of days shall be deemed to be to the relevant number of calendar days unless otherwise specified. It is understood and agreed that the specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Disclosure Memorandum is not intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and neither party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Disclosure Memorandum in any dispute or controversy between the parties as to whether any obligation, item or matter not described in this Agreement or included in the Disclosure Memorandum is or is not material for purposes of this Agreement. This Agreement shall not be interpreted or construed to require any party or other Person to take any action, or fail to take any action, if to do so would violate applicable law.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.
FIDELITY SOUTHERN CORPORATION
By:
/s/ H. Palmer Proctor, Jr.

H. Palmer Proctor, Jr.
President
AMERICAN ENTERPRISE BANKSHARES, INC.
By:
/s/ Bennett Brown

Name:
Bennett Brown

Title:
President

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A
FORM OF AGREEMENT AND PLAN OF MERGER
(the Bank Merger Agreement)
THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of this [___] day of  [_______], 2015, by and between FIDELITY BANK, a Georgia bank (“Fidelity Bank”), and AMERICAN ENTERPRISE BANK OF FLORIDA, a Florida bank (the “Bank”, and together with Fidelity Bank, the “Constituent Banks”).
WHEREAS, American Enterprise Bankshares, Inc., a Florida corporation (“AEB”), and Fidelity Southern Corporation, a Georgia corporation (“Fidelity”), entered into that certain Agreement and Plan of Merger dated as of the date hereof  (the “Merger Agreement”), which provides for the merger of AEB with and into Fidelity (the “Parent Merger”);
WHEREAS, the respective boards of directors of the Constituent Banks deem it advisable and in the best interests of each such bank and its shareholders that the Bank merge with and into Fidelity Bank, with Fidelity Bank being the surviving bank; and
WHEREAS, the respective boards of directors of the Constituent Banks, by resolutions duly adopted, have unanimously approved and adopted this Agreement and directed that it be submitted to the sole shareholder of each of the Bank and Fidelity Bank for their approval;
NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties, intending to be legally bound, agree as follows:
1.   Merger.
Pursuant to and with the effects provided in the applicable provisions of Article 1, Part 10 of the Financial Institutions Code of Georgia (the “Georgia Code”) and Chapters 655 and 658 of the Florida Financial Institutions Code (the “Florida Code”), the Bank (sometimes referred to as the “Merged Bank”) shall be merged with and into Fidelity Bank (the “Bank Merger”). Fidelity Bank shall be the surviving bank (the “Surviving Bank”) and shall continue under the name “Fidelity Bank”. At the Effective Time (as defined herein) of the Bank Merger, the individual existence of the Merged Bank shall cease and terminate.
2.   Actions to be Taken.
The acts and things required to be done by the Georgia Code in order to make this Agreement effective, including the submission of this Agreement to the shareholders of the Constituent Banks and the filing of the articles of merger relating hereto in the manner provided in said Georgia Code, shall be attended to and done by the proper officers of the Constituent Banks with the assistance of counsel as soon as practicable.
3.   Effective Time.
The Bank Merger shall be effective upon the approval of this Agreement by the shareholder of Merged Bank and the filing of the articles of merger in the manner provided in the Georgia Code (the “Effective Time”). The Bank Merger shall not be effective prior to the effective time of the Parent Merger.
4.   Articles of Incorporation and Bylaws of the Surviving Bank.
(a)   The Articles of Incorporation of Fidelity Bank, as heretofore amended, as in effect at the Effective Time shall be the Articles of Incorporation of the Surviving Bank.
(b)   Until altered, amended or repealed, as therein provided, the Bylaws of Fidelity Bank as in effect at the Effective Time shall be the Bylaws of the Surviving Bank.

5.   Directors.
Upon the Bank Merger contemplated herein becoming effective, the directors of the Surviving Bank shall be the individuals set forth on Attachment 1 hereto. Said persons shall hold office until the next annual meeting of the shareholder of the Surviving Bank and until their successors are elected in accordance with the Bylaws of the Surviving Bank. If at the Effective Time any vacancy shall exist on the Board of Directors of the Surviving Bank, such vacancy shall be filled in the manner specified in the Bylaws of the Surviving Bank.
6.   Cancellation of Shares of Merged Bank; Capital Structure of the Surviving Bank.
(a)   At the Effective Time, each share of the Merged Bank’s common stock, $5.00 par value per share (the “Bank Stock”) outstanding at the Effective Time shall be cancelled.
(b)   At the Effective Time, each share of the Surviving Bank’s common stock, par value $10.00 per share, issued and outstanding immediately prior to the Effective Time shall remain outstanding.
7.   Termination of Separate Existence.
At the Effective Time, the separate existence of the Merged Bank shall cease and the Surviving Bank shall possess all of the rights, privileges, immunities, powers and franchises, as well of a public nature as of a private nature, of each of the Constituent Banks; and all property, real, personal and mixed, and all debts due on whatever account, and all other choses in action, and all and every other interest of or belonging to or due to each of the Constituent Banks shall be taken and deemed to be vested in the Surviving Bank without further act or deed, and the title to any real estate or any interest therein, vested in either of the Constituent Banks shall not revert or be in any way impaired by reason of the Bank Merger. The Surviving Bank shall thenceforth be responsible and liable for all the liabilities, obligations and penalties of each of the Constituent Banks; and any claim existing or action or proceeding, civil or criminal, pending by or against either of said Constituent Banks may be prosecuted as if the Bank Merger had not taken place, or the Surviving Bank may be substituted in its place, and any judgment rendered against either of the Constituent Banks may thenceforth be enforced against the Surviving Bank; and neither the rights of creditors nor any liens upon the property of either of the Constituent Banks shall be impaired by the Bank Merger.
8.   Further Assignments.
If at any time the Surviving Bank shall consider or be advised that any further assignments or assurances in law or any other things are necessary or desirable to vest in said bank, according to the terms hereof, the title to any property or rights of the Merged Bank, the proper officers and directors of the Merged Bank shall and will execute and make all such proper assignments and assurances and do all things necessary and proper to vest title in such property or rights in the Surviving Bank, and otherwise to carry out the purposes of this Agreement.
9.   Condition Precedent to Consummation of the Merger.
This Agreement is subject to, and consummation of the Bank Merger is conditioned upon, the consummation of the Parent Merger and the fulfillment as of the Effective Time of approval of this Agreement by the affirmative vote of Fidelity, as sole shareholder of Fidelity Bank, and AEB, as sole shareholder of the Bank.
10.   Termination.
This Agreement may be terminated and the Bank Merger abandoned at any time before or after adoption of this Agreement by the directors of either of the Constituent Banks, notwithstanding favorable action on the Bank Merger by the shareholder of the Merged Bank, but not later than the issuance of the certificate of merger by the Secretary of State of Georgia or the Secretary of State of Florida with respect to the Bank Merger in accordance with the provisions of the Georgia Code or the Florida Code, as applicable. This Agreement shall automatically be terminated upon a termination of the Merger Agreement pursuant to Article IX thereof.

11.   Counterparts; Title; Headings.
This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. The title of this Agreement and the headings herein set out are for the convenience of reference only and shall not be deemed a part of this Agreement.
12.   Amendments; Additional Agreements.
At any time before or after approval and adoption by the shareholder of the Bank, this Agreement may be modified, amended or supplemented by additional agreements, articles or certificates as may be determined in the judgment of the respective Boards of Directors of the Constituent Banks to be necessary, desirable or expedient to further the purposes of this Agreement, to clarify the intention of the parties, to add to or modify the covenants, terms or conditions contained herein or to effectuate or facilitate any governmental approval of the Bank Merger or this Agreement, or otherwise to effectuate or facilitate the consummation of the transactions contemplated hereby; provided, however, that no such modification, amendment or supplement shall reduce to any extent the consideration into which shares of the Bank Stock shall be converted in the Bank Merger pursuant to Section 6 hereof.
[Signature Page Follows]

IN WITNESS WHEREOF, each of the Constituent Banks has caused this Agreement to be executed on its behalf as of the day and year first above written.
FIDELITY BANK
By:

H. Palmer Proctor, Jr.
President
AMERICAN ENTERPRISE BANK OF FLORIDA
By:

Name:

Title:

[Signature Page to Bank Agreement and Plan of Merger]

Attachment 1
Directors of the Surviving Bank
James B. Miller, Jr.
David R. Bockel
Wm. Millard Choate
Kevin S. King
William C. Lankford, Jr.
H. Palmer Proctor, Jr.
W. Clyde Shepherd III
Rankin M. Smith, Jr.
Donald A. Harp, Jr.

EXHIBIT B
FORM OF VOTING AGREEMENT
[           ], 2015
Fidelity Southern Corporation
3490 Piedmont Road NE, Suite 1550
Atlanta, GA 30305
Ladies and Gentlemen:
To induce you to agree to the proposed merger (the “Merger”) of AMERICAN ENTERPRISE BANKSHARES, INC., a Florida corporation (“AEB”), with and into FIDELITY SOUTHERN CORPORATION, a Georgia corporation (“Fidelity”), pursuant to the Agreement and Plan of Merger of even date herewith, by and between AEB and Fidelity (the “Merger Agreement”), the undersigned hereby covenants, represents and warrants as follows. Capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Merger Agreement.
1.
Recommendation for Merger.   Subject to any applicable fiduciary duty, the undersigned agrees to recommend to all holders of the capital stock of AEB entitled to vote on the Merger (“AEB Stock”) that they vote in favor of the Merger.

2.
Voting of AEB Stock.   The undersigned agrees to vote any and all shares of AEB Stock owned or controlled by him in a non-fiduciary capacity in favor of the Merger.

3.
[Directors only] Restrictive Covenants.

(a)
For a period of one (1) year after Closing Date, the undersigned agrees that he shall not, directly or indirectly, for any reason, for its own account, or on behalf of, or together with or through, any other Person:

(i)
serve as an officer or director of any bank, bank holding company, credit union or finance company located within a radius of twenty (20) miles from each office maintained by American Enterprise Bank of Florida (the “Bank”) as of the Closing Date;

(ii)
solicit or attempt to solicit, any of the Bank’s customers or employees, who are then customers or employees of the Bank or Fidelity, for the benefit of any Person providing products or services that are competitive with those provided by the Bank or Fidelity’s subsidiary bank; or

(iii)
knowingly or intentionally damage or destroy the goodwill and esteem of the Bank or Fidelity’s subsidiary bank, their respective business with its employees, customers, and any others who may at any time have or have had relations with the Bank or Fidelity’s subsidiary bank.

(b)
Although the parties have, in good faith, used their best efforts to make the provisions of this Section 3 reasonable in terms of geographic area, duration and scope of restricted activities in light of AEB and the Bank’s business activities, and it is not anticipated, nor is it intended, by any party hereto that a court of competent jurisdiction would find it necessary to reform the provisions hereof to make them reasonable in terms of geographic area, duration or otherwise, the parties understand and agree that if a court of competent jurisdiction determines it necessary to reform the scope of this Section 3 or any part thereof in order to make it binding and enforceable, such provision shall be considered divisible in all respects and such lesser scope as any such court shall determine to be reasonable shall be effective, binding and enforceable.

(c)
Because of the difficulty in measuring economic losses that may be incurred by Fidelity as a result of any breach by the undersigned of any of the covenants contained in this Section 3, and because of the immediate and irreparable damage that would be caused Fidelity for which it would have no other adequate remedy, the undersigned agrees that Fidelity may enforce the provisions this Section 3, by any applicable equitable or legal means, including by injunction or restraining order against the undersigned if the undersigned breaches or threatens to breach any provisions of this Section 3.

4.
The undersigned acknowledges and agrees that any remedy at law for breach of the foregoing provisions shall be inadequate and that, in addition to any other relief which may be available, Fidelity shall be entitled to temporary and permanent injunctive relief without having to prove actual damages.

5.
The foregoing restrictions shall not apply to shares with respect to which the undersigned may have voting power as a fiduciary for others. In addition, this letter agreement shall only apply to actions taken by the undersigned in his or her capacity as a shareholder of AEB and, if applicable, shall not in any way limit or affect actions the undersigned may take in his or her capacity as an executive officer or director of AEB (if applicable).

This Agreement is the complete agreement between Fidelity and the undersigned concerning the subject matters hereof and shall be governed by and construed and enforced in accordance with the laws of the State of Georgia, without regard to its conflicts of laws provisions.
Sincerely,
[Director Brown, McGehee, Linn, Martin, Smith, Chamberlain, Lyons, Kight, Bogan, England and Bacalis or 5% Shareholder]

EXHIBIT C
FORM OF OPINION
(1)   AEB was duly organized as a corporation, and is existing and its status is active under the laws of the State of Florida. The Bank was duly organized as a Florida bank, and its status is active under the laws of the State of Florida.
(2)   AEB has the corporate power to execute and deliver the Agreement and to perform its obligations thereunder, to own and use its assets and to conduct its business.
(3)   AEB has duly authorized the execution and delivery of the Agreement and all performance by AEB thereunder, and has duly executed and delivered the Agreement.
(4)   No consent, approval, authorization or other action filed by, or filing with, any governmental authority of the United States or the State of Florida is required for AEB’s execution and delivery of the Agreement and consummation of the transactions contemplated by the Agreement, which consent, approval or authorization has not been previously received.
(5)   The Agreement is enforceable against AEB.
(6)   As of the date of this Agreement, AEB has authorized capital stock consisting solely of 20,000,000 shares of AEB Stock, of which 4,884,491 shares are issued and outstanding as of the date hereof, (i) assuming that outstanding debentures are converted into approximately 1,829,268 shares of AEB Stock, and (ii) exclusive of  (1) 98,000 shares reserved for issuance upon exercise of outstanding AEB Stock Options, and (2) 40,000 shares to be granted to Bennett Brown at the time of closing. The Bank has authorized capital stock consisting solely of 4,000,000 shares of common stock, $5.00 par value per share (“Bank Stock”), and all outstanding shares of such Bank Stock are owned by AEB. All of the issued and outstanding shares of AEB Stock and Bank Stock are duly and validly issued, fully paid and non-assessable and were offered, issued and sold in compliance with all applicable federal and state securities laws. No Person has any right of rescission or claim for damages under federal or state securities laws with respect to the issuance of any shares AEB Stock or Bank Stock previously issued. None of the shares of AEB Stock or Bank Stock has been issued in violation of any preemptive or other rights of its respective shareholders. All of the issued and outstanding shares of Bank Stock are owned by AEB.

Appendix B
FLORIDA APPRAISAL RIGHTS STATUTES
Fla. Stat. § 607.1301. Appraisal rights; definitions.
The following definitions apply to ss. 607.1302-607.1333:
(1)
“Affiliate” means a person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with another person or is a senior executive thereof. For purposes of s. 607.1302(2)(d), a person is deemed to be an affiliate of its senior executives.

(2)
“Beneficial shareholder” means a person who is the beneficial owner of shares held in a voting trust or by a nominee on the beneficial owner’s behalf.

(3)
“Corporation” means the issuer of the shares held by a shareholder demanding appraisal and, for matters covered in ss. 607.1322-607.1333, includes the surviving entity in a merger.

(4)
“Fair value” means the value of the corporation’s shares determined:

(a)
Immediately before the effectuation of the corporate action to which the shareholder objects.

(b)
Using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable to the corporation and its remaining shareholders.

(c)
For a corporation with 10 or fewer shareholders, without discounting for lack of marketability or minority status.

(5)
“Interest” means interest from the effective date of the corporate action until the date of payment, at the rate of interest on judgments in this state on the effective date of the corporate action.

(6)
“Preferred shares” means a class or series of shares the holders of which have preference over any other class or series with respect to distributions.

(7)
“Record shareholder” means the person in whose name shares are registered in the records of the corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with the corporation.

(8)
“Senior executive” means the chief executive officer, chief operating officer, chief financial officer, or anyone in charge of a principal business unit or function.

(9)
“Shareholder” means both a record shareholder and a beneficial shareholder.

Fla. Stat. § 607.1302. Right of shareholders to appraisal.
(1)
A shareholder of a domestic corporation is entitled to appraisal rights, and to obtain payment of the fair value of that shareholder’s shares, in the event of any of the following corporate actions:

(a)
Consummation of a conversion of such corporation pursuant to s. 607.1112 if shareholder approval is required for the conversion and the shareholder is entitled to vote on the conversion under ss. 607.1103 and 607.1112(6), or the consummation of a merger to which such corporation is a party if shareholder approval is required for the merger under s. 607.1103 and the shareholder is entitled to vote on the merger or if such corporation is a subsidiary and the merger is governed by s. 607.1104;

(b)
Consummation of a share exchange to which the corporation is a party as the corporation whose shares will be acquired if the shareholder is entitled to vote on the exchange, except that appraisal rights are not available to any shareholder of the corporation with respect to any class or series of shares of the corporation that is not exchanged;

(c)
Consummation of a disposition of assets pursuant to s. 607.1202 if the shareholder is entitled to vote on the disposition, including a sale in dissolution but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within 1 year after the date of sale;

(d)
An amendment of the articles of incorporation with respect to the class or series of shares which reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the corporation has the obligation or right to repurchase the fractional share so created;

(e)
Any other amendment to the articles of incorporation, merger, share exchange, or disposition of assets to the extent provided by the articles of incorporation, bylaws, or a resolution of the board of directors, except that no bylaw or board resolution providing for appraisal rights may be amended or otherwise altered except by shareholder approval;

(f)
With regard to a class of shares prescribed in the articles of incorporation prior to October 1, 2003, including any shares within that class subsequently authorized by amendment, any amendment of the articles of incorporation if the shareholder is entitled to vote on the amendment and if such amendment would adversely affect such shareholder by:

1.
Altering or abolishing any preemptive rights attached to any of his or her shares;

2.
Altering or abolishing the voting rights pertaining to any of his or her shares, except as such rights may be affected by the voting rights of new shares then being authorized of any existing or new class or series of shares;

3.
Effecting an exchange, cancellation, or reclassification of any of his or her shares, when such exchange, cancellation, or reclassification would alter or abolish the shareholder’s voting rights or alter his or her percentage of equity in the corporation, or effecting a reduction or cancellation of accrued dividends or other arrearages in respect to such shares;

4.
Reducing the stated redemption price of any of the shareholder’s redeemable shares, altering or abolishing any provision relating to any sinking fund for the redemption or purchase of any of his or her shares, or making any of his or her shares subject to redemption when they are not otherwise redeemable;

5.
Making noncumulative, in whole or in part, dividends of any of the shareholder’s preferred shares which had theretofore been cumulative;

6.
Reducing the stated dividend preference of any of the shareholder’s preferred shares; or

7.
Reducing any stated preferential amount payable on any of the shareholder’s preferred shares upon voluntary or involuntary liquidation;

(g)
An amendment of the articles of incorporation of a social purpose corporation to which s. 607.504 or s. 607.505 applies;

(h)
An amendment of the articles of incorporation of a benefit corporation to which s. 607.604 or s. 607.605 applies;

(i)
A merger, conversion, or share exchange of a social purpose corporation to which s. 607.504 applies; or

(j)
A merger, conversion, or share exchange of a benefit corporation to which s. 607.604 applies.

(2)
Notwithstanding subsection (1), the availability of appraisal rights under paragraphs (1)(a), (b), (c), and (d) shall be limited in accordance with the following provisions:

(a)
Appraisal rights shall not be available for the holders of shares of any class or series of shares which is:

1.
Listed on the New York Stock Exchange or the American Stock Exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.; or

2.
Not so listed or designated, but has at least 2,000 shareholders and the outstanding shares of such class or series have a market value of at least $ 10 million, exclusive of the value of such shares held by its subsidiaries, senior executives, directors, and beneficial shareholders owning more than 10 percent of such shares.

(b)
The applicability of paragraph (a) shall be determined as of:

1.
The record date fixed to determine the shareholders entitled to receive notice of, and to vote at, the meeting of shareholders to act upon the corporate action requiring appraisal rights; or

2.
If there will be no meeting of shareholders, the close of business on the day on which the board of directors adopts the resolution recommending such corporate action.

(c)
Paragraph (a) shall not be applicable and appraisal rights shall be available pursuant to subsection (1) for the holders of any class or series of shares who are required by the terms of the corporate action requiring appraisal rights to accept for such shares anything other than cash or shares of any class or any series of shares of any corporation, or any other proprietary interest of any other entity, that satisfies the standards set forth in paragraph (a) at the time the corporate action becomes effective.

(d)
Paragraph (a) shall not be applicable and appraisal rights shall be available pursuant to subsection (1) for the holders of any class or series of shares if:

1.
Any of the shares or assets of the corporation are being acquired or converted, whether by merger, share exchange, or otherwise, pursuant to the corporate action by a person, or by an affiliate of a person, who:

a.
Is, or at any time in the 1-year period immediately preceding approval by the board of directors of the corporate action requiring appraisal rights was, the beneficial owner of 20 percent or more of the voting power of the corporation, excluding any shares acquired pursuant to an offer for all shares having voting power if such offer was made within 1 year prior to the corporate action requiring appraisal rights for consideration of the same kind and of a value equal to or less than that paid in connection with the corporate action; or

b.
Directly or indirectly has, or at any time in the 1-year period immediately preceding approval by the board of directors of the corporation of the corporate action requiring appraisal rights had, the power, contractually or otherwise, to cause the appointment or election of 25 percent or more of the directors to the board of directors of the corporation; or

2.
Any of the shares or assets of the corporation are being acquired or converted, whether by merger, share exchange, or otherwise, pursuant to such corporate action by a person, or by an affiliate of a person, who is, or at any time in the 1-year period immediately preceding approval by the board of directors of the corporate action requiring appraisal rights was, a senior executive or director of the corporation or a senior executive of any affiliate thereof, and that senior executive or director will receive, as a result of the corporate action, a financial benefit not generally available to other shareholders as such, other than:

a.
Employment, consulting, retirement, or similar benefits established separately and not as part of or in contemplation of the corporate action;

b.
Employment, consulting, retirement, or similar benefits established in contemplation of, or as part of, the corporate action that are not more favorable than those existing before the corporate action or, if more favorable, that have been approved on behalf of the corporation in the same manner as is provided in s. 607.0832; or

c.
In the case of a director of the corporation who will, in the corporate action, become a director of the acquiring entity in the corporate action or one of its affiliates, rights and benefits as a director that are provided on the same basis as those afforded by the acquiring entity generally to other directors of such entity or such affiliate.

(e)
For the purposes of paragraph (d) only, the term “beneficial owner” means any person who, directly or indirectly, through any contract, arrangement, or understanding, other than a revocable proxy, has or shares the power to vote, or to direct the voting of, shares, provided that a member of a national securities exchange shall not be deemed to be a beneficial owner of securities held directly or indirectly by it on behalf of another person solely because such member is the recordholder of such securities if the member is precluded by the rules of such exchange from voting without instruction on contested matters or matters that may affect substantially the rights or privileges of the holders of the securities to be voted. When two or more persons agree to act together for the purpose of voting their shares of the corporation, each member of the group formed thereby shall be deemed to have acquired beneficial ownership, as of the date of such agreement, of all voting shares of the corporation beneficially owned by any member of the group.

(3)
Notwithstanding any other provision of this section, the articles of incorporation as originally filed or any amendment thereto may limit or eliminate appraisal rights for any class or series of preferred shares, but any such limitation or elimination contained in an amendment to the articles of incorporation that limits or eliminates appraisal rights for any of such shares that are outstanding immediately prior to the effective date of such amendment or that the corporation is or may be required to issue or sell thereafter pursuant to any conversion, exchange, or other right existing immediately before the effective date of such amendment shall not apply to any corporate action that becomes effective within 1 year of that date if such action would otherwise afford appraisal rights.

(4)
A shareholder entitled to appraisal rights under this chapter may not challenge a completed corporate action for which appraisal rights are available unless such corporate action:

(a)
Was not effectuated in accordance with the applicable provisions of this section or the corporation’s articles of incorporation, bylaws, or board of directors’ resolution authorizing the corporate action; or

(b)
Was procured as a result of fraud or material misrepresentation.

Fla. Stat. § 607.1303. Assertion of rights by nominees and beneficial owners.
(1)
A record shareholder may assert appraisal rights as to fewer than all the shares registered in the record shareholder’s name but owned by a beneficial shareholder only if the record shareholder objects with respect to all shares of the class or series owned by the beneficial shareholder and notifies the corporation in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder’s name under this subsection shall be determined as if the shares as to which the record shareholder objects and the record shareholder’s other shares were registered in the names of different record shareholders.

(2)
A beneficial shareholder may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if such shareholder:

(a)
Submits to the corporation the record shareholder’s written consent to the assertion of such rights no later than the date referred to in s. 607.1322(2)(b)2.

(b)
Does so with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder.

Fla. Stat. § 607.1320. Notice of appraisal rights.
(1)
If proposed corporate action described in s. 607.1302(1) is to be submitted to a vote at a shareholders’ meeting, the meeting notice must state that the corporation has concluded that shareholders are, are not, or may be entitled to assert appraisal rights under this chapter. If the corporation concludes that appraisal rights are or may be available, a copy of ss. 607.1301-607.1333 must accompany the meeting notice sent to those record shareholders entitled to exercise appraisal rights.
(2)
In a merger pursuant to s. 607.1104, the parent corporation must notify in writing all record shareholders of the subsidiary who are entitled to assert appraisal rights that the corporate action became effective. Such notice must be sent within 10 days after the corporate action became effective and include the materials described in s. 607.1322.

(3)
If the proposed corporate action described in s. 607.1302(1) is to be approved other than by a shareholders’ meeting, the notice referred to in subsection (1) must be sent to all shareholders at the time that consents are first solicited pursuant to s. 607.0704, whether or not consents are solicited from all shareholders, and include the materials described in s. 607.1322.

Fla. Stat. § 607.1321. Notice of intent to demand payment.
(1)
If proposed corporate action requiring appraisal rights under s. 607.1302 is submitted to a vote at a shareholders’ meeting, or is submitted to a shareholder pursuant to a consent vote under s. 607.0704, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares:

(a)
Must deliver to the corporation before the vote is taken, or within 20 days after receiving the notice pursuant to s. 607.1320(3) if action is to be taken without a shareholder meeting, written notice of the shareholder’s intent to demand payment if the proposed action is effectuated.

(b)
Must not vote, or cause or permit to be voted, any shares of such class or series in favor of the proposed action.

(2)
A shareholder who does not satisfy the requirements of subsection (1) is not entitled to payment under this chapter.

Fla. Stat. § 607.1322. Appraisal notice and form.
(1)
If proposed corporate action requiring appraisal rights under s. 607.1302(1) becomes effective, the corporation must deliver a written appraisal notice and form required by paragraph (2)(a) to all shareholders who satisfied the requirements of s. 607.1321. In the case of a merger under s. 607.1104, the parent must deliver a written appraisal notice and form to all record shareholders who may be entitled to assert appraisal rights.

(2)
The appraisal notice must be sent no earlier than the date the corporate action became effective and no later than 10 days after such date and must:

(a)
Supply a form that specifies the date that the corporate action became effective and that provides for the shareholder to state:

1.
The shareholder’s name and address.

2.
The number, classes, and series of shares as to which the shareholder asserts appraisal rights.

3.
That the shareholder did not vote for the transaction.

4.
Whether the shareholder accepts the corporation’s offer as stated in subparagraph (b)4.

5.
If the offer is not accepted, the shareholder’s estimated fair value of the shares and a demand for payment of the shareholder’s estimated value plus interest.

(b)
State:

1.
Where the form must be sent and where certificates for certificated shares must be deposited and the date by which those certificates must be deposited, which date may not be earlier than the date for receiving the required form under subparagraph 2.

2.
A date by which the corporation must receive the form, which date may not be fewer than 40 nor more than 60 days after the date the subsection (1) appraisal notice and form are sent, and state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless the form is received by the corporation by such specified date.

3.
The corporation’s estimate of the fair value of the shares.

4.
An offer to each shareholder who is entitled to appraisal rights to pay the corporation’s estimate of fair value set forth in subparagraph 3.

5.
That, if requested in writing, the corporation will provide to the shareholder so requesting, within 10 days after the date specified in subparagraph 2., the number of shareholders who return the forms by the specified date and the total number of shares owned by them.

6.
The date by which the notice to withdraw under s. 607.1323 must be received, which date must be within 20 days after the date specified in subparagraph 2.

(c)
Be accompanied by:

1.
Financial statements of the corporation that issued the shares to be appraised, consisting of a balance sheet as of the end of the fiscal year ending not more than 15 months prior to the date of the corporation’s appraisal notice, an income statement for that year, a cash flow statement for that year, and the latest available interim financial statements, if any.

2.
A copy of ss. 607.1301-607.1333.

Fla. Stat. § 607.1323. Perfection of rights; right to withdraw.
(1)
A shareholder who wishes to exercise appraisal rights must execute and return the form received pursuant to s. 607.1322(1) and, in the case of certificated shares, deposit the shareholder’s certificates in accordance with the terms of the notice by the date referred to in the notice pursuant to s. 607.1322(2)(b)2. Once a shareholder deposits that shareholder’s certificates or, in the case of uncertificated shares, returns the executed forms, that shareholder loses all rights as a shareholder, unless the shareholder withdraws pursuant to subsection (2).

(2)
A shareholder who has complied with subsection (1) may nevertheless decline to exercise appraisal rights and withdraw from the appraisal process by so notifying the corporation in writing by the date set forth in the appraisal notice pursuant to s. 607.1322(2)(b)6. A shareholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the corporation’s written consent.

(3)
A shareholder who does not execute and return the form and, in the case of certificated shares, deposit that shareholder’s share certificates if required, each by the date set forth in the notice described in subsection (2), shall not be entitled to payment under this chapter.

Fla. Stat. § 607.1324. Shareholder’s acceptance of corporation’s offer.
(1)
If the shareholder states on the form provided in s. 607.1322(1) that the shareholder accepts the offer of the corporation to pay the corporation’s estimated fair value for the shares, the corporation shall make such payment to the shareholder within 90 days after the corporation’s receipt of the form from the shareholder.

(2)
Upon payment of the agreed value, the shareholder shall cease to have any interest in the shares.

Fla. Stat. § 607.1326. Procedure if shareholder is dissatisfied with offer.
(1)
A shareholder who is dissatisfied with the corporation’s offer as set forth pursuant to s.  607.1322(2)(b)4. must notify the corporation on the form provided pursuant to s. 607.1322(1) of that shareholder’s estimate of the fair value of the shares and demand payment of that estimate plus interest.

(2)
A shareholder who fails to notify the corporation in writing of that shareholder’s demand to be paid the shareholder’s stated estimate of the fair value plus interest under subsection (1) within the timeframe set forth in s. 607.1322(2)(b)2. waives the right to demand payment under this section and shall be entitled only to the payment offered by the corporation pursuant to s. 607.1322(2)(b)4.

Fla. Stat. § 607.1330. Court action.
(1)
If a shareholder makes demand for payment under s. 607.1326 which remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, any shareholder who has made a demand pursuant to s. 607.1326 may commence the proceeding in the name of the corporation.

(2)
The proceeding shall be commenced in the appropriate court of the county in which the corporation’s principal office, or, if none, its registered office, in this state is located. If the corporation is a foreign corporation without a registered office in this state, the proceeding shall be commenced in the county in this state in which the principal office or registered office of the domestic corporation merged with the foreign corporation was located at the time of the transaction.

(3)
All shareholders, whether or not residents of this state, whose demands remain unsettled shall be made parties to the proceeding as in an action against their shares. The corporation shall serve a copy of the initial pleading in such proceeding upon each shareholder party who is a resident of this state in the manner provided by law for the service of a summons and complaint and upon each nonresident shareholder party by registered or certified mail or by publication as provided by law.

(4)
The jurisdiction of the court in which the proceeding is commenced under subsection (2) is plenary and exclusive. If it so elects, the court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have the powers described in the order appointing them or in any amendment to the order. The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings. There shall be no right to a jury trial.

(5)
Each shareholder made a party to the proceeding is entitled to judgment for the amount of the fair value of such shareholder’s shares, plus interest, as found by the court.

(6)
The corporation shall pay each such shareholder the amount found to be due within 10 days after final determination of the proceedings. Upon payment of the judgment, the shareholder shall cease to have any interest in the shares.

Fla. Stat. § 607.1331. Court costs and counsel fees.
(1)
The court in an appraisal proceeding shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds such shareholders acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(2)
The court in an appraisal proceeding may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(a)
Against the corporation and in favor of any or all shareholders demanding appraisal if the court finds the corporation did not substantially comply with ss. 607.1320 and 607.1322; or

(b)
Against either the corporation or a shareholder demanding appraisal, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(3)
If the court in an appraisal proceeding finds that the services of counsel for any shareholder were of substantial benefit to other shareholders similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the shareholders who were benefited.

(4)
To the extent the corporation fails to make a required payment pursuant to s. 607.1324, the shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from the corporation all costs and expenses of the suit, including counsel fees.

Fla. Stat. § 607.1332. Disposition of acquired shares.
Shares acquired by a corporation pursuant to payment of the agreed value thereof or pursuant to payment of the judgment entered therefor, as provided in this chapter, may be held and disposed of by such corporation as authorized but unissued shares of the corporation, except that, in the case of a merger or share exchange, they may be held and disposed of as the plan of merger or share exchange otherwise provides. The shares of the surviving corporation into which the shares of such shareholders demanding appraisal rights would have been converted had they assented to the merger shall have the status of authorized but unissued shares of the surviving corporation.
Fla. Stat. § 607.1333. Limitation on corporate payment.
(1)
No payment shall be made to a shareholder seeking appraisal rights if, at the time of payment, the corporation is unable to meet the distribution standards of s. 607.06401. In such event, the shareholder shall, at the shareholder’s option:

(a)
Withdraw his or her notice of intent to assert appraisal rights, which shall in such event be deemed withdrawn with the consent of the corporation; or

(b)
Retain his or her status as a claimant against the corporation and, if it is liquidated, be subordinated to the rights of creditors of the corporation, but have rights superior to the shareholders not asserting appraisal rights, and if it is not liquidated, retain his or her right to be paid for the shares, which right the corporation shall be obliged to satisfy when the restrictions of this section do not apply.

(2)
The shareholder shall exercise the option under paragraph (1)(a) or paragraph (b) by written notice filed with the corporation within 30 days after the corporation has given written notice that the payment for shares cannot be made because of the restrictions of this section. If the shareholder fails to exercise the option, the shareholder shall be deemed to have withdrawn his or her notice of intent to assert appraisal rights.

APPENDIX C

October 26, 2015
American Enterprise Bankshares, Inc.
10611 Deerwood Park Boulevard
Jacksonville, FL 32256
Dear Members of the Board:
Hovde Group, LLC (“we” or “Hovde”) understand that American Enterprise Bankshares, Inc., a Florida corporation (“AEB”) and Fidelity Southern Corporation, a Georgia corporation (“Fidelity”) are about to enter into an Agreement and Plan of Merger to be dated on or about October 26, 2015 (the “Agreement”). Pursuant and subject to the terms of the Agreement, AEB will merge with and into Fidelity (“Merger”), with Fidelity being the surviving corporation. In connection with the Merger, and pursuant to the Agreement and the Bank Merger Agreement (as defined therein), American Enterprise Bank of Florida, a Florida bank with its main office in Jacksonville, Florida (the “Bank”), will merge with and into Fidelity’s Georgia bank subsidiary, Fidelity Bank (“Fidelity Bank”), with Fidelity Bank being the surviving bank (the “Bank Merger”). Capitalized terms used herein that are not otherwise defined shall have the same meanings attributed to them in the Agreement.
Pursuant to and subject to the terms and conditions of the Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of Fidelity, AEB or the shareholders of either of the foregoing, the holders of common stock, $3.00 par value per share, of AEB (“AEB Stock”) shall receive, in exchange for each outstanding share of AEB Stock, the following number of shares of Fidelity Stock based on the Fidelity VWAP (as defined below) (individually, the “Per Share Purchase Price” and collectively, the “Merger Consideration”).
Subject to any adjustments as contemplated by Section 1.2(d) of the Agreement, in the event that the Fidelity VWAP is:
(i)
equal to or greater than $23.20, then the Merger Consideration shall equal .237 shares of Fidelity Stock;

(ii)
less than $23.20 but greater than $18.98, then the Merger Consideration shall equal the number of shares of Fidelity Stock determined by dividing $5.50 by the Fidelity VWAP; or

(iii)
equal to or less than $18.98, then the Merger Consideration shall equal .290 shares of Fidelity Stock (such ratio in any of  (i), (ii) or (iii), the “Exchange Ratio”).

We note that for purposes of the Agreement, “Fidelity VWAP” means the volume weighted average price of a share of Fidelity Stock for a twenty (20) trading day period, starting with the opening of trading on the twentieth (20th) trading day prior to the Effective Time and ending with the closing of trading on the last trading day prior to the Effective Time (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source).
Since the Fidelity VWAP as of its respective determination date, and the related amounts derived from those figures cannot be determined until dates after the date of this opinion, potential future adjustments to the Exchange Ratio, Per Share Purchase Price, or Merger Consideration, if any, attributable to changes in the Fidelity VWAP, as applicable, if any, cannot be predicted with precision. However, you have instructed us to assume, for purposes of the foregoing and our opinion, that based on the Fidelity VWAP of  $21.09 as of October 23, 2015, the estimated value of the Merger Consideration to be paid in connection with the Merger is $27,084,701. We have assumed that these amounts are reasonable estimates or projections of the corresponding actual amounts as of the date the Merger Consideration will be determined, and that any difference between amounts assumed in this letter would be immaterial.

Board of Directors
American Enterprise Bankshares, Inc.

You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to the shareholders of AEB. This opinion addresses only the fairness of the Merger Consideration to be paid in connection with the Merger, and we are not opining on any individual or separate components of the Merger Consideration.
During the course of our engagement and for the purposes of the opinion set forth herein, we have:
(i)
reviewed a draft of the Agreement dated October 16, 2015, as provided to Hovde by AEB;

(ii)
reviewed unaudited financial statements for AEB, the Bank, and Fidelity for the nine-month period ended September 30, 2015;

(iii)
reviewed certain historical annual reports of each of AEB and Fidelity, including audited annual reports for the year ending December 31, 2014;

(iv)
reviewed certain historical publicly available business and financial information concerning each of AEB, the Bank, and Fidelity;

(v)
reviewed certain internal financial statements and other financial and operating data concerning of AEB, the Bank, and Fidelity;

(vi)
reviewed financial projections prepared by certain members of senior management of AEB and the Bank;

(vii)
discussed with certain members of senior management of AEB and Fidelity the business, financial condition, results of operations and future prospects of AEB, the Bank, and Fidelity; the history and past and current operations of AEB, the Bank, and Fidelity; AEB’s convertible subordinated debenture and terms thereof; AEB’s, the Bank’s, and Fidelity’s historical financial performance; and their assessment of the rationale for the Merger;

(viii)
reviewed the terms of recent merger, acquisition and control investment transactions, to the extent publicly available, involving financial institutions and financial institution holding companies that we considered relevant;

(ix)
assessed general economic and market conditions;

(x)
reviewed the pro forma impact of the Merger on the combined company’s earnings per share, consolidated capitalization and financial ratios;

(xi)
taken into consideration our experience in other similar transactions and securities valuations as well as our knowledge of the banking and financial services industry;

(xii)
reviewed historical market prices and trading volumes of Fidelity’s common stock;

(xiii)
reviewed certain publicly available financial and stock market data relating to selected public companies that we deemed relevant to our analysis; and

(xiv)
performed such other analyses and considered such other factors as we have deemed appropriate.

We have assumed, without independent verification, that the representations and financial and other information included in the Agreement or otherwise provided to us by AEB, the Bank, or Fidelity are true and complete. Hovde has relied upon the management of AEB and the Bank as to the reasonableness and achievability of the financial forecasts and projections provided to Hovde by AEB, the Bank, and Fidelity, and Hovde assumed such forecasts and projections have been reasonably prepared by AEB, the Bank, and Fidelity on a basis reflecting the best currently available information and AEB’s, the Bank’s, and Fidelity’s judgments and estimates. We have assumed that such forecasts would be realized in the amounts and at the times contemplated thereby. We have assumed that each party to the Agreement would advise us promptly if any information previously provided to us became inaccurate or was required to be updated during the period of our review. We have relied on these forecasts without independent verification or analysis and do not in any respect assume any responsibility for the accuracy or completeness thereof.

Board of Directors
American Enterprise Bankshares, Inc.

We are not experts in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto. We have assumed that such allowances for the AEB, the Bank and Fidelity are, in the aggregate, adequate to cover such losses, and will be adequate on a pro forma basis for the combined entity. We were not requested to make, and have not made, an independent evaluation, physical inspection or appraisal of the assets, properties, facilities, or liabilities (contingent or otherwise) of AEB, the Bank, or Fidelity, the collateral securing any such assets or liabilities, or the collectability of any such assets and we were not furnished with any such evaluations or appraisals; nor did we review any loan or credit files of AEB, the Bank, or Fidelity.
We have assumed that the Merger will be consummated substantially in accordance with the terms set forth in the Agreement, without any waiver of material terms or conditions by AEB or any other party to the Agreement and that the final Agreement will not differ materially from the draft we reviewed. We have assumed that the Merger will be consummated in compliance with all applicable laws and regulations. AEB has advised us that there are no factors that would impede any necessary regulatory or governmental approval of the Merger. We have assumed that the necessary regulatory and governmental approvals as granted will not be subject to any conditions that would be unduly burdensome on AEB or Fidelity or would have a material adverse effect on the contemplated benefits of the Merger.
Our opinion does not consider, include or address: (i) the legal, tax, accounting, or regulatory consequences of the Merger on AEB, or its shareholders; (ii) any advice or opinions provided by any other advisor to the Board or AEB; or (iii) any other strategic alternatives that might be available to AEB.
Our opinion does not constitute a recommendation to AEB as to whether or not AEB should enter into the Agreement or to any shareholders of AEB as to how such shareholders should vote at any meetings of shareholders called to consider and vote upon the Merger. Our opinion does not address the underlying business decision to proceed with the Merger or the fairness of the amount or nature of the compensation, if any, to be received by any of the officers, directors or employees of AEB relative to the Merger Consideration. Our opinion should not be construed as implying that the Merger Consideration is necessarily the highest or best price that could be obtained in a sale, merger, or combination transaction with a third party. We do not express any opinion as to the value of AEB’s common stock or Fidelity’s common stock following the announcement of the proposed Merger, the value of AEB’s common stock or Fidelity’s common stock following the consummation of the Merger, or the prices at which shares of AEB’s common stock or Fidelity’s common stock may be purchased or sold at any time. Other than as specifically set forth herein, we are not expressing any opinion with respect to the terms and provisions of the Agreement or the enforceability of any such terms or provisions. Our opinion is not a solvency opinion and does not in any way address the solvency or financial condition of AEB.
This opinion was approved by Hovde’s fairness opinion committee. This letter is directed solely to the board of directors of AEB and is not to be used for any other purpose or quoted or referred to, in whole or in part, in any registration statement, prospectus, proxy statement, or any other document, except in each case in accordance with our prior written consent; provided, however, that we hereby consent to the inclusion and reference to this letter in any registration statement, proxy statement, information statement or tender offer document to be delivered to the holders of AEB’s common stock in connection with the Merger if, and only if, this letter is quoted in full or attached as an exhibit to such document and this letter has not been withdrawn prior to the date of such document.
Our opinion is based solely upon the information available to us, and the economic, market and other circumstances as they exist as of the date hereof. Events occurring and information that becomes available after the date hereof could materially affect the assumptions and analyses used in preparing this opinion. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring or information that becomes available after the date hereof.

Board of Directors
American Enterprise Bankshares, Inc.

In arriving at this opinion, Hovde did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Hovde believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, would create an incomplete view of the process underlying this opinion.
Hovde, as part of its investment banking business, regularly performs valuations of businesses and their securities in connection with mergers and acquisitions and other corporate transactions. In addition to being retained to render this opinion letter, we were retained by AEB to act as their financial advisor in connection with the Merger.
In connection with our services, we will receive from AEB a fairness opinion fee that is contingent upon the issuance of this opinion letter and a completion fee that is contingent upon the consummation of the Merger. AEB has agreed to indemnify us and our affiliates for certain liabilities that may arise out of our engagement. We, or our affiliates, may presently or in the future, seek or receive compensation from Fidelity in connection with future transactions, or in connection with potential advisory services and corporate transactions, although to our knowledge none are expected at this time. In the ordinary course of our business as a broker dealer, we may purchase securities from and sell securities to Fidelity and its affiliates. We may also trade the securities of Fidelity and its affiliates for our own account and the accounts of our customers. Except for the foregoing, during the past two years there have not been, and there are no mutual understandings contemplating in the future, any material relationships between Hovde and AEB or Fidelity.
Based upon and subject to the foregoing, we are of the opinion, as of the date hereof, that the Merger Consideration to be paid in connection with the Merger is fair to the shareholders of AEB from a financial point of view.
Sincerely,
HOVDE GROUP, LLC
/s/ HOVDE GROUP, LLC

PART II.
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20. Indemnification of Directors and Officers.
Sections 14-2-851 and 14-2-857 of the Georgia Business Corporation Code provide that a corporation may indemnify its directors and officers against civil and criminal liabilities. Directors and officers may be indemnified if they acted in good faith and in a manner reasonably believed to be in or not opposed to the best interest of the corporation, if they have not been adjudged liable on the basis of the improper receipt of a personal benefit and, with respect to any criminal action, if they had no reasonable cause to believe their conduct was unlawful. A director or officer may be indemnified against expenses incurred in connection with a derivative suit if he or she acted in good faith and in a manner reasonably believed to be in or not opposed to the best interest of the corporation, except that no indemnification may be made without court approval if such person was adjudged liable for negligence or misconduct in the performance of his or her duty to the corporation. Statutory indemnification is not exclusive of any rights provided by any bylaw, agreement, vote of shareholders or disinterested directors or otherwise.
Fidelity’s bylaws contain indemnification provisions that provide that directors and officers of Fidelity will be indemnified if they are successful on the merits or otherwise in the defense of any proceeding or any claim, issue or matter involved in the proceeding. The indemnification provisions also provide that Fidelity will indemnify directors and officers when they meet the applicable standard of conduct, regardless if they are successful in the defense of the proceeding or claim, issue or matter. The applicable standard of conduct is met if the director or officer acted in a manner he or she reasonably believed to be in, or not opposed to, the best interests of Fidelity. The standard of conduct with respect to any criminal action or proceeding is met if the director had no reasonable cause to believe his or her conduct was unlawful. Whether the applicable standard of conduct has been met is determined by the board of directors, the shareholders or independent legal counsel in each specific case.
Fidelity may also provide for greater indemnification than that set forth in its by-laws if it chooses to do so, subject to approval by Fidelity’s shareholders. Fidelity may not, however, indemnify a director for liability arising out of circumstances that constitute exceptions to limitation of a director’s liability for monetary damages, as described below. Fidelity may purchase and maintain insurance on behalf of any director against any liability asserted against such person and incurred by him or her in any such capacity, whether or not Fidelity would have had the power to indemnify against such liability.
In addition, Article 5 of Fidelity’s amended and restated articles of incorporation, as amended, subject to certain exceptions, eliminates the potential personal liability of a director for monetary damages to Fidelity and to the shareholders of Fidelity for breach of a duty as a director. There is no elimination of liability for:
•
any appropriation, in violation of his duties, of any of Fidelity’s business opportunities;

•
acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•
the types of liability set forth in the Official Code of Georgia Section 14-2-832; or

•
any transaction from which the director derived an improper personal benefit.

Fidelity’s amended and restated articles of incorporation, as amended, do not eliminate or limit the right of Fidelity or its shareholders to seek injunctive or other equitable relief not involving monetary damages.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Fidelity’s directors and officers are insured against losses arising from any claim against them as such for wrongful acts or omissions, subject to limitations.

Item 21.   Exhibits and Financial Statement Schedules.
(a)
Exhibits.

Exhibit No.	Exhibit
2.1	Agreement and Plan of Merger, dated as of October 26, 2015 by and between Fidelity and AEB (attached as Appendix A to the document that is a part of this Registration Statement).
3.1	Restated Articles of Incorporation of Fidelity Southern Corporation, as amended effective December 16, 2008 (incorporated herein by reference to Exhibit 3(a) to Fidelity Southern Corporation’s Form 10-K filed with the SEC on March 17, 2009).
3.2	Articles of Amendment to the Articles of Incorporation of Fidelity Southern Corporation (incorporated herein by reference to Exhibit 3.1 to Fidelity Southern Corporation’s Form 8-K filed with the SEC on November 23, 2010).
3.3	Bylaws of Fidelity Southern Corporation, as amended (incorporated herein by reference to Exhibit 3(b) to Fidelity Southern Corporation’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2007).
3.4	Amendment to Bylaws of Fidelity Southern Corporation (incorporated herein by reference to Exhibit 3.2 to Fidelity Southern Corporation’s Form 8-K filed with the SEC on November 23, 2010).
4.1	See Exhibits 3.1 through 3.4 for provisions of the Amended and Restated Articles of Incorporation, as amended, and Bylaws, as amended, which define the rights of shareholders.
4.2	Warrant to Purchase up to 2,266,458 shares of Common Stock, dated December 19, 2008 (incorporated herein by reference to Exhibit 4.1 to Fidelity Southern Corporation’s Form 8-K filed with the SEC December 19, 2008).
5.1	Opinion and Consent of Troutman Sanders LLP.*
8.1	Opinion and Consent of Troutman Sanders LLP as to the federal income tax consequences of the merger to Fidelity Southern Corporation and American Enterprise Bankshares, Inc.*
8.2	Opinion and Consent of Smith, Gambrell & Russell, LLP as to the federal income tax consequences of the merger to Fidelity Southern Corporation and American Enterprise Bankshares, Inc.*
23.1	Consent of Ernst & Young LLP.
23.2	Consent of Troutman Sanders LLP (included as part of Exhibit 5.1 and 8.1).*
23.3	Consent of Smith, Gambrell & Russell, LLP (included as part of Exhibit 8.2).*
23.4	Consent of Hovde Group, LLC.*
24.1	Power of Attorney (included on the Signature Page to the Registration Statement).
99.1	Form of Proxy.

*
Previously filed.

(b)
Financial Statement Schedules: No financial statement schedules are required to be filed as part of this Registration Statement.

(c)
Report, Opinion or Appraisal: The opinion of Hovde Group, LLC is included as Appendix C to the materials filed as a part of this Registration Statement.

Item 22.   Undertakings
(a)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(b)
The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(c)
The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(d)
The undersigned registrant hereby undertakes that every prospectus (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e)
The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(f)
The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(g)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, Fidelity Southern Corporation has duly caused this Amendment No. 1 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on December 23, 2015.
FIDELITY SOUTHERN CORPORATION
By:	/s/ James B. Miller, Jr.
James B. Miller, Jr. Chief Executive Officer and Chairman of the Board (Principal Executive Officer)
By:	/s/ Stephen H. Brolly
Stephen H. Brolly Chief Financial Officer (Principal Financial and Accounting Officer)
Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 Registration Statement has been signed by the following persons in the capacities indicated on December 23, 2015.
Signature	Title
/s/ James B. Miller, Jr. James B. Miller, Jr.	Chief Executive Officer and Chairman of the Board (Principal Executive Officer)
/s/ Stephen H. Brolly Stephen H. Brolly	Chief Financial Officer (Principal Financial and Accounting Officer)
* Major General (Ret) David R. Bockel	Director
* Wm. Millard Choate	Director
* Donald A. Harp, Jr.	Director
* Kevin S. King	Director
* William C. Lankford, Jr.	Director
* H. Palmer Proctor, Jr.	Director
* W. Clyde Shepherd III	Director
* Rankin M. Smith, Jr.	Director
*By:	/s/ Stephen H. Brolly
Stephen H. Brolly Attorney-in-Fact (Pursuant to a Power of Attorney)

EXHIBIT INDEX
Exhibit	Description of Exhibit
23.1	Consent of Ernst & Young LLP.
99.1	Form of Proxy Card